Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among:

American Public Education, Inc.,

a Delaware corporation;

FAH Education, LLC,

a Delaware limited liability company;

Rasmussen, LLC,

a Delaware limited liability company; and

Rasmussen College, LLC,

a Delaware limited liability company;

Dated as of October 28, 2020

CONFIDENTIAL

i

CONFIDENTIAL

Table of Contents

4.	Representations and Warranties of Purchaser		38

	4.1	Standing	38
	4.2	Authority and Due Execution	39
	4.3	Non-Contravention and Consents	39
	4.4	Availability of Funds	39
	4.5	Education Regulatory Matters	41
	4.6	Valid Issuance; Certificate of Designations	42
	4.7	Non-Reliance	42
	4.8	Litigation	42
	4.9	Brokers’ and Finders’ Fees	42
	4.10	SEC Filings; Financial Statements; Sarbanes-Oxley	42

5.	Certain Covenants of Seller and the Acquired Companies		43

	5.1	Access; Information	43
	5.2	Operation of the Business of the Acquired Companies	43
	5.3	Notification	46
	5.4	No Negotiation	46
	5.5	Confidentiality	47
	5.6	Public Announcements	48
	5.7	Education Matters	48
	5.8	Seller Financing Covenants	49

6.	Certain Covenants of the Parties		50

	6.1	Cooperation; Consents and Filings	50
	6.2	Commercially Reasonable Efforts	52
	6.3	Valid Issuance of Shares	52
	6.4	Tax Matters	53
	6.5	Purchaser Financing Covenants	54
	6.6	December Audited Financial Statements	56
	6.7	Certificate of Merger	56
	6.8	Withdrawal of Member	57
	6.9	R&W Insurance Policy	57

7.	Conditions Precedent to Obligations of Purchaser		57

	7.1	Accuracy of Representations	57
	7.2	Performance of Covenants	57
	7.3	Governmental and Other Consents; Expiration of Notice Periods	57
	7.4	No Material Adverse Effect	59
	7.5	Certificate	59
	7.6	Agreements and Documents	59

8.	Conditions Precedent to Obligation of Seller		60

	8.1	Accuracy of Representations	60
	8.2	Performance of Covenants	60
	8.3	HSR	60
	8.4	Seller Pre-Closing Education Notices and Consents	60
	8.5	Certificate	60

CONFIDENTIAL

Table of Contents

	8.6	No Restraints	60
	8.7	Agreements and Documents	60

9.	Termination		61

	9.1	Termination Events	61
	9.2	Termination Procedures	62
	9.3	Effect of Termination	62

10.	Indemnification.		63

	10.1	Survival	63
	10.2	Indemnification	64
	10.3	Limitations	65
	10.4	No Contribution	67
	10.5	Notice of Claim	67
	10.6	Defense of Third Party Claims	68
	10.7	Direct Claim Procedure	69
	10.8	Release of Retention Escrow Fund	69
	10.9	Satisfaction from Closing Stock Consideration	69
	10.10	Exercise of Remedies	70
	10.11	Exclusive Remedy	70

11.	Miscellaneous Provisions		70

	11.1	Further Assurances	70
	11.2	Fees and Expenses	70
	11.3	Attorneys’ Fees	70
	11.4	Notices	71
	11.5	Headings	72
	11.6	Counterparts and Exchanges by Electronic Transmission or Facsimile	72
	11.7	Governing Law; Dispute Resolution	72
	11.8	Successors and Assigns	73
	11.9	Remedies Cumulative; Specific Performance	73
	11.10	Non-Recourse	73
	11.11	Waiver	74
	11.12	Waiver of Jury Trial	74
	11.13	Amendments	74
	11.14	Severability	74
	11.15	Parties in Interest	75
	11.16	Entire Agreement	75
	11.17	Disclosure Schedule	75
	11.18	Construction	75
	11.19	Non-Recourse – Financing Sources	76

CONFIDENTIAL

Exhibits, Schedules and Attachments

EXHIBIT A	Certain Definitions

EXHIBIT B	Guaranty Agreement

EXHIBIT C	Form of Assignment and Assumption Agreement

EXHIBIT D	Form of Restrictive Covenant Agreement

EXHIBIT E	Certificate of Designations

EXHIBIT F	Form of Certificate of Merger

EXHIBIT G	Form of Escrow Agreement

Schedule 1.4(a)(i)	Agreements to be Terminated or Amended

Schedule 1.4(a)(ix)	Payoff Letters

Schedule 1.8	Allocation Schedule

Schedule 5.2(b)(xi)	Management Employee List

Schedule 6.1(c)	Certain Education Agency Consents

Schedule 7.3(b)(i)	Pre-Closing Education Notices and Consents

Schedule 7.3(b)(ii)	Post-Closing Education Notices and Consents

Schedule 7.3(b)	Certain Required Consents

Schedule 7.3(c)	Other Consents and Notices

Schedule 8.4	Seller Pre-Closing Education Notices and Consents

Schedule 9.1(g)	Price Renegotiation Event

Attachment 1	Illustrative Closing Working Capital Amount Calculation

Attachment 2	Purchaser Shared Services Plan

CONFIDENTIAL

Membership Interest Purchase Agreement

This Membership Interest Purchase Agreement is made and entered into as of October 28, 2020, by and among: American Public Education, Inc., a Delaware corporation (“Purchaser”); FAH Education, LLC, a Delaware limited liability company (“Seller”); Rasmussen, LLC, a Delaware limited liability company (the “Company”); and Rasmussen College, LLC, a Delaware limited liability company (“Rasmussen College”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.            Seller owns all of the units of membership interests in the Company (the “Membership Interests”).

B.            Purchaser desires to acquire the Acquired Companies by purchasing from Seller, and Seller desires to sell to Purchaser, all of the Membership Interests (the sale and purchase of the Membership Interests pursuant to the terms of this Agreement, the “Membership Interest Purchase”).

C.            As an inducement for Purchaser to enter into this Agreement and consummate the Membership Interest Purchase and the other Contemplated Transactions, concurrently with the execution and delivery of this Agreement, certain beneficial owners of Seller have entered into a guaranty agreement attached as Exhibit B (the “Guaranty Agreement”).

D.            Seller has procured insurance coverage in respect of representations and warranties set forth in that certain Unit Purchase Agreement, dated March 15, 2019, by and among Seller, Rasmussen Holdings, Inc., Rasmussen, LLC, the Selling Holders named therein, and the Seller Representative named therein (the “Seller RWI Policy”), and as an inducement for Purchaser to enter into this Agreement and consummate the Membership Interest Purchase and the other Contemplated Transactions, concurrently with the Closing (as defined herein), Seller desires to assign and transfer to Purchaser, and Purchaser desires to accept and assume from Seller, all of Seller’s right, title and interest in, to and under the Seller RWI Policy.

E.             Immediately following the Membership Interest Purchase, the Company will merge with and into Rasmussen College, with Rasmussen College surviving the merger and continuing as the surviving company of the merger and whereupon the separate existence of the Company shall cease (the “Merger”).

F.             On the date of this Agreement, the R&W Insurer has entered into the R&W Binder with respect to the R&W Insurance Policy.

Agreement

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and premises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

1.	Description of Transaction

1.1           Membership Interest Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the Membership Interests owned by Seller, free and clear of all Liens.

CONFIDENTIAL

1.2           Consideration for Membership Interests. Subject to Sections 1.6, 1.7 and 10, the aggregate consideration payable by Purchaser to Seller for all of the Membership Interests owned by Seller shall be the Closing Consideration. A portion of the Closing Cash Consideration shall be deposited into the Escrow Funds pursuant to Section 1.5.

1.3           Closing. The consummation of the Membership Interest Purchase (the “Closing”) shall take place by means of a virtual closing through electronic exchange of signatures at 10:00 a.m. (Eastern Time) on the first (1st) Business Day of the month following the month in which the full satisfaction or due waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time and/or date as Purchaser and Seller may jointly designate; provided, however, that if the Marketing Period has not expired at the time of the full satisfaction or due waiver of all of the closing conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the Closing shall take place on the earliest to occur of (a) a date during the Marketing Period specified by Purchaser on not less than five Business Days’ written notice to Seller, and (b) the third Business Day following the expiration of the Marketing Period; and provided further, that if the full satisfaction or due waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) does not occur during the first fifteen (15) days of a calendar month, then the Closing shall take place by means of a virtual closing through electronic exchange of signatures at 10:00 a.m. (Eastern Time) on the first (1st) Business Day of the second successive month following the month in which such full satisfaction or due waiver occurs. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”.

1.4           Closing Deliverables and Actions.

(a)            Deliverables of, and Actions by, Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i)              evidence reasonably satisfactory to Purchaser that (A) the agreements identified in Part 1 of Schedule 1.4(a)(i) have been terminated and (B) the agreements identified in Part 2 of Schedule 1.4(a)(i) have been amended;

(ii)            the Closing Consideration Spreadsheet;

(iii)           the Closing Balance Sheet, which sets forth all of the information necessary to calculate the Closing Working Capital Amount, the Closing Cash Amount, the Closing Debt Amount and the aggregate amount of Unpaid Company Transaction Expenses in accordance with the terms of this Agreement;

(iv)            the Escrow Agreement, duly executed by the Escrow Agent and Seller;

(v)             written resignations from each of the directors, officers and managers of each Acquired Company;

(vi)            a duly executed non-foreign seller affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury regulations issued pursuant to Section 1445 of the Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

CONFIDENTIAL

(vii)           a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Secretary of State of the State of Delaware as to the good standing of each Acquired Company in the State of Delaware;

(viii)          a certificate of the Secretary (or other similar officer) of the Company, dated as of the Closing Date, certifying and attaching: (A) the Charter Documents of the Company in effect as of the Closing; (B) resolutions adopted by the managers of the Company to authorize the Membership Interest Purchase and the other Contemplated Transactions; and (C) the incumbency and signatures of the officers of the Company executing any Transaction Document;

(ix)            a copy of an executed payoff letter from each creditor with respect to the Indebtedness identified on Schedule 1.4(a)(ix), and other Company Indebtedness for money borrowed that will be outstanding as of 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date, which payoff letter shall indicate (A) the aggregate amount required to be paid to such creditor on the Closing Date in order to fully discharge all obligations with respect to such Indebtedness, and provide wire transfer information for such payment, and (B) that such creditor shall take such actions, as may be necessary, to release or cause the release of all Liens in connection therewith relating to the assets and properties of each Acquired Company securing such Indebtedness promptly following the Closing (each such payoff letter, a “Payoff Letter”);

(x)             an Assignment and Assumption Agreement in respect of the Seller RWI Policy, duly executed by Seller, in substantially the form of Exhibit C (the “Seller RWI Policy Assignment”); provided such Seller RWI Policy Assignment shall not be required unless any consent required under the Seller RWI Policy for the form and substance of such Seller RWI Policy Assignment or the assignment thereunder (except the consent of Seller) is obtained;

(xi)            a Restrictive Covenant Agreement, duly executed by Seller and Renovus Capital II, LP, in substantially the form of Exhibit D (the “Restrictive Covenant Agreement”); and

(xii)           evidence reasonably satisfactory to Purchaser that Seller has purchased, at Seller’s expense, an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the directors, officers and managers of the Acquired Companies in a form acceptable to Purchaser, which shall (A) provide such directors, officers and managers with coverage for six years following the Closing Date, (B) have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company for the directors, officers and managers of the Acquired Companies and (C) provide that such directors, officers and managers shall not be required to seek indemnification from the Company or any Affiliate of the Company, whether pursuant to any indemnification agreement in favor of such director, officer or manager pursuant to the Company’s Charter Documents or otherwise, prior to seeking coverage under such insurance policy.

CONFIDENTIAL

(b)            Purchaser Deliverables and Actions.

(i)             At the Closing, Purchaser shall pay, or cause to be paid:

(A)            to Seller, an amount in cash equal to (1) the Adjusted Transaction Consideration Amount, minus (2) $29,000,000, minus (3) the Escrow Amount, by wire transfer of immediately available funds to Seller’s account set forth in the Closing Consideration Spreadsheet;

(B)            to Seller, duly executed stock certificates representing the Closing Stock Consideration; provided, however, that if Purchaser has elected, by written notice to Seller no later than three Business Days prior to the Closing Date, to pay the Closing Stock Consideration in cash, then to Seller an amount in cash equal to $29,000,000 and no Closing Stock Consideration shall be owed to Seller;

(C)            to the Escrow Agent, the Escrow Amount by wire transfer of immediately available funds to the account set forth in the Closing Consideration Spreadsheet;

(D)            to the payees thereof, on behalf of each Acquired Company, any amounts that would constitute Unpaid Company Transaction Expenses if not paid prior to the Closing by wire transfer of immediately available funds to the accounts set forth in the Closing Consideration Spreadsheet; and

(E)             to each creditor with respect to the Indebtedness described in Section 1.4(a)(ix), the amount described in such creditor’s Payoff Letter by wire transfer of immediately available funds to the accounts set forth in the Closing Consideration Spreadsheet.

(ii)            At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(A)            the Escrow Agreement, duly executed by Purchaser;

(B)            the Seller RWI Policy Assignment, duly executed by Purchaser;

(C)            the Restrictive Covenant Agreement, duly executed by Purchaser;

(D)            unless Purchaser has elected to pay the Closing Stock Consideration in cash in accordance with Section 1.4(b)(i)(B), a certificate of good standing dated no earlier than five Business Days prior to the Closing Date from the Secretary of State of the State of Delaware as to the good standing of Purchaser in the State of Delaware; and

(E)             a certificate of the Secretary (or other similar officer) of Purchaser, dated as of the Closing Date, certifying and attaching: (1) the Charter Documents of Purchaser (including, unless Purchaser has elected to pay the Closing Stock Consideration in cash in accordance with Section 1.4(b)(i)(B), the Certificate of Designations) in effect as of the Closing; (2) resolutions adopted by the board of directors of Purchaser to authorize the Membership Interest Purchase and the other Contemplated Transactions and (3) the incumbency and signatures of the officers of Purchaser executing any Transaction Document.

CONFIDENTIAL

1.5           Escrow Funds. At the Closing, Purchaser shall cause to be delivered to the Escrow Agent: (a) as a contribution to the Adjustment Escrow Fund on behalf of Seller, an amount in cash equal to the Adjustment Escrow Amount; and (b) as a contribution to the Retention Escrow Fund on behalf of Seller, an amount in cash equal to the Retention Escrow Amount. The Escrow Funds: (i) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement; (ii) shall not be subject to any Lien, attachment, trustee process or other judicial process of any creditor of any Person; and (iii) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. None of the Escrow Funds (or any portion thereof) or any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by Seller.

1.6           Purchase Price Adjustment.

(a)            Closing Statement. Within 90 days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement setting forth Purchaser’s good faith determination of the Closing Working Capital Amount, the Working Capital Surplus Amount, the Working Capital Shortfall Amount, the Closing Cash Amount, the Closing Debt Amount and the aggregate amount of Unpaid Company Transaction Expenses (the “Closing Statement”).

(b)            Objection Period. Seller shall have 45 days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Purchaser shall grant Seller and Seller’s Representatives reasonable access throughout the Objection Period to the books and records of the Acquired Companies, and the personnel of, and work papers prepared by or on behalf of, Purchaser and the Acquired Companies and/or their respective Representatives, and historical financial information (to the extent in Purchaser’s and/or the Acquired Companies’ possession) relating to the calculation of the amounts set forth in the Closing Statement as reasonably requested by Seller in connection with Seller’s review of the Closing Statement during the Objection Period, provided that such access does not unreasonably interfere with the normal business operations of Purchaser, any of the Acquired Companies or any of Purchaser’s Affiliates. Upon the expiration of the Objection Period, Seller shall be deemed to have accepted, and shall be bound by, the Closing Statement and the calculation of the Closing Working Capital Amount, the Working Capital Surplus Amount, the Working Capital Shortfall Amount, the Closing Cash Amount, the Closing Debt Amount and the aggregate amount of Unpaid Company Transaction Expenses set forth therein, unless Seller shall have provided Purchaser with a written notice of Seller’s disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Objection Notice”) that (i) specifies each disputed item (a “Disputed Item”) and Seller’s calculation of such Disputed Item and (ii) sets forth in reasonable detail the basis for each such dispute (it being understood that Seller shall be deemed to have accepted, and shall be bound by, Purchaser’s calculation of each item included in the Closing Statement that Seller has not identified as a Disputed Item in the Objection Notice). Purchaser shall have 30 days from the date on which it receives the Objection Notice (such 30-day period, the “Response Period”) to review and respond to the Objection Notice. If Purchaser and Seller are able to negotiate a mutually agreeable resolution of each Disputed Item, the Closing Statement and the calculation of the Closing Working Capital Amount, the Working Capital Surplus Amount, the Working Capital Shortfall Amount, the Closing Cash Amount, the Closing Debt Amount and the aggregate amount of Unpaid Company Transaction Expenses set forth therein, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for all purposes under this Agreement. If any Disputed Item has not been resolved during the Response Period or any mutually agreed extension thereof, either Purchaser or Seller may refer such Disputed Item to the public accounting firm of PricewaterhouseCoopers LLP or another independent, mutually agreeable, nationally recognized public accounting firm (the “Accounting Referee”) who accepts its appointment within seven days after such referral, to make a final, non-appealable and binding determination as to any such remaining Disputed Item pursuant to the terms of this Agreement. The Accounting Referee shall be directed to make a determination of each Disputed Item in accordance with Section 1.6(c) promptly, but no later than 30 days, after acceptance of its appointment. Purchaser and Seller agree to use their respective commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 1.6(b), including executing an engagement agreement with the Accounting Referee consistent with the provisions of this Section 1.6 and providing for reasonable and customary compensation for the Accounting Referee.

CONFIDENTIAL

(c)            Dispute Resolution.

(i)              If any Disputed Item is referred to the Accounting Referee for resolution pursuant to Section 1.6(b), the Accounting Referee shall determine only with respect to such Disputed Item submitted whether such Disputed Item as set forth in the Closing Statement requires adjustment and the amount of any such required adjustment. The Accounting Referee shall not have the power to alter, amend or otherwise affect any provision of this Agreement. Purchaser and Seller shall be entitled to submit presentations and other documentation to support their respective calculations of each such Disputed Item to the Accounting Referee and shall instruct the Accounting Referee to, and the Accounting Referee shall, act as an expert and not as an arbitrator and make its determination based solely on such documentation and presentations submitted by Seller and Purchaser to the Accounting Referee in accordance with the guidelines and procedures set forth in this Agreement, and not on the basis of an independent review. Purchaser and Seller shall provide the other party with a copy of all materials submitted to the Accounting Referee pursuant to this Section 1.6(c) concurrently with the submission of such materials to the Accounting Referee. Neither Purchaser nor Seller shall participate in any ex parte communications with the Accounting Referee. With respect to each submitted Disputed Item, the Accounting Referee’s determination shall be within the range of values assigned to such Disputed Item in the Closing Statement and the Objection Notice, respectively. Any finding by the Accounting Referee shall be final, non-appealable and binding upon Seller and Purchaser. Seller and Purchaser shall instruct the Accounting Referee that any finding by the Accounting Referee shall be: (A) a reasoned award stating in reasonable detail the findings of fact on which it is based; and (B) accompanied by a certificate from the Accounting Referee certifying that it reached such findings in accordance with the provisions of this Section 1.6.

(ii)            The Expenses of the Accounting Referee shall be borne by Purchaser and Seller in the same proportion that the aggregate dollar amount of the Disputed Items that are not resolved in favor of Purchaser or Seller, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. Each of Purchaser and Seller shall bear the Expenses of its own Representatives in connection with the matters contemplated by this Section 1.6.

(d)            Adjustment. If, upon the final determination of the Closing Working Capital Amount, the Working Capital Surplus Amount, the Working Capital Shortfall Amount, the Closing Cash Amount, the Closing Debt Amount and the aggregate amount of Unpaid Company Transaction Expenses as provided in Section 1.6(b) or Section 1.6(c):

(i)             the Estimated Adjustment Amount exceeds the Final Adjustment Amount (the amount of any such excess, the “Downwards Adjustment Amount”), then Purchaser and Seller shall, within five Business Days following such determination, instruct the Escrow Agent to (A) pay the Downwards Adjustment Amount to Purchaser from the Adjustment Escrow Fund, and (B) release any amounts remaining in the Adjustment Escrow Fund to Seller, provided, however, that if the amount available in the Adjustment Escrow Fund is insufficient to cover the full Downwards Adjustment Amount, then (1) Purchaser and Seller shall, within five Business Days following such determination, instruct the Escrow Agent to release to Purchaser the full amount remaining in the Adjustment Escrow Fund, and (2) Seller shall, within five Business Days following such determination, pay the difference of the Downward Adjustment Amount minus such amount then available in the Adjustment Escrow Fund to Purchaser;

CONFIDENTIAL

(ii)            the Final Adjustment Amount exceeds the Estimated Adjustment Amount (the amount of any such excess, the “Upwards Adjustment Amount”), then (A) Purchaser shall, within five Business Days following such final determination, pay to Seller an amount equal to the Upwards Adjustment Amount, and (B) Purchaser and Seller shall, within five Business Days following such determination, instruct the Escrow Agent to release all amounts held in the Adjustment Escrow Fund to Seller; or

(iii)           the Final Adjustment Amount is equal to the Estimated Adjustment Amount, then (A) no payment shall be required to be made pursuant to this Section 1.6(d), and (B) Purchaser and Seller shall, within five Business Days following such determination, instruct the Escrow Agent to release all amounts held in the Adjustment Escrow Fund to Seller.

Any payment required to be made pursuant to Section 1.6(d) shall be made: (x) if no Objection Notice is provided to Purchaser by Seller during the Objection Period, within five Business Days following the expiration of the Objection Period; or (y) if Seller submits an Objection Notice during the Objection Period, within five Business Days following the final determination of the Closing Working Capital Amount, the Working Capital Surplus Amount, the Working Capital Shortfall Amount, the Closing Cash Amount, the Closing Debt Amount and the aggregate amount of Unpaid Company Transaction Expenses as provided in Section 1.6(b) or Section 1.6(c). To the extent permitted by applicable Legal Requirements, any payment made pursuant to this Section 1.6 shall be treated by all parties to this Agreement as an adjustment to the aggregate consideration paid in the Membership Interest Purchase.

1.7           Withholding. Notwithstanding anything to the contrary contained in this Agreement, Purchaser, the Escrow Agent and any other withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax Legal Requirements. Other than from any amounts which are treated as compensation or deductions or withholdings made pursuant to Section 1445 of the Code if Seller does not provide the certificate referenced in Section 1.4(a)(vi), the Purchaser shall be required to notify Seller within five days prior to the Closing Date of any obligation it or any other withholding agent has to withhold taxes under this Agreement and the Purchaser shall cooperate with the Seller to reduce any such withholding tax obligations. To the extent such amounts are so deducted or withheld and properly remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.8           Allocation of Assets and Liabilities. For U.S. federal income Tax purposes, Purchaser and Seller shall treat the purchase and sale of all of the Membership Interests pursuant to this Agreement as a purchase and sale of the assets of the Acquired Companies in exchange for the Transaction Consideration Amount and the assumption of liabilities of the Acquired Companies. Accordingly, within 90 days after the Closing Date, Purchaser and Seller shall jointly prepare an allocation of the Transaction Consideration Amount (plus such assumed liabilities, to the extent properly taken into account under the Code) and any other consideration payable to Seller pursuant to this Agreement among the assets of the Company in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of any state, local or foreign Legal Requirement, as appropriate), and the methodology set forth on Schedule 1.8 (the “Allocation Schedule”). If the Allocation Schedule needs to be updated to reflect adjustments to the Transaction Consideration Amount pursuant to Section 1.6, such adjustments shall be made in accordance with the foregoing provisions of this Section 1.8. All income Tax Returns (including Internal Revenue Service Form 8594) filed by Purchaser and Seller shall be prepared consistently with the Allocation Schedule. Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, file any Tax Return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with the Allocation Schedule, as it may be adjusted in accordance with this Section 1.8, except, in each case, as otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

CONFIDENTIAL

2.	Representations and Warranties of Seller

Seller represents and warrants, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

2.1           Authority and Due Execution.

(a)            Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite power, authority and capacity to enter into this Agreement and each Transaction Document to which Seller is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party, and the consummation of the Contemplated Transactions by Seller, have been duly authorized by all necessary action, and no other proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or any such other Transaction Document or the consummation of any of the Contemplated Transactions.

(b)            Due Execution and Enforceability. This Agreement has been, and, upon execution and delivery by Seller, each other Transaction Document to which Seller is a party will be, duly executed and delivered by Seller and constitute, or upon execution and delivery by Seller will constitute (in each case, assuming the due execution and delivery of each other party hereto or thereto), the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the Enforceability Exception.

2.2           Non-Contravention and Consents.

(a)            Non-Contravention. The execution and delivery of this Agreement and the other Transaction Documents by Seller does not, and the consummation of the Membership Interest Purchase and the other Contemplated Transactions by Seller and the performance of this Agreement and the other Transaction Documents to which Seller is a party by Seller will not: (i) conflict with or violate any of its Charter Documents or similar organizational or governing documents then in effect; (ii) conflict with or violate any Legal Requirement to which Seller is then subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Seller under, or impair the rights of Seller or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets of Seller (including the Membership Interests owned by Seller) pursuant to, any material Contract to which Seller is then a party or by which it is then bound.

(b)            Contractual Consents. Other than set forth on Section 2.2(b) of the Disclosure Schedule, no Consent under any Contract to which Seller is a party or by which it is bound is required to be obtained by Seller, and Seller is not and will not be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Seller or the consummation of the Membership Interest Purchase or any of the other Contemplated Transactions by Seller.

CONFIDENTIAL

(c)            Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Seller, or the consummation of the Membership Interest Purchase or any of the other Contemplated Transactions by Seller other than pursuant to the HSR Act.

2.3           Litigation. There is no Legal Proceeding pending, or, to the Knowledge of Seller, that has been threatened against Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with or enforcement of any of the obligations of Seller under this Agreement.

2.4           Title and Ownership. Seller: (a) is the legal and beneficial owner of the Membership Interests; (b) has good, valid and marketable title to such Membership Interests, and will convey to Purchaser at the Closing such title to such Membership Interests, free and clear of all Liens (other than Liens imposed under applicable securities laws); (c) is not a party to or bound by any option, warrant, purchase right or other Contract (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any Membership Interests; and (d) is not a party to any voting trust, proxy, power of attorney or other agreement or understanding with respect to the voting of any Membership Interests.

2.5           Brokers’ and Finders’ Fees. Other than set forth on Section 3.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Transaction Document or any of the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.	Representations and Warranties Relating to the Acquired Companies

Except as specifically set forth in the corresponding section of the Disclosure Schedule prepared by Seller and the Company in accordance with Section 11.17 and delivered to Purchaser at the time of the execution and delivery of this Agreement, the Company represents and warrants, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

3.1           Organizational Matters.

(a)            Organization, Standing and Power to Conduct Business. Each Acquired Company: (i) has been duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified, licensed and admitted to do business, and is in good standing (or equivalent status), in each jurisdiction in which such qualification, license or admission is necessary, except in such jurisdictions where the failure to be so qualified, licensed or admitted to do business (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Charter Documents. Each Acquired Company has Made Available to Purchaser accurate and complete copies of its Charter Documents, as amended to date and in effect as of the date of this Agreement.

CONFIDENTIAL

(c)            Subsidiaries. Section 3.1(c) of the Disclosure Schedule sets forth an accurate and complete list of each Entity in which the Company owns, holds or has any right to acquire any capital stock or other equity, voting or ownership interest and the jurisdiction of organization of such Entity.

(d)            Jurisdictions. Section 3.1(d) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business.

(e)            Predecessors. Except for the equity interests identified on Section 3.1(e) of the Disclosure Schedule, no Acquired Company: (i) has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity, voting or ownership interest in any Entity; or (ii) is obligated to make any future investment in, or capital contribution to, any Entity. Except as set forth on Section 3.1(e) of the Disclosure Schedule, there are no Entities that have been merged into or consolidated with any Acquired Company.

3.2           Capitalization and Related Matters.

(a)            Membership Interests. The Membership Interests constitute all of the outstanding membership interests in the Company. No Person other than Seller or the Company directly owns any securities of any Acquired Company or any right to acquire any securities of any Acquired Company. At the Closing, Seller will have good, valid and marketable title to all issued and outstanding Membership Interests, free and clear of all Liens.

(b)            No Other Securities. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Membership Interests or other interests in any Acquired Company or obligating any Acquired Company to issue or sell any Membership Interests or other interests in any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any Membership Interests or other interests in any Acquired Company or any options, warrants or other rights to acquire any Membership Interests or other interests in any Acquired Company. Other than as set forth in the Operating Agreement and the other Charter Documents of the Acquired Companies, there are no contractual preemptive rights, rights of first refusal or similar restrictions with respect to any Membership Interests or other interests in any Acquired Company. There are no outstanding or authorized appreciation rights, phantom interests, profit participation rights, deferred compensation rights, stock or equity-based compensation, performance or similar rights with respect to any Membership Interests or other interests in any Acquired Company. Other than as set forth in the Operating Agreement and the other Charter Documents of the Acquired Companies, there are no agreements among any of the Acquired Companies’ owners with respect to the voting or transfer of any Membership Interests, in each case to which any Acquired Company is a party.

3.3           Authority and Due Execution.

(a)            Authority. The Company has all requisite power and authority to enter into this Agreement and each Acquired Company has all requisite power and authority to enter into any other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each Acquired Company of each Transaction Document to which it is a party, if any, and the consummation of the Contemplated Transactions by such Acquired Company, have been (or will be at or prior to the Closing) duly authorized by all necessary action on the part of such Acquired Company, and no other proceedings on the part of such Acquired Company are necessary to authorize the execution, delivery or performance by such Acquired Company of this Agreement or any of the other Transaction Documents to which such Acquired Company is a party or to consummate any of the Contemplated Transactions.

CONFIDENTIAL

(b)            Due Execution. This Agreement has been, and, upon execution and delivery by any Acquired Company, each other Transaction Document to which such Acquired Company is a party will be, duly executed and delivered by such Acquired Company and constitute, or upon execution and delivery will constitute (in each case, assuming the due execution and delivery of each other party hereto or thereto), the legal, valid and binding obligation of such Acquired Company enforceable against such Acquired Company in accordance with its terms, subject only to the Enforceability Exception.

3.4           Non-Contravention and Consents.

(a)            Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which any Acquired Company is a party do not, and the consummation of the Membership Interest Purchase and the other Contemplated Transactions and the performance of this Agreement and each other Transaction Document to which any Acquired Company is a party will not: (i) conflict with or violate any of the Charter Documents of the Acquired Companies; (ii) conflict with or violate any applicable Legal Requirement to which any Acquired Company or any of the assets owned or used by any Acquired Company is subject; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of any Acquired Company or materially alter the rights or obligations of any Person under, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the assets of any Acquired Company pursuant to, any Material Contract; or (iv) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by any Acquired Company or that otherwise relates to any Acquired Company’s business or to any of the assets owned or used by any Acquired Company.

(b)            Contractual Consents. Except as set forth in Section 3.4(b) of the Disclosure Schedule, no Consent under any Material Contract is required to be obtained from, and no Acquired Company is or will be required under a Material Contract to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the Membership Interest Purchase or any of the other Contemplated Transactions.

(c)            Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document, or the consummation of the Membership Interest Purchase or any of the other Contemplated Transactions.

3.5           Financial Statements.

(a)            Financial Statements. Attached as an annex to Section 3.5(a) of the Disclosure Schedule are the audited financial statements (consisting of balance sheets, statements of income, statements of changes in members’ equity and statements of cash flows, including the footnotes thereto, for the relevant 12-month periods) of the Acquired Companies, on a consolidated basis, as of September 30, 2018, September 30, 2019 and September 30, 2020 (collectively, the “Financial Statements”, and the financial statements as of September 30, 2020, the “Latest Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with each Acquired Company’s historic past practice. The Financial Statements fairly present in all material respects the financial position, results of operations, changes in members’ equity and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. The Acquired Companies maintain a standard system of accounting established and administered in accordance with GAAP including complete books and records in written or electronic form. Except as set forth in Section 3.5(a) of the Disclosure Schedule, since October 1, 2017, no Acquired Company has changed its methods of accounting, accounting principles, accounting practices, collection practices or credit policy in any material respect except as required by GAAP.

CONFIDENTIAL

(b)           Internal Controls. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (applied consistently with the Financial Statements) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) submissions to Governmental Entities, Education Agencies and in connection with Title IV Programs are accurate and complete in all material respects. There are no significant deficiencies or material weaknesses in the design or operation of the Acquired Companies’ internal controls over financial or regulatory reporting that could reasonably be expected to adversely affect any Acquired Company’s ability to record, process, summarize or report financial information to any Acquired Company’s management and board of directors or to Governmental Entities or Education Agencies. There is not, and there has not been, any fraud, whether or not material, that involves or involved any member of management or any other employee who has or had a significant role in the Acquired Companies’ internal control over financial or regulatory reporting. The Acquired Companies’ internal control over financial or regulatory reporting is effective.

(c)           Accounts Receivable. All of the accounts receivable of each Acquired Company arose in the ordinary course of business, are carried on the records of each Acquired Company at values determined in accordance with GAAP (applied consistently with the Financial Statements) and are bona fide receivables incurred in the ordinary course. No Person has any Lien (other than a Permitted Lien) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Latest Financial Statements (the “Most Recent Balance Sheet”).

(d)           Insider Receivables. Section 3.5(d) of the Disclosure Schedule provides an accurate and complete list of all Insider Receivables as of the date of this Agreement. There will be no outstanding Insider Receivables as of the Closing.

3.6          No Liabilities; Indebtedness.

(a)           Absence of Liabilities. No Acquired Company has Liability of any nature, other than: (i) liabilities identified as such in the “liabilities” column of the Most Recent Balance Sheet; (ii) liabilities incurred subsequent to the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practices of such Acquired Company; (iii) obligations that (A) exist under Company Contracts, (B) are expressly set forth in and identifiable by reference to the text of such Company Contracts and (C) are not required to be identified as liabilities in a balance sheet prepared in accordance with GAAP; (iv) liabilities under this Agreement or any other Transaction Document; and (v) any liabilities described in Section 3.6(a) of the Disclosure Schedule.

(b)           Indebtedness. Section 3.6(b) of the Disclosure Schedule sets forth an accurate and complete list of all Company Indebtedness as of the date of this Agreement, identifying the name of the creditor or creditors to which such Indebtedness is owed, the type of instrument under which such Indebtedness is evidenced or the agreement under which such Indebtedness was incurred and the aggregate principal amount of such Indebtedness as of the close of business on the date of this Agreement. Except as set forth on Section 3.6(b) of the Disclosure Schedule, no Acquired Company has incurred any Indebtedness under the Paycheck Protection Program administered by the U.S. Small Business Administration. No Acquired Company is in default with respect to any Company Indebtedness and no payment with respect to any Company Indebtedness is past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Company Indebtedness. Neither the consummation of any of the Contemplated Transactions nor the execution, delivery or performance of any Transaction Document will, or would reasonably be expected to, cause or result in a default, breach or acceleration, automatic or otherwise, of any condition, covenant or other term of any Company Indebtedness. No Acquired Company has guaranteed or otherwise become liable for any Indebtedness or other obligation of any other Person.

CONFIDENTIAL

(c)           Manager and Officer Indemnification; Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense to, any Company Associate (other than a claim for reimbursement from an Acquired Company of immaterial travel expenses incurred by such Company Associate in the course of performing such Company Associate’s duties for an Acquired Company) or any member of an Acquired Company pursuant to: (i) any term of any of the Charter Documents of any Acquired Company; (ii) any indemnification agreement or other Contract between any Acquired Company and any such Company Associate or member; or (iii) any applicable Legal Requirement. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Acquired Company incurring any Liability to, or any basis for any claim against any Acquired Company by, any current, former or alleged holder of membership interests, profits interests or other securities of any Acquired Company.

3.7         Taxes.

(a)           All income and other material Tax Returns required to be filed by or with respect to any Acquired Company have been duly and timely filed with the appropriate Taxing Authority and each such Tax Return is true, correct and complete in all material respects. All Taxes owed by each Acquired Company, whether or not shown on a Tax Return, have been timely paid in full. There are no Liens (other than Liens for Taxes not yet due and payable) on any assets of any Acquired Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           No assessment, deficiency or adjustment has been asserted, proposed or threatened in writing with respect to any Tax Return of or with respect to any Acquired Company, other than those disclosed in Section 3.7(b) of the Disclosure Schedule. No Tax audit or administrative or judicial proceeding is being conducted, is pending or has been threatened in writing with respect to any Acquired Company, other than those disclosed in Section 3.7(b) of the Disclosure Schedule. No written claim has ever been made by any Taxing Authority in a jurisdiction where any Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to taxation in that jurisdiction.

(c)           No extension of time with respect to the due date for the filing of any Tax Return of an Acquired Company (other than any extension in the ordinary course of business of no more than six months), and no waiver or agreement for any extension of time for the assessment or payment of any Tax of any Acquired Company, is in force and will remain in effect after the Closing Date.

(d)           Each Acquired Company has withheld and paid over to the appropriate Taxing Authority all Taxes that it is required to withhold from amounts paid or owing to any Company Associate, creditor or other third party, and has complied in all material respects with all applicable Legal Requirements relating to the payment, collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of Company Associates or other amounts paid or owing to any creditor or other third party).

CONFIDENTIAL

(e)           No Acquired Company is a party to, bound by, or has any obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement that (i) will terminate on or before the Closing Date or (ii) was entered into in the ordinary course of business and is not primarily related to the allocation or sharing of Taxes).

(f)            Each Acquired Company is, and has at all times since March 15, 2019 been properly classified as a disregarded entity for U.S. federal tax purposes.

(g)           No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Legal Requirements); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) adjustments pursuant to Code Section 263A (or any comparable provision under state, local, or foreign Legal Requirements) made on or prior to the Closing Date; (vi) domestic use election pursuant to Treasury Regulation Section 1.1503(d)-6; or (vii) election under Code Section 108(i) made on or prior to the Closing Date.

(h)           No Acquired Company has any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Legal Requirements), or as a transferee or successor, or by Contract, assumption or otherwise. No Acquired Company is, or ever has been, a member of an affiliated, consolidated, combined or unitary group (other than a group that includes the Seller) filing for federal or state or non-U.S. income Tax purposes.

(i)            No Acquired Company has ever participated, within the meaning of Treasury Regulations Section 1.6011-4(c) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j)           There is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is or may become escheatable to any state or municipality under any escheatment Legal Requirement, except in the ordinary course of business consistent with past practices of the Acquired Companies.

(k)           No Acquired Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment or fixed place of business in such jurisdiction. No Acquired Company is a party to any Tax exemption, Tax holiday or other Tax reduction agreement or Order of a Taxing Authority.

(l)            No Acquired Company has deferred payment of employment Taxes pursuant to Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act, Public Law no. 116-136 (March 27, 2020).

(m)          Each Acquired Company is in compliance in all material respects with all applicable transfer pricing laws and Legal Requirements, including the execution and maintenance of contemporaneous documentation and transfer pricing reports and studies substantiating the transfer pricing practice and methodology.

CONFIDENTIAL

(n)           Except in connection with the Contemplated Transactions, no Acquired Company has incurred any Liability for Taxes since the dates of the Contemplated Transactions outside the ordinary course of business.

(o)           No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by any Acquired Company that will remain in effect after the Closing Date. No Acquired Company has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Entity with respect to Taxes. There are no closing agreements with respect to Taxes, Tax rulings or written requests for Tax rulings currently outstanding or in effect with respect to any Acquired Company.

3.8         Title to Property and Assets.

(a)           Personal Property. The Acquired Companies have good, valid and marketable title to, or valid leasehold interests in, the Company Personal Property. The Company Personal Property constitutes all personal property necessary to conduct the businesses of the Acquired Companies as they are currently conducted and as they are currently planned by the Acquired Companies to be conducted. None of the Company Personal Property is owned by any other Person without a valid and enforceable right of an Acquired Company to use and possess such Company Personal Property, which right will remain valid and enforceable following the Closing. None of the Company Personal Property is subject to any Lien, other than Permitted Liens. All Company Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of the Acquired Companies’ businesses as they are currently conducted and as they are currently planned by the Acquired Companies to be conducted; and (ii) is available for immediate use in the business and operation of the Acquired Companies. Section 3.8(a) of the Disclosure Schedule identifies all assets that are material to any business of the Acquired Companies and that are being leased to the Acquired Companies.

(b)           Real Property.

(i)            No Acquired Company owns, or has ever during the last 10 years owned, any real property. Section 3.8(b) of the Disclosure Schedule sets forth a complete and accurate list of instruments and agreements of any kind to which any Acquired Company is a party and which grants such Acquired Company the right to use or occupy any real property as a permittee, lessee, licensee or pursuant to a similar tenancy arrangement for the operation of its business (the “Leased Real Property”). The Company has Made Available to Purchaser copies of all documents relating to tenant’s rights and obligations pertaining to such Leased Real Property, including without limitation, all ground leases, leases, subleases, licenses and any other occupancy agreements, together with all memoranda of agreement, assignments, memoranda of assignment, consents, subordination, recognition, non-disturbance, non-termination or attornment agreements, guaranties, surety agreements, letters of credit and other instruments and security agreements and all written amendments, modifications, memoranda, extensions, expansions, contractions, renewals or terminations relating to the Leased Real Property (collectively, the “Company Leases”, and each a “Company Lease”), in effect as of the date of this Agreement.

(ii)            The Leased Real Property is: (A) in good and safe operating condition and repair (ordinary wear and tear excepted), and free from material structural, physical and mechanical defects; and (B) available for use in and sufficient for the purposes and current demands of the business and operation of the Acquired Companies as currently conducted and as currently planned by the Acquired Companies to be conducted. With respect to each Company Lease, the tenant thereunder enjoys peaceful, exclusive and undisturbed use and possession of the demised premises thereunder free and clear of all Liens except Permitted Liens. Each Company Lease is valid and binding on the applicable Acquired Company and enforceable in accordance with its terms, subject to the Enforceability Exception. No Acquired Company has subleased or otherwise granted to any Person the right to use or occupy any Leased Real Property, except as set forth on Section 3.8(b)(ii) of the Disclosure Schedule. Neither Seller nor any Acquired Company has received or given any written notice of any material default that is outstanding and has not been remedied and, to the Knowledge of the Company, no event has occurred or circumstance exists that with notice or lapse of time, or both, would constitute a default by any of Seller or the Acquired Companies under any Company Lease, and, to the Knowledge of the Company, no other party is in default thereunder.

CONFIDENTIAL

(iii)            Except as set forth in Section 3.8(b)(iii) of the Disclosure Schedule, to the Knowledge of the Company, there is no pending or, to the Knowledge of the Company, threatened: (A) condemnation, rezoning, or eminent domain proceeding against the Leased Real Property by any Governmental Entity; (B) special assessment against the Leased Real Property; or (C) action against the Leased Real Property or any Acquired Company for breach of any restrictive covenant affecting the Leased Real Property or any Company Leases.

(iv)            Except as otherwise set forth on Section 3.8(b)(iv) of the Disclosure Schedule, there are no purchase contracts, leases, subleases, licenses, concessions, rights of first refusal, options or any other agreements of any kind, written or oral, formal or informal, choate or inchoate, recorded or unrecorded, to which any Acquired Company is a party whereby any Person or entity other than an Acquired Company has acquired or has any basis to assert any right, title or interest in, or right to ownership, possession, use, occupancy, enjoyment or proceeds of all or any portion of the Leased Real Property or the Company Leases. No Acquired Company has any interest in, or any right or obligation to acquire any interest in, any real property other than the Leased Real Property and the Company Leases.

(v)            All improvements required by the terms of one or more Company Leases to be made by a landlord have been completed and the Acquired Company tenant or user thereunder is satisfied with such improvements. There are no concessions, allowances, credits, rebates or refunds which an Acquired Company is entitled to receive under one or more Company Leases that has not been paid. Except as set forth on Section 3.8(b)(v) of the Disclosure Schedule, no Person guaranties any obligations of any Acquired Company tenant or user under any Company Lease. Except as set forth on Section 3.8(b)(v) of the Disclosure Schedule, no security deposit, letter of credit, or other security is required under any Company Lease which has not already been paid or otherwise provided. No Acquired Company is currently auditing any landlord’s books or records. No sum is presently due and owing to or by any Acquired Company tenant or user as a result of any audit of any landlord’s books or records. Except as set forth on Section 3.8(b)(v) of the Disclosure Schedule, no Acquired Company has pledged, mortgaged or otherwise granted a Lien on its leasehold interest in any Leased Real Property. To the Knowledge of the Company, none of the Leased Real Property or improvements thereon, or the condition or use by any Acquired Company thereof, including the operation of the business of the applicable Acquired Company, are in material violation of any building, zoning, fire safety, seismic, design, conservation, parking, architectural barriers to the handicapped, occupational safety and health or other Legal Requirement, or any restrictive covenant, including the Americans with Disabilities Act of 1990, and no Acquired Company has received written notice of any violation that remains uncured.

CONFIDENTIAL

3.9          Bank Accounts. Section 3.9 of the Disclosure Schedule provides the following information with respect to each account or safe deposit box maintained by or for the benefit of any Acquired Company at any bank or other financial institution as of the date of this Agreement: (a) the name of the bank or other financial institution at which such account or safe deposit box is maintained; (b) as to each such bank account: (i) the account number; (ii) the type of account; (iii) the names of all Persons who are authorized to sign checks or other documents with respect to such account and the authorized powers of each such Person; and (iv) the balance held in such account as of October 6, 2020; and (c) with respect to each such safe deposit box: (i) the number thereof; and (ii) the names of all Persons having access thereto.

3.10        Books and Records. The books of account and other records of each Acquired Company are accurate and complete in all material respects. At the Closing, all of such records will be in the possession of the applicable Acquired Company.

3.11       Absence of Changes.

(a)           During the period from September 30, 2020 through the date of this Agreement, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or would reasonably be expected to have or result in a Material Adverse Effect. Since September 30, 2020 through the date of this Agreement, except in connection with the negotiation, execution and delivery of this Agreement, each Acquired Company has conducted its business only in the ordinary course and consistent with past practices, and each Acquired Company has: (i) used commercially reasonable efforts to (A) preserve intact its current business organization, (B) keep available the services of its then current officers, employees and independent contractors, (C) preserve its relationships with customers, suppliers, landlords, creditors and others having business dealings with it, and (D) maintain its assets in their current condition, except for ordinary wear and tear; (ii) repaired, maintained or replaced its equipment in accordance with the normal standards of maintenance applicable in the industry in which it operates; (iii) paid all Indebtedness and other accounts payable as they became due; and (iv) prepared and filed, or caused to be prepared and filed, any Tax Returns that were required to be filed and paid all Taxes due with respect to such Tax Returns within the time and in the manner required by applicable Legal Requirements.

(b)          Since September 30, 2020 through the date of this Agreement, no Acquired Company has, except as set forth in Section 3.11(b) of the Disclosure Schedule or in connection with the execution, delivery and negotiation of this Agreement:

(i)            (A) entered into any Contract outside the ordinary course of business, (B) amended or terminated (other than by expiration) any Material Contract, (C) waived any material right or remedy under any Material Contract or (D) received any notice or other communication that any other Person has or intends to take any action described in clause “(B)” or “(C)” above;

(ii)            transferred or granted any license or sublicense of any rights under or with respect to any of its IP, other than in the ordinary course of business consistent with past practice;

(iii)            made any oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provisions of such Employee Benefit Plan;

(iv)            (A) acquired (including by merger, consolidation or the acquisition of any equity interest or assets) or sold (including by merger, consolidation or the sale of an equity interest or assets), leased or disposed of any business or assets having an aggregate fair market value in excess of $300,000 (except, in each case, in the ordinary course of business in connection with campus expansion or development), (B) licensed any asset to any other Person, except for fair consideration in the ordinary course of business and consistent with past practices, (C) formed any Subsidiary or acquired any equity interest or other interest in any other Entity, or (D) entered into any joint venture, strategic partnership or alliance;

CONFIDENTIAL

(v)            amended or permitted the adoption of any amendment to any of its Charter Documents, or effected or became a party to any Acquisition Transaction (other than the Membership Interest Purchase), recapitalization, reclassification of equity interests or similar transaction;

(vi)           (A) incurred any Company Indebtedness, (B) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets, or (C) made any loan, advance or capital contribution to, or investment in, any other Person;

(vii)          (A) changed any of its methods of accounting or accounting practices in any material respect, (B) changed any of its practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable, (C) offered to discount the amount of any account receivable other than in the ordinary course of business, (D) extended any incentive (whether to an account debtor, an account creditor or any employee or third party responsible for the collection of receivables or the payment of payables) with respect to any account receivable or account payable or the payment or collection thereof, or (E) taken or omitted to take any other action with the intent or effect of accelerating the collection of receivables or delaying the payment of payables;

(viii)         (A) declared or made any distribution with respect to any of its equity interests (except for distributions for purposes of the making of tax distributions by Seller), (B) set aside any asset for any dividend, distribution or otherwise, or (C) purchased, redeemed or acquired any membership interest or any other security of any Acquired Company;

(ix)           sold, issued, granted or authorized the issuance or grant of (A) any Membership Interest or security of any Acquired Company; (B) any option, warrant or right to acquire any Membership Interest (or cash based on the value of a membership interest) or security of any Acquired Company; or (C) any instrument convertible into or exchangeable for any Membership Interest (or cash based on the value of a membership interest) or security of any Acquired Company;

(x)            amended or waived any of its rights under, or permitted the acceleration of the payment, funding or vesting under any other Contract, Employee Benefit Plan or arrangement relating to compensation, benefits or the provision of services to or for the benefit of any Acquired Company;

(xi)           (A) entered into any collective bargaining agreement, works council agreement or other Contract with any employee representative body, (B) established, adopted, amended or terminated any Employee Benefit Plan, (C) paid, or made any new commitment to pay, any bonus or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices, (D) increased, or made any commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any Company Associate other than changes made in the ordinary course of business and consistent with past practices, (E) funded, or made any commitment to fund, any compensation obligation (whether by grantor trust or otherwise), or (F) granted any new right to severance or termination benefits, retention benefits, or change-in-control benefits or increased any existing right to severance or termination pay, retention benefits, or change-in-control benefits to any Company Associate;

CONFIDENTIAL

(xii)         (A) canceled, compromised, waived or released any right or claim, other than immaterial rights or claims in the ordinary course of business, or (B) suffered any material damage, destruction or loss (whether or not covered by insurance) to any material asset of any Acquired Company;

(xiii)         incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;

(xiv)         (A) made, changed or rescinded any election relating to Taxes, (B) settled or compromised any claim, controversy or Legal Proceeding relating to Taxes, (C) except as required by applicable Legal Requirements, made any change to (or made a request to any Taxing Authority to change) any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (D) amended, refiled or otherwise revised any previously filed Tax Return, or forgone the right to any amount of refund or rebate of a previously paid Tax, (E) entered into or terminated any agreements with a Taxing Authority, (F) prepared any Tax Return in a manner inconsistent with past practices, (G) consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes, (H) entered into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, (I) granted any power of attorney relating to Tax matters, or (J) requested a ruling with respect to Taxes;

(xv)           commenced or settled any Legal Proceeding;

(xvi)         performed any acts with respect to Patent applications or taken any actions involving the United States Patent and Trademark Office; or

(xvii)        authorized or approved or agreed, committed or offered (orally or in writing) to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 3.11(b).

3.12       Contracts and Commitments.

(a)           Section 3.12(a) of the Disclosure Schedule lists all of the following Company Contracts:

(i)             collective bargaining agreements and any other Contracts with any labor unions or employee representative body;

(ii)            Contracts for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting or other basis that either: (A) provide severance obligations upon termination; (B) provide for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the consummation of any of the Contemplated Transactions; or (C) cannot be terminated without cause or reason upon 30 days’ or less notice and without any reasonable expectation of liability for any Acquired Company in connection therewith;

(iii)           agreements, promissory notes, security agreements, pledge agreements or similar agreements for Indebtedness;

CONFIDENTIAL

(iv)           leases, subleases or licenses, either as lessee, sublessee or licensee or as lessor, sublessor or licensor, of any real property, personal property or intangibles, including capital leases;

(v)             Contracts or series of related Contracts with customers, suppliers and vendors of each Acquired Company for the purchase or sale of goods or services involving annual payments in excess of $300,000, which cannot be canceled by any Acquired Company without payment or penalty upon notice of 30 days or less, or whose unexpired term as of the date of this Agreement exceeds one year;

(vi)           Contracts that involve any sole sourcing, “requirements” commitments, exclusive supply, or minimum purchase obligations (A) of any other Person to any Acquired Company or (B) of any Acquired Company to any other Person;

(vii)          Contracts that involve any “most favored nation,” committed price reduction, or similar obligations (A) of any other Person to any Acquired Company or (B) of any Acquired Company to any other Person;

(viii)         Contracts that involve any (A) grant of, or obligation to grant, to any Acquired Company, any exclusive license or other exclusive rights or (B) grant of, or obligation to grant, to any Person by any Acquired Company, any exclusive license or other exclusive rights;

(ix)           Contracts of agency, sales representation, distribution or franchise that cannot be canceled by any Acquired Company without payment or penalty upon notice of 30 days or less, and any powers of attorney or similar grants of agency;

(x)            Contracts restricting in any manner any Acquired Company’s right or any right of any employee set forth on Schedule 3.11(b)(xi): (A) to compete with any Person; (B) to sell goods or services to any Person; (C) to purchase goods or services from any Person; or (D) to solicit for employment or hire any Person;

(xi)           Contracts to which any Acquired Company is a party and which restrict in any manner any other Person’s right: (A) to compete with any Acquired Company; (B) to sell goods or services similar to those sold by any Acquired Company; (C) to purchase goods or services from any Acquired Company; or (D) to solicit for employment or hire any employee or consultant of any Acquired Company;

(xii)          Contracts relating to (A) the acquisition or disposition of any business, assets or securities outside the ordinary course of business, (B) any joint venture involving any Acquired Company or any of its Affiliates or (C) any equity or debt investment in or any loan to any other Person;

(xiii)         IP Licenses (other than any Inbound Licenses that is a shrink-wrap or click-through license or a license for “off the shelf” software that is generally available on standard, non-negotiated commercial terms for less than $10,000 annually);

(xiv)         Contracts pursuant to which any Acquired Company receives services free of charge (or at a substantial discount) that would reasonably be expected to be valued at $10,000 or greater;

CONFIDENTIAL

(xv)           insurance policies disclosed on Section 3.19(a) of the Disclosure Schedule; and

(xvi)         each with any amendment, supplement and modification in respect of any of the foregoing.

(b)           All of the Company Contracts, agreements and instruments listed or required to be listed on Section 3.12(a) of the Disclosure Schedule (collectively, the “Material Contracts”) are valid and binding and enforceable against the applicable Acquired Company and the other parties thereto in accordance with their terms, subject only to the Enforceability Exception. Each Acquired Company has performed in all material respects all obligations required to be performed by it and, to the Knowledge of the Company, is not in default under or breach of, nor in receipt of any written claim or, to the Knowledge of the Company, any other claim, of such default under or breach of, any Material Contract. No event has occurred which (with the passage of time or the giving of notice or both) would result in a default under or breach of, or permit the termination, modification or acceleration of any obligation of any Acquired Company under, any Material Contract. To the Knowledge of the Company, there is no default under, or breach or cancellation or anticipated cancellation of, any Material Contract by the other party or parties thereto. The Company has Made Available to Purchaser an accurate and complete copy of each of the written Material Contracts, together with all amendments, extensions, guarantees and other binding supplements thereto, and an accurate description of each of the verbal Material Contracts, if any, together with all amendments, waivers or other changes thereto, in each case, in effect as of the date of this Agreement. Immediately following the consummation of the Contemplated Transactions, each of the Material Contracts will be in full force and effect and will be valid, binding and enforceable in accordance with their terms (subject only to the Enforceability Exception) and not be subject to any claims, charges, set-offs or defenses as a result of the consummation of any of the Contemplated Transactions.

3.13        Education Approvals and Compliance.

(a)        Except as set forth on Section 3.13(a) of the Disclosure Schedule, each Acquired Company is and since the Education Compliance Date has been in compliance in all material respects with all applicable Education Laws. Since the Education Compliance Date, each Acquired Company has obtained and held all Education Approvals material to its operations as conducted at the applicable time. Except as set forth on Section 3.13(a) of the Disclosure Schedule, each Acquired Company is, and since the Education Compliance Date has been, in compliance in all material respects with the terms and conditions of all such Education Approvals, and no event has occurred which constitutes or, with the giving of notice or passage of time or both, would constitute a material breach or violation of such Education Approval. Section 3.13(a) of the Disclosure Schedule sets forth a correct and complete list of all Education Approvals held by any Acquired Company that have been in full force and effect since the Education Compliance Date. Since the Education Compliance Date, (i) each Acquired Company has, as applicable, met the qualifications to be (x) licensed, exempt from licensure or otherwise authorized or approved by each State Education Agency (to the extent required to be licensed, exempt, authorized or approved by such State Education Agency), and (y) accredited by each Accrediting Body that is listed in Section 3.13(a) of the Disclosure Schedule, (ii) the Institution has been certified by the ED and has otherwise qualified as a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5, (iii) the Institution has been in compliance with the applicable limitations on eligibility set forth in 34 C.F.R. §600.7 (and the other sections incorporated therein by reference, as applicable) and (iv) the Institution has been party to a Program Participation Agreement with ED. Each current Education Approval listed on Section 3.13(a) of the Disclosure Schedule is in full force and effect in accordance with its terms, and there is no pending or, to the Knowledge of the Company, threatened, proceeding which would reasonably be expected to result in the suspension, material limitation, revocation, termination, cancellation, non-renewal or imposition of a material fine or other material monetary Liability of or on any of them. Since the Education Compliance Date, except as set forth on Section 3.13(a) of the Disclosure Schedule, (W) no application made by any Acquired Company to any Education Agency has been denied; (X) no application made by any Acquired Company to any Accrediting Body has been withdrawn; (Y) no Acquired Company has received written notice from any Education Agency that such Acquired Company has been placed on probation or ordered to show cause why any Education Approval should not be suspended, revoked, or subject to any material condition or limitation; and (Z) no Acquired Company has received any written or, to the Knowledge of the Company, oral notice from any Education Agency (A) regarding any actual, alleged, possible or potential material violation of or material failure to comply with any term or requirement of any Education Approval, including any Program Participation Agreement or any Education Law, (B) asserting that such Acquired Company is required to have an Education Approval that it does not have or (C) indicating that any current Education Approval will not be renewed or will be subjected to any material condition or limitation. To the Knowledge of the Company, no fact or circumstance exists that would be likely to result in (I) the termination, revocation, material limitation or suspension of, or failure of any Acquired Company to obtain renewal of, any Education Approval, (II) the failure of any Acquired Company to obtain any of the consents identified on Section 7.3(b)(i) or Section 7.3(b)(ii) of the Disclosure Schedule or (III) the imposition of any fine, penalty or other sanction for violation of any Education Law. Each Acquired Company has timely filed with the relevant Education Agency each application required for the renewal of any current Education Approval as to which the renewal deadline has occurred as of the Closing Date, except as would not reasonably be expected to prevent the Acquired Company from obtaining renewal of the Education Approval in question. To the Knowledge of the Company, except as set forth on Section 3.13(a) of the Disclosure Schedule, there does not exist any pending or threatened investigation, audit, review or site visit by an Education Agency with respect to any Education Approval or an Acquired Company’s compliance with any Education Law, except for audits, reviews or site visits (1) conducted on a routine or periodic basis with respect to any entity regulated by the respective Education Agency or holding the respective Education Approval, or (2) which, if determined adversely, would not reasonably be expected to have a material impact on the Acquired Companies, taken as a whole. Except as set forth on Section 3.13(a) of the Disclosure Schedule, no Acquired Company is subject to any prohibition or limitation on growth based on a written notice from any Education Agency, including through addition of locations or educational programs or enrollment of students, except for requirements for notice to or approval by an Education Agency that are generally applicable to and required for all postsecondary education institutions issued a comparable Education Approval.

CONFIDENTIAL

(b)        Except as set forth on Section 3.13(b) of the Disclosure Schedule, the Institution is, and since the Education Compliance Date has been, as applicable, in compliance in all material respects with all Education Laws relating to Financial Assistance programs, including (i) the Institution’s Program Participation Agreement, (ii) the program participation and administrative capability requirements, as defined by ED at 34 C.F.R. §§ 668.14, 668.16, (iii) the student eligibility requirements, as defined by ED at 34 C.F.R. § 668.31-40, (iv) the academic year definition in 34 C.F.R. § 668.3 and (v) all other statutory and regulatory provisions related to the Institution’s participation in the Title IV Programs or any other Financial Assistance program.

(c)          Since the Education Compliance Date, no Acquired Company has made a substantial misrepresentation about the nature of the Institution’s educational program, its financial charges or the employability of its graduates, as prohibited under 34 C.F.R. §§ 668.71 to .74.

(d)           For each fiscal year since the Education Compliance Date, the Institution has not received more than ninety percent (90%) of its revenues from Title IV Program funds in any fiscal year, as such percentage is calculated under 34 C.F.R. §§ 668.14 and 668.28.

CONFIDENTIAL

(e)         Section 3.13(e) of the Disclosure Schedule sets forth as of the date of this Agreement a correct and complete list of the full addresses of the locations of the applicable Acquired Companies from which the applicable Acquired Companies have offered all or any portion of an educational program since the Education Compliance Date. Since the Education Compliance Date, (i) each Acquired Company has obtained all Education Approvals required to operate each location of any Acquired Company listed on Section 3.13(e) of the Disclosure Schedule and to offer each program provided at or from each location, and (ii) each location where Financial Assistance program funds are offered or administered has been approved by all applicable Education Agencies to the extent required under the applicable Financial Assistance programs. Since the Education Compliance Date, (y) no location or educational program has been subject to any adverse proceeding (including any show-cause proceeding) by any Education Agency and (z) each educational program offered by the Institution for which Title IV Program funds have been provided has been an “eligible program” in material compliance with applicable Education Law, including the requirements of 34 C.F.R. §§ 668.8 and 668.10, as applicable. Since the Education Compliance Date, each Acquired Company has obtained all Education Approvals required to offer any program, or portion of a program, online or through other distance education delivery methods, including any required State Education Agency approvals in connection with distance education programs.

(f)          Since the Education Compliance Date, the Institution has disclosed and timely reported, to the extent required, in material compliance with the applicable provisions of 34 C.F.R. Part 600: (i) the addition of any new educational programs or locations and (ii) the proper ownership of each Acquired Company, including any shifts in ownership or control and changes in reported ownership levels or percentages. With respect to any location or facility that has closed or at which any Acquired Company ceased operating educational programs since the Education Compliance Date, or any program that any Acquired Company has ceased offering since the Education Compliance Date, such Acquired Company has complied in all material respects with all Education Laws related to the closure or cessation of instruction at such location or facility, or with respect to any discontinued program, including requirements for teaching out students from such location, facility, or program.

(g)          Since the Education Compliance Date, the Institution has complied in all material respects with the prohibition against incentive payments pursuant to 20 U.S.C. 1094(a)(20), 34 C.F.R. 668.14(b)(22), and applicable guidance issued by ED. Since the Education Compliance Date, the Institution has complied in all material respects with all other Education Laws concerning the provision of commissions, bonuses or other incentive payments to admissions representatives, agents and other persons engaged in any student recruiting or admission activities or in making decisions regarding the awarding of funds under Financial Assistance programs.

(h)          Since the Education Compliance Date, the Institution has complied in all material respects with the requirements governing preferred lender relationships, Private Education Loans and codes of conduct as set forth in 20 U.S.C. § 1094 and 34 C.F.R. § 682.212.

(i)            Except as set forth on Section 3.13(i) of the Disclosure Schedule, since the Education Compliance Date, no Acquired Company has provided any educational instruction on behalf of any other Person (whether or not participating in the Title IV Programs) and no other Person has provided any educational instruction on behalf of any Acquired Company.

CONFIDENTIAL

(j)         For each fiscal year ended since the Education Compliance Date, the Institution has complied in all material respects with ED’s financial responsibility requirements, in accordance with 34 C.F.R. § 668.171-175, including any compliance based on the posting of an irrevocable letter of credit in favor of ED, and similar standards of each Education Agency that issues an Education Approval to any Acquired Company. Except as set forth on Section 3.13(j) of the Disclosure Schedule, since the Education Compliance Date, no Education Agency has required any Acquired Company to post a letter of credit, bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that any Acquired Company process its Title IV Program funding under the reimbursement or heightened cash monitoring level 2 procedures set forth at 34 C.F.R. § 668.162(d)(2). Since the Education Compliance Date, no Education Agency has notified any Acquired Company that it lacked financial responsibility or administrative capability for any period under the Education Laws in effect in such period, which finding resulted in the revocation or suspension of an Education Approval or the imposition of a material condition or limitation or a material fine or monetary liability, or other adverse action; provided, that the imposition of a requirement to submit a Title IV Letter of Credit and participate in the Title IV programs under heightened cash monitoring level 1 procedures set forth at 34 C.F.R. § 668.162(d)(1) shall not constitute the imposition of a material condition or limitation or a material fine or monetary liability, or other adverse action.

(k)        Since the Education Compliance Date, each Acquired Company has (i) complied in all material respects with all Education Agency requirements and regulations regarding fair and equitable refund policies and (ii) calculated and timely paid refunds and returns of Title IV Program funds and any other Financial Assistance program funds, and calculated dates of withdrawal and leaves of absence, in compliance in all material respects with all applicable Education Laws, including the requirements of 34 C.F.R. § 668.22 and any predecessor regulations.

(l)          Section 3.13(l) of the Disclosure Schedule sets forth a correct and complete list of the Institution’s official Cohort Default Rates, as calculated by ED pursuant to 34 C.F.R. Part 668 Subpart N, for the three-year cohort default rate for the three most recently completed federal fiscal years for which such official rates have been published as of the date of this Agreement.

(m)        Since the Education Compliance Date, each Acquired Company has complied in all material respects with applicable Education Laws concerning the collection, calculation and timely reporting of student outcomes, including retention, completion and placement rates, and graduate examination and professional licensure pass rates.

(n)          No Acquired Company or any Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over such Acquired Company, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. Section 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (ii) owes a Liability for a Title IV Program violation, in each case related to the period in which the Acquired Company or any Person that exercises substantial control over such Acquired Company, or member of such Person’s family, exercised substantial control over such institution or third-party servicer.

(o)           Since the Education Compliance Date, no Acquired Company has knowingly employed in a capacity involving administration of Title IV Program funds any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of funds of a Governmental Entity or Education Agency, or has been administratively or judicially determined to have committed fraud or any other violation of any Legal Requirement or Education Law involving funds of any Governmental Entity or Education Agency, respectively.

(p)            To the Knowledge of Company, since the Education Compliance Date, no Acquired Company has contracted with an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that has been terminated under either Section 432 or Section 487 of the HEA for a reason involving the acquisition, use or expenditure of funds of a Governmental Entity or Education Agency, or has been administratively or judicially determined to have committed fraud or any other violation of any Legal Requirement or Education Law involving funds of any Governmental Entity or Education Agency, respectively.

CONFIDENTIAL

(q)         No Acquired Company, owner of any Acquired Company, or chief executive officer of any Acquired Company has pled guilty to, pled nolo contendere or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(r)          No Acquired Company, or any Affiliate thereof that has the power, by Contract or ownership interest, to direct or cause the direction of the management or policies of such Acquired Company, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(s)          The facilities, websites, online or internet programs or features, mobile applications and educational programs provided by the Acquired Companies, together with all related products, services, platforms, systems and software, are accessible to individuals with disabilities in compliance in all material respects with applicable Legal Requirements and Education Laws, or are exempt therefrom.

(t)            Each Acquired Company is in compliance in all material respects with applicable financial reporting requirements of each Education Agency, including timely submission to ED by the Institution of the audited financial statements required by 34 C.F.R. § 668.23(d) in accordance with instructions issued by ED. The Institution has timely submitted to ED the annual compliance audit required by 34 C.F.R. § 668.23(b) in accordance with instructions issued by ED. All financial reports and statements submitted to each Education Agency fairly and accurately present, in all material respects, the financial condition of the applicable Acquired Company.

(u)           The Institution has complied in all material respects with the third-party servicer regulations in 34 C.F.R. § 668.25.

(v)            The Acquired Companies have Made Available to Purchaser copies of any complaints filed by any current or former students or employees of any Acquired Company or by any other third party with any Education Agency and any complaints filed by any current or former students with any Governmental Entity on or after the Education Compliance Date or that remain unresolved as of the date of this Agreement.

(w)            Since the Education Compliance Date, no Acquired Company has been, or had any principal or affiliate (as the terms “principal” and “affiliate” are defined in 2 C.F.R. pts. 180 and 3485) that has been, debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4, nor, to the Knowledge of Company, is any Acquired Company engaging in any activity that is a cause under 2 C.F.R. § 180.700 or § 180.800, as adopted at 2 C.F.R. § 3485.12, for debarment or suspension under Executive Order 12549 (3 C.F.R., Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

CONFIDENTIAL

(x)         Each Acquired Company has Made Available to Purchaser true and complete copies of material correspondence and documents received from, or sent to, any Education Agency as of the date of this Agreement, excluding correspondence routinely received from or sent to an Education Agency by institutions participating in Financial Assistance programs administered by, or approved by, such Education Agency, to the extent such correspondence and documents relate to any issue which remains pending as of the date of this Agreement and relate to (i) any written notice that any Education Approval is not in full force and effect in accordance with its terms or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to result in the revocation of such Education Approval; (ii) any written notice that any Acquired Company has violated in any material respect or is violating in any material respect any Education Law; (iii) any audits, program reviews, investigations or site visits conducted by ED or any other Education Agency, except for audits, reviews or site visits (A) conducted on a routine or periodic basis with respect to any entity regulated by the respective Education Agency or holding the respective Education Approval, or (B) which, if determined adversely, would not reasonably be expected to have a material impact on the Acquired Companies taken as a whole; or (iv) the placement or removal of any Acquired Company, on or from the reimbursement or heightened cash monitoring level 2 (as described at 34 C.F.R. § 668.162(d)(2)) method of payment under Title IV Programs.

(y)          Each Acquired Company has obtained all approvals, authorizations and consents from Education Agencies, and has made all notifications to Education Agencies, that are or were required in connection with the March 2019 Change in Ownership, except as would not reasonably be expected to have a material adverse impact on the Acquired Companies, taken as a whole.

(z)           Section 3.13(z) of the Disclosure Schedule sets forth each notice to or consent, approval or authorization of, any Education Agency required to be made or obtained under applicable Education Law prior to the consummation of the Contemplated Transactions to continue, renew or reinstate any current Education Approval set forth on Section 3.13(a) of the Disclosure Schedule upon or following the consummation of the Contemplated Transactions (each an “Education Consent”), other than any Education Consent required, or other requirements applicable, as a result of the specific regulatory status of Purchaser (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Purchaser (or any of its Affiliates) are or propose to be engaged.

(aa)          Since the Education Compliance Date, the Institution has complied in all material respects with ED’s cash management rules for requesting, maintaining, disbursing, and otherwise managing Title IV Program funds, as set forth in 34 C.F.R. Part 668 Subpart K.

(bb)          Except as set forth on Section 3.13(bb) of the Disclosure Schedule, since the Education Compliance Date, each Acquired Company has complied in all material respects with all applicable requirements of (i) federal non-discrimination Legal Requirements to which any Acquired Company is subject, including Title VI of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, Section 504 of the Rehabilitation Act of 1973, and the Age Discrimination Act of 1975; (ii) the Jeanne Clery Disclosure of Campus Security Policy and Campus Crime Statistics Act, as amended; and (iii) the Violence Against Women Reauthorization Act of 2013.

(cc)           Since the Education Compliance Date, the Institution has complied, in all material respects, with the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D.

(dd)          Since March 27, 2020, the Institution has administered and disbursed funds received pursuant to the Higher Education Emergency Relief Fund in compliance with requirements articulated in the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (03/27/2020), the related agreements the Institution was required to sign to obtain its funding allocation thereunder, and related ED guidance as in effect at the applicable time, except, in each case, for such noncompliance as would not reasonably be expected to have a material impact on the Acquired Companies, taken as a whole.

CONFIDENTIAL

3.14       Government Contracts. No Acquired Company is, or has ever been, a party to or otherwise bound by any Contract with any Governmental Entity. No Acquired Company has, or has ever had, any obligation under any Company Contract that would constitute a Contract with any Governmental Entity.

3.15        Intellectual Property.

(a)        Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of: (i) all Registered IP and for each such item, the full legal name of the owner of record, the jurisdiction in which it is registered (or where registration is sought), the application or registration number, the date of application, registration or issuance, as applicable, and all upcoming due dates and filing deadlines up to and including the date that is 18 months after the Closing date hereof; (ii) all material unregistered Owned IP (excluding Copyrights in curriculum and course materials but including Company Software) and for each such item the full legal name of the Acquired Company which purportedly owns it; (iii) all material Company IP in which any Acquired Company has (or purports to have) an exclusive license or similar exclusive right in any field or territory; and (iv) all Company Websites (including those with Domain Names that are Owned IP). The Acquired Companies have taken all reasonable measures to protect and enforce its rights in Owned IP. All Registered IP is subsisting, enforceable, valid and has been prosecuted and maintained in material compliance with all applicable Legal Requirements. Each Acquired Company has timely paid all fees necessary to maintain the Registered IP as of the Closing Date. The Company has Made Available to Purchaser correct and complete copies, as of the date of this Agreement, of all Registered IP certificates and prosecution documents.

(b)        The Acquired Companies are the sole and exclusive legal and beneficial owners of all right, title and interest in and to the Owned IP, and all Owned IP is freely and fully transferable, alienable, and licensable by the Acquired Companies without restriction and without payment of any kind to any third party and without approval of any third party (other than payments to or approval of the applicable Governmental Entity with respect to Registered IP). All Company IP is free and clear of all Liens other than Permitted Liens. Each Acquired Company owns, or otherwise has sufficient rights to, all Company IP used in or held for use for the business of such Acquired Company, and the Company IP is all the IP that is required to conduct the business of the Acquired Companies in the manner in which it is currently being conducted and proposed to be conducted. No funding, facilities or personnel of any educational institution, research center, or Governmental Entities (i) were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP or (ii) have any ownership interest in or rights to any Owned IP (except for licenses granted under an Outbound License). No Acquired Company is, or ever was, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Owned IP.

(c)          (i) None of the Acquired Companies, the Company Offerings (or the use, distribution, sale, or making available thereof), the Company IP, or the conduct of the business of the Acquired Companies has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated any IP of any other Person; and (ii) the Acquired Companies, the Company Offerings (or the use, distribution, sale, or making available thereof), the Company IP and the conduct of the business of the Acquired Companies do not infringe (directly, contributorily, by inducement or otherwise), misappropriate, or otherwise violate any IP of any Person. There is no Legal Proceeding pending or threatened in writing against any Acquired Company or an offer of a license to any Acquired Company involving any Company IP or Company Offering or any claim alleging that any of the foregoing infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates the rights of any Person. To the Knowledge of the Company, no Person is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Owned IP, or has previously done so. There is no Legal Proceeding pending or threatened in writing against any Acquired Company in which the ownership, scope, validity, or enforceability of any Company IP is being, has been, or would reasonably be expected to be contested or challenged.

CONFIDENTIAL

(d)         Section 3.15(d) of the Disclosure Schedule sets forth a complete and accurate list of all: (i) Outbound Licenses ; and (ii) Inbound Licenses (other than any Inbound Licenses that is a shrink-wrap or click-through license or a license for “off the shelf” software that is generally available on standard, non-negotiated commercial terms for less than $10,000 annually). All standard-form Contracts used by any Acquired Company at any time (including end user agreements; terms of use; click-through agreements; customer contracts; non-disclosure agreements; distributor, reseller, or channel partner agreements; collaboration agreements; and employee and contractor agreements that include assignments or licenses of IP) have been Made Available to Purchaser. Each user of any Company Website is subject to valid and enforceable terms of use in the form Made Available to Purchaser pursuant to this Section 3.15(d). No Owned IP has been distributed or made available to any third party except pursuant to an Outbound License.

(e)          Section 3.15(e) of the Disclosure Schedule identifies all Company Software. No Source Code for any Company Software has been disclosed, delivered, or licensed by any Acquired Company to any other Person, and no Acquired Company has any contractual obligation to provide any Source Code for any such Software to any other Person. No Acquired Company is obligated under any Open Source License to distribute or make available any Software, Source Code or other IP to any other Person, or grant any other rights to any Person. No Acquired Company has granted ownership or exclusive license rights in any of the Company Software to another Person.

(f)            Each Acquired Company has: (i) taken all reasonable measures to protect and preserve the confidentiality of all Confidential Information owned, used, or held by any Acquired Company; and (ii) only disclosed any such Confidential Information pursuant to the terms of a written agreement that requires the Person receiving such Confidential Information to reasonably protect and not disclose such Confidential Information. No Confidential Information owned, used, or held by any Acquired Company has been disclosed by any Acquired Company to any Person other than pursuant to a written agreement restricting the disclosure and use of such Confidential Information by such Person.

(g)            No Company Associate has any ownership, license or other right, title or interest in any Company IP, or to any improvements or modifications thereof. Each Company Associate who is or has been involved in the creation or development (alone or with others) of any IP by or for any Acquired Company, or has or previously had access to any Confidential Information owned, used, or held by any Acquired Company, has executed and delivered to the applicable Acquired Company a written and enforceable Contract: (i) that irrevocably assigns to such Acquired Company all right, title and interest in and to any such IP; and (ii) pursuant to which such Company Associate agrees to maintain and protect the confidentiality of such Confidential Information. In each case in which an Acquired Company has acquired ownership (or purported to acquire ownership) of any IP from any Person, such Acquired Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of all rights with respect to such IP to the applicable Acquired Company. No Company Associate is subject to any Contract with any other Person that conflicts with or restricts the performance of their work for any Acquired Company or is in violation of any Contract with another Person that pertains to IP. No Person (other than the Acquired Companies) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Owned IP. Except as set forth on Section 3.15(g) of the Disclosure Schedule, there are no royalties, fees, honoraria or other payments payable by any Acquired Company to any Person by reason of the ownership, development, use, license, sale or disposition of any Company IP, other than salaries and sales commissions paid to employees, contractors and sales agents in the ordinary course of business.

CONFIDENTIAL

(h)          Neither the execution, delivery or performance of this Agreement or any other Transaction Document nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or encumbrance on, any Company IP; (ii) a breach of or default under or termination of any IP License; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Owned IP, any Company Offering, or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right or interest under, in or to any Company IP; (iv) Purchaser or any of its Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of any IP; (v) a reduction of any royalties or other payments that any Acquired Company would otherwise be entitled to receive with respect to any Company IP or any Company Offering; or (vi) Purchaser or any of its Affiliates being obligated to pay any material royalties or other similar amounts to any Person in excess of those payable by any Acquired Company prior to the Closing Date.

3.16        Privacy and Data Security.

(a)         Each Acquired Company’s Processing of Protected Information has complied, and complies with, (i) each applicable Company Contract, (ii) applicable Information Privacy and Security Laws, including without limitation the California Consumer Privacy Act and its implementing regulations for California residents and the General Data Protection Regulation EU 2016/679 as relevant to individuals in the European Union or any Acquired Company operations that may be in the European Union; (iii) PCI DSS for payment card information, and (iv) Company Privacy Policies. Each Acquired Company has all lawful bases, authorizations, rights, consents, data processing agreements and data transfer agreements that are required under Information Privacy and Security Laws to Process Protected Information in the Acquired Company’s possession or under its control in connection with the operation of the business of each Acquired Company.

(b)          Except as set forth in Section 3.16(b) of the Disclosure Schedule, each Acquired Company has adopted, in compliance in all material respects with Information Privacy and Security Laws, and is and has been in compliance in all material respects with commercially reasonable policies and procedures that apply to an Acquired Company’s Processing of Protected Information gathered or accessed in the course of the operations of an Acquired Company. Any Company Associates who have access to Protected Information have received documented training (in accordance with best industry standards) with respect to compliance with Information Privacy and Security Laws and, to the extent applicable, if any, the PCI DSS.

(c)            Except as set forth in Section 3.16(c) of the Disclosure Schedule, each Acquired Company appropriately monitors and protects the confidentiality, integrity, and security of its Protected Information and the Systems against any Information Security Incident, and no Acquired Company has ever experienced an Information Security Incident. Each Acquired Company has established, and is and has always been in compliance in all material respects with, a comprehensive information security program that: (i) complies with all Information Privacy and Security Laws and relevant industry standards; (ii) performs periodical industry standard verifications and/or testing to identify, on an ongoing and regular basis, internal and external risks to the security of any Protected Information or other proprietary or confidential information in its possession; (iii) monitors and protects Protected Information and all Systems against any Information Security Incident, in conformance with Information Privacy and Security Laws; (iv) implements, monitors, and maintains appropriate, adequate and effective administrative, organizational, technical, and physical safeguards to control the risks described above in (ii) and (iii); (v) is described in written data security policies and procedures; (vi) assesses each Acquired Company’s data security practices, programs, and risks; (vii) maintains incident response and notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws, including in the case of any Information Security Incident compromising Personal Data; and (viii) to the extent applicable, complies with PCI DSS. Each Acquired Company takes and has at all times taken all necessary steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws and consistent with relevant industry standards.

CONFIDENTIAL

(d)         Each Acquired Company has taken all reasonable measures to secure all Company Software prior to selling, distributing, deploying or making it available and has made patches and updates to that Company Software available in accordance with industry standards. Without limitation to the foregoing, each Acquired Company has performed, or a third party information security vendor has performed on behalf of each Acquired Company, penetration tests and vulnerability scans of all Company Software and those tests and scans were conducted in accordance with industry standards. Each vulnerability identified by any such tests or scans has been fully remediated.

(e)           No Acquired Company has been subject to, or received any notice of or audit request relating to, any Legal Proceeding or, to the Knowledge of the Company, investigation relating to any actual or alleged non-compliance with any Information Privacy and Security Law. No Person has alleged that any Acquired Company has failed to comply with any Information Privacy and Security Law. No Acquired Company is required, has been required, or has failed, under any Company Contract or any Information Privacy and Security Law, to notify any Person and/or any Governmental Entity of the loss, or unauthorized access, use or disclosure, of any Protected Information of such Person or Governmental Entity.

(f)            None of the execution, delivery or performance of this Agreement or any of the other Transaction Documents, the consummation of any of the Contemplated Transactions or any Acquired Company’s provision to Purchasers, or Purchasers’ possession or use of, Protected Information in any Acquired Company’s Systems or databases will or would reasonably be expected to result in any violation of any Company Privacy Policy (as it currently exists or as it existed at any time during which any Company Data was collected or obtained by any Acquired Company), any Company Contract or any Information Privacy and Security Law. Each Acquired Company shall continue to have at least the same rights to use, process and disclose Protected Information after the Closing as it had before the Closing. Purchaser’s use of Protected Information will not, and would not reasonably be expected to, result in any violation of any Company Privacy Policy, any Company Contract or any Information Privacy and Security Law so long as Purchaser uses such Protected Information in a manner consistent with any use restrictions set forth in such Company Privacy Policy, such Company Contract or such Information Privacy and Security Law.

3.17        IT Systems.

(a)            All Systems are either: (i) owned and operated by, and are under the control of, an Acquired Company; or (ii) duly and validly leased or licensed to an Acquired Company for such Acquired Company’s use pursuant to a Material Contract. Section 3.17(a) of the Disclosure Schedule identifies and describes all leased or licensed elements of the Systems as of the date of this Agreement.

CONFIDENTIAL

(b)       The Systems are substantially free of any material bugs, errors, or Defects and have always performed substantially in conformity with the terms of all applicable Inbound Licenses and other contractual commitments (including service level requirements and express and implied warranties) and Documentation. For purposes of the foregoing, a (i) “Defect” is a deviation between the operation of any product or service as described in its Documentation and the manner in which the product or service actually operates and (ii) “Documentation” means user manuals, specifications, and related documentation for a product or service. The service levels, uptime, and availability commitments of all Systems that are provided to the Acquired Companies by third parties are, at a minimum, consistent with industry standards.

(c)         The Systems used by each Acquired Company do not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses, malware, “backdoor,” “time bomb” or “drop dead device” (as such terms are commonly understood in the software industry) or other software routines that are designed to, are intended to, or can permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, a computer system or network or other device, Software, data or other materials (“Contaminants”). Each Acquired Company has taken all commercially reasonable steps and implemented commercially reasonable safeguards (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Systems are protected against the introduction of Contaminants and are free from Contaminants.

(d)          The Systems are reasonably sufficient for the existing needs of each Acquired Company. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of each Acquired Company’s business in the manner it is currently being conducted and as currently proposed to be conducted.

(e)            Except as set forth on Section 3.17(e) of the Disclosure Schedule, since October 1, 2017, there has been no material failure, breakdown, unplanned downtime, outages or substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use of the Systems or the operation of any Acquired Company’s business. Each Acquired Company has disaster recovery and business continuity plans and procedures in place and makes back-up copies of data and information critical to the conduct of the business in a commercially reasonable manner.

3.18        Brokers’ and Finders’ Fees. Except as set forth in Section 3.18 of the Disclosure Schedule, no Acquired Company has incurred, or will incur, directly or indirectly, any Liability for any brokerage or finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Transaction Document or any of the Contemplated Transactions.

3.19        Insurance.

(a)            Section 3.19(a) of the Disclosure Schedule describes each policy of insurance to which any Acquired Company is a party or that provides coverage to any Acquired Company or any of its officers, managers or employees as of the date of this Agreement. The Company has Made Available to Purchaser: (i) accurate and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company is or has been covered at any time since October 1, 2017, or as to which claims remain open as of the date of the date of this Agreement; (ii) accurate and complete copies of all pending applications for policies of insurance as of the date of this Agreement; and (iii) any review by any actuary, and any statement by any auditor of the Financial Statements, with regard to the adequacy of coverage or of the reserves for claims, as of the date of this Agreement.

CONFIDENTIAL

(b)            Section 3.19(b) of the Disclosure Schedule describes: (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder; (ii) any Company Contract or arrangement for the transfer or sharing of any risk by any Acquired Company; and (iii) all material obligations of any Acquired Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)            All insurance policies to which any Acquired Company is a party or that provide coverage to any Acquired Company or any of its officers, managers, or employees: (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that, to the Knowledge of the Company, is financially sound and reputable; (iii) taken together, provide insurance coverage for the assets and the operations of any Acquired Company for all insurable material risks to which any Acquired Company is normally exposed (taken together with any self-insured retention programs); (iv) are sufficient for compliance with all material Legal Requirements involving the retention of insurance coverage; (v) are in full force and effect and will be in full force and effect immediately following the consummation of the Contemplated Transactions (unless a comparable successor policy with equal or more favorable coverages is in place without coverage period gaps); and (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.

3.20     Employment Matters.

(a)            Employee List. Section 3.20(a) of the Disclosure Schedule sets forth a complete and accurate list of each Company Associate as of the date of this Agreement, including, for each such Company Associate, the (i) name of such Person, (ii) dates of employment, (iii) job title (iv) classification as exempt or non-exempt under applicable Legal Requirements, (v) status as full-time, part-time, or temporary, (vi) location (including city and state) of employment, (vii) current compensation paid or payable (including annual or hourly rate of pay), (viii) leave of absence status and expected return to work date, (ix) any other compensation payable to such Person (including compensation payable pursuant to a bonus plan or entitlement, deferred compensation, commissions, and housing allowances), (x) earned and accrued but unused paid time off as of the date hereof, (xi) a description of any accrued and unpaid compensation, and (xii) the aggregate dollar amount of any loans provided to the Company Associate, including any amounts currently outstanding. The employment of all Company Associates that are current employees may be terminated on at-will basis without penalty or Liability, whether in respect of severance payments and benefits or otherwise.

(b)            Agreements. Except as set forth on Section 3.20(b) of the Disclosure Schedule, no Acquired Company is a party to or is obligated to perform under any of the following described agreements, plans or arrangements: (i) employment, collective bargaining, independent contractor or consulting agreements; or (ii) membership interest purchase, membership interest option plans or profits interests. The Company has Made Available to Purchaser accurate and complete copies of all Contracts referred to in Section 3.20(b) of the Disclosure Schedule.

(c)            Terminated Employees. Section 3.20(c) of the Disclosure Schedule sets forth a complete and accurate list of Company Associates whose employment or engagement has ended (voluntarily or involuntarily) from October 1, 2017 through the date of this Agreement, including their hire dates, termination dates, and whether their termination was voluntary or involuntary.

CONFIDENTIAL

(d)            Labor Unions. No Company Associate is or has ever been, represented by a labor union, works council or other employee representative body, and there are no organizing, election or other activities pending or threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any Acquired Company or Company Associate. No Acquired Company is, or has ever been, subject to any collective bargaining, works council, labor, voluntary recognition or similar agreement, nor is any such agreement being negotiated by any Acquired Company. There is no labor dispute, strike, work stoppage, picketing, boycott, slowdown, successor and/or related employer application or other labor trouble that is or has been outstanding, pending or, to the Knowledge of the Company, threatened against any Acquired Company and there has not been any such application or labor trouble since October 1, 2017. No Acquired Company has ever agreed to recognize any labor union, works council or other collective bargaining representative, nor has any labor union, work council or other collective bargaining representative been certified as the exclusive bargaining representative of any Company Associate.

(e)            Third Party Employee Claims. No Person has claimed in writing or, to the Knowledge of the Company, orally or has reason to claim that any Company Associate: (i) has violated any term of any employment Contract, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement or any restrictive covenant with such Person; (ii) has disclosed or otherwise misappropriated any trade secret or proprietary information or documentation of such Person; or (iii) has, in violation of Legal Requirement or Contract, interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services, or violated any confidential relationship with any Person in connection with such Company Associate’s employment with or service to any Acquired Company. Each Company Associate has successfully passed all industry standard background checks and all other verification reviews required, expressly or impliedly, by any Company Contract or applicable industry standard, certification or accreditation requirement, or other license, registration or membership requirements.

(f)             Legal Compliance. Each Acquired Company is and has at all times been in compliance in all material respects with all Employment Legal Requirements. Without limiting the foregoing sentence, except as set forth on Section 3.20(f) of the Disclosure Schedule, there are no complaints, charges, claims, or Legal Proceedings against any Acquired Company pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Entity based on, arising out of, in connection with or otherwise relating to violation of Employment Legal Requirements, and there have been no such complaints, charges, or claims filed, pending, or threatened since October 1, 2017. No Acquired Company is a party to or otherwise bound by any consent decree with or citation by any Governmental Entity or self-regulatory organization with respect to Employment Legal Requirements. Since October 1, 2017, no Acquired Company has received any written notice of intent by any Governmental Entity or self-regulatory organization responsible for the enforcement of labor or employment laws to conduct an investigation, audit, compliance check, or compliance review relating to such Acquired Company and, to the Knowledge of the Company, no such investigation, audit, compliance check, or compliance review is in progress. All employees of the Acquired Companies are (and all employees employed by the Acquired Companies in the last three (3) years were) authorized for employment by the applicable Acquired Company in the United States in accordance with the all applicable Legal Requirements, including the Immigration and Nationality Act, the Homeland Security Act, and similar laws and regulations. To the Knowledge of the Company, no allegations of immigration-related unfair employment practices have been made with or are being investigated by any Governmental Entity. Each Acquired Company has completed and retained, or has had completed and retained on such Acquired Company’s behalf, in accordance with the regulations of the United States Bureau of Citizenship and Immigration Services, a Form I-9 for all employees working for such Acquired Company.

CONFIDENTIAL

(g)            WARN Act, Notice and Consultation. No Acquired Company has, since October 1, 2017, taken any action, including any plant closing, mass layoff, relocation, furlough, separation from position or other termination of any Company Associate, that has imposed or would impose any obligation or other Liability, including an obligation to provide notice, upon any Acquired Company, Purchaser or any of Purchaser’s Affiliates under WARN. None of the Acquired Companies, Purchaser or any of their respective Affiliates has or will become subject to any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to or after the Closing, any Company Associate, Governmental Entity or other Person with respect to the impact of the Contemplated Transactions on the employment of any of the Company Associates or the compensation or benefits provided to any of the Company Associates. No Acquired Company is a party to any Contract or arrangement, and is not subject to any requirement, that in any manner restricts the Company from relocating, consolidating, merging or closing any portion of the business of any Acquired Company.

(h)            Independent Contractors. Section 3.20(h) of the Disclosure Schedule accurately sets forth with respect to each Company Associate who is a natural person (or a wholly owned entity owned by such natural person) providing services as a consultant or other independent contractor of any Acquired Company or has provided services in such capacity since October 1, 2018: (i) the name of such independent contractor, location of service and country of engagement, and the date as of which such independent contractor was originally engaged by any Acquired Company; (ii) whether such independent contractor is subject to a written Contract or is engaged through an agency or on a contingency basis; (iii) a description of such independent contractor’s consulting services; (iv) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from any Acquired Company with respect to services performed in fiscal years 2017, 2018 and 2019; (v) the terms of current compensation of such independent contractor; and (vi) any Permit that is held by such independent contractor and that relates to or is useful in connection with the business of any Acquired Company. Accurate and complete copies of all Contracts identified in Section 3.20(h) of the Disclosure Schedule have been Made Available to Purchaser. The engagement all of all Company Associates that are currently engaged as an independent contractor may be terminated upon not more than 30 days’ prior written notice without penalty or Liability.

(i)             Misclassification. No Company Associate that should have been classified as an employee is misclassified as an independent contractor or non-employee under any applicable Legal Requirement, and no Acquired Company has received any notice from any Governmental Entity, Company Associate, or other Person disputing such classification. No independent contractor is eligible to participate in any Employee Benefit Plan, and no Acquired Company has received any notice from any Governmental Entity, independent contractor, or other Person demanding that a Person classified as an independent contractor be permitted to participate in any Employee Benefit Plan. The Company Associates of each Acquired Company who have been employed as employees of such Acquired Company are and have at all times been correctly classified as either exempt or non-exempt employees under the applicable Legal Requirements of all jurisdictions in which the applicable Acquired Company maintains employment relationships. Each Acquired Company maintains accurate and complete records for relevant statutory recordkeeping periods of all hours worked by each employee eligible for overtime compensation (or with respect to which an Acquired Company otherwise has an obligation to track hours worked) and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions in which the applicable Acquired Company maintains employees.

(j)             Sexual Misconduct Claims. No allegation, complaint, charge or claim (formal or otherwise) of sexual harassment, sexual assault or sexual misconduct (a “Sexual Misconduct Allegation”) has, since October 1, 2015 been made against any Company Associate who is or was an officer, director, manager or supervisory-level employee of any Acquired Company. No Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing relating directly or indirectly to any Sexual Misconduct Allegation.

CONFIDENTIAL

(k)            OFCCP. No Acquired Company is subject to Executive Order 11246, Section 503 of the Rehabilitation Act, or the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, or other Legal Requirements administered by the Department of Labor Office of Federal Contract Compliance Programs, whether as a prime contractor or subcontractor.

3.21     Employee Benefit Plans.

(a)            Section 3.21(a) of the Disclosure Schedule contains a correct and complete list of each Employee Benefit Plan as of the date of this Agreement (other than offer letters or employment agreements for “at-will” employment, in each case, that do not contain severance or provide for notice periods prior to termination of longer than 30 days).  Neither any Acquired Company nor any ERISA Affiliate has made any plan or commitment to establish or materially amend any Employee Benefit Plan (except to the extent necessary to conform to requirements of applicable Legal Requirements, as previously disclosed to Purchaser in writing, or as required by this Agreement).

(b)            The Company has Made Available to Purchaser as of the date of this Agreement: (i) accurate and complete copies of all documents embodying each Employee Benefit Plan, including the current plan documents and all amendments thereto, and all related trust documents, administrative service agreements, group annuity Contracts, insurance Contracts or other funding instruments; (ii) the most recent summary plan descriptions relating to all Employee Benefit Plans together with all summaries of each material modification thereto, if any, required under ERISA; (iii) accurate and complete copies of the three most recent financial statements and actuarial reports with respect to all Employee Benefit Plans for which financial statements or actuarial reports are required or have been prepared; (iv) the three most recent annual reports (Form Service 5500 and all schedules), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (v) all IRS determination, opinion, notification and advisory letters; (vi) results of non-discrimination testing for the three most recently completed years, and (vii) all correspondence to from any Governmental Entity to any Acquired Company relating to any audit or investigation of each such Employee Benefit Plan since October 31, 2017.

(c)            Neither any Acquired Company nor any ERISA Affiliate has ever maintained or contributed to, or has any liability (including contingent liability) under or with respect to: (i) any plan subject to Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer” plan as defined in Section 3(37) of ERISA; (iii) any “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA; (iv) any “funded welfare plan” within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” within the meaning of Section 3(40)(A) of ERISA.

CONFIDENTIAL

(d)            Except as set forth in Section 3.21(d) of the Disclosure Schedule, each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms in all material respects and complies in form and operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Legal Requirements. No “prohibited transaction” (within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA and not otherwise exempt under Section 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Code) has occurred with respect to any Employee Benefit Plan that could result in material Company liability. There are no pending or, to the Knowledge of the Company, threatened Legal Proceedings relating to any Employee Benefit Plan other than routine claims by Persons entitled to benefits thereunder, and no Employee Benefit Plan is, to the Knowledge of the Company, the subject of any pending or threatened investigation or audit by the IRS, the U.S. Department of Labor or any other Governmental Entity. Neither any Acquired Company nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Employee Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. All contributions, premiums and other payments due or required to be made under any Employee Benefit Plan have been made.

(e)            Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and no event or omission has occurred that would reasonably be expected to cause any Employee Benefit Plan to lose such qualification.

(f)             Any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all material respects, with the applicable requirements of COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of any Acquired Company or any ERISA Affiliate.  None of the Employee Benefit Plans promise or provide retiree medical to any person other than health continuation coverage as required by COBRA (or similar state Legal Requirement), and neither any Acquired Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by COBRA (or any similar state law). Each Employee Benefit Plan, other than individual employment or other compensatory agreements, is amendable and terminable unilaterally by any Acquired Company without material liability to such Acquired Company other than ordinary administrative costs associated therewith.

(g)            Except as set forth in Section 3.12(a) of the Disclosure Schedule, no Contracts for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting or other basis provide for severance obligations upon termination.

(h)            Except as set forth on Section 3.21(h) of the Disclosure Schedule, the execution of this Agreement and the consummation of any of the Contemplated Transactions will not (either alone or in combination with one or more other events) (i) result in, cause or entitle any employee, officer, director or other service provider of any Acquired Company to the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to such employee, officer, director or other service provider, including any severance or change in control benefits under any Employee Benefit Plan, or (ii) result in any “excess parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(i)             Each Seller unit option granted to an employee of an Acquired Company was granted with an exercise price at least equal to the fair market value of the underlying security on the date of grant, as determined in accordance with Section 409A of the Code.

3.22     Compliance with Legal Requirements; Permits. Each Acquired Company has always complied with all applicable Legal Requirements in all material respects, and no written notice from a Governmental Entity has been received by, and, to the Knowledge of the Company, no claims have been filed or threatened against, any Acquired Company alleging a violation of any such Legal Requirements, and no Legal Proceeding exists or since October 1, 2017 was initiated with respect to an alleged violation of any Legal Requirement. Each Acquired Company holds and is in compliance in all material respects with all material Permits required for ownership of its properties and assets and the conduct of its businesses as presently conducted by any Acquired Company. No Acquired Company is a party to, or bound by, any Order (or agreement entered into in any Legal Proceeding with any Governmental Entity) with respect to any Acquired Company’s properties, assets, personnel or business activities.

CONFIDENTIAL

3.23            Environmental and Safety Matters.

(a)            Each Acquired Company is and has at all times since October 1, 2017 been in material compliance with all Environmental and Safety Requirements, and no Legal Proceeding, complaint, demand or notice has been made, given, filed or commenced (or, to the Knowledge of the Company, has been threatened) by any Person against any Acquired Company alleging any failure to comply with any Environmental and Safety Requirements or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Substances. Each Acquired Company has obtained, and is and has at all times been in material compliance with all of the terms and conditions of, all Permits that are required under any Environmental and Safety Requirement and has at all times materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental and Safety Requirement. The Company has Made Available to Purchaser accurate and complete copies of all internal and external environmental audits and studies in the possession or control of Seller or any Acquired Company, if any, as of the date of this Agreement, relating to any Acquired Company or its operations and all correspondence on material environmental matters relating to any Acquired Company or its operations.

(b)            No circumstance or physical condition exists on or under any property that was caused by or impacted by the operations or activities of any Acquired Company and that will or would reasonably be expected to give rise to: (i) any investigative, remedial or other obligation under any Environmental and Safety Requirement; (ii) any Liability on the part of any Acquired Company to any Person; or (iii) any claim of damage to Person or property against any Acquired Company.

(c)            All properties and equipment used in the business of any Acquired Company are and to the extent and during the period of any Acquired Company’s use, have been free of Hazardous Substances, except for any Hazardous Substances in small quantities found in products used by any Acquired Company for office or janitorial purposes in compliance in all material respects with all applicable Environmental and Safety Requirements.

3.24     Litigation.

(a)            Except as set forth on Section 3.24(a) of the Disclosure Schedule: (i) there has not been any Legal Proceeding pending against any Acquired Company since October 1, 2017; (ii) there are no Legal Proceedings for which any Acquired Company has been served or, to the Knowledge of the Company, that are pending or threatened, against any Acquired Company or any of the officers, directors, managers or employees of any Acquired Company in their capacities as such; (iii) there are no Legal Proceedings pending or threatened by any Acquired Company against any third party, at law or in equity, or before or by any Governmental Entity (including any Legal Proceedings with respect to the Contemplated Transactions); (iv) there have been no settlements of any Legal Proceedings or threatened Legal Proceedings since October 1, 2017; and (v) no Acquired Company is subject to any Order or decree of any Governmental Entity.

(b)            If the outcome of any litigation set forth on Section 3.24(a) of the Disclosure Schedule is adverse to any Acquired Company, it will not cause a material impact to any Acquired Company in the states in which the litigation is pending or in any other state. There is no investigation by any Governmental Entity or any other Person pending or, to the Knowledge of the Company, threatened against or affecting any Acquired Company or any of its properties or assets.

CONFIDENTIAL

3.25            Transactions with Related Parties. Except as set forth on Section 3.25 of the Disclosure Schedule, no Related Party: (a) has or has had any interest in any material asset used in or otherwise relating to the business of any Acquired Company; or (b) is or has been indebted to any Acquired Company, and no Acquired Company is indebted or has any obligation (and has not committed to make any loan or extend or guarantee credit) to any Related Party. Except as set forth on Section 3.25 of the Disclosure Schedule, to the Knowledge of the Company, no Related Party has any direct or indirect ownership interest in or relationship with (i) any Person with which any Acquired Company is Affiliated or with which any Acquired Company has a business relationship or (ii) any Person that competes with any Acquired Company (other than the ownership of less than 1% of the outstanding publicly traded stock in publicly traded companies that may compete with any Acquired Company). Except as set forth on Section 3.25 of the Disclosure Schedule, to the Knowledge of the Company, no Related Party is or has been, directly or indirectly, a party to or otherwise interested in any Company Contract.

3.26            Material Suppliers.

(a)            Section 3.26(a) of the Disclosure Schedule contains a complete and accurate list of all suppliers or vendors from whom the Acquired Companies purchased goods or services in the aggregate costing in excess of $300,000 during the fiscal year ending on September 30, 2020 or during the period between September 30, 2020 and the date of this Agreement (each, a “Material Supplier”). No Material Supplier has ceased doing business with any Acquired Company or notified any Acquired Company that it intends to cease doing business with any Acquired Company. No Material Supplier has notified any Acquired Company that it intends to (A) materially reduce the amount of business it is currently doing with any Acquired Company or (B) declare any force majeure or exercise any similar remedy under any Contract with such Material Supplier.

(b)            No Material Supplier: (i) to the Knowledge of the Company, is subject to any Legal Requirement that imposes any material restrictions on the operations of such Material Supplier related to COVID-19; (ii) has defaulted under any Company Contract or relationship with any Acquired Company in any material respect since October 1, 2017; or (iii) to the Knowledge of the Company, has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it.

3.27            Managers; Officers; Powers of Attorney. Section 3.27 of the Disclosure Schedule accurately sets forth: (a) the names of the managers of each Acquired Company, and (b) the names and titles of the officers of each Acquired Company, in each case as of the date of this Agreement. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company.

4.	Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller and the Company as follows, as of the date hereof and as of the Closing Date:

4.1              Standing. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

CONFIDENTIAL

4.2              Authority and Due Execution.

(a)            Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the Membership Interest Purchase and the other Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the Membership Interest Purchase and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser or to consummate the Membership Interest Purchase and the other Contemplated Transactions.

(b)            Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser is a party will be, duly executed and delivered by Purchaser and constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the Enforceability Exception.

4.3              Non-Contravention and Consents.

(a)            Non-Contravention. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party do not, and the consummation of the Membership Interest Purchase and the other Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transactions Documents to which Purchaser is or will be a party by Purchaser will not: (i) conflict with or violate any of its Charter Documents or similar organizational or governing documents then in effect; (ii) conflict with or violate any Legal Requirement applicable to Purchaser; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Purchaser under, or impair the rights of Purchaser or alter the rights or obligations of Purchaser under, or give to any Person any rights of termination, amendment or cancellation of, or result in the creation of a Lien on any of the assets of Purchaser pursuant to, any material Contract to which Purchaser is then a party or by which it is then bound.

(b)            Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by Purchaser in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Purchaser, or the consummation of the Membership Interest Purchase or any of the other Contemplated Transactions by Purchaser other than pursuant to the HSR Act.

(c)            Education Consents. No notice to, or consent, approval or authorization of, any Education Agency is required to be made or obtained by Purchaser (or any of its Affiliates) under applicable Education Law prior to the consummation of the Contemplated Transactions to continue, renew or reinstate any current Education Approval set forth on Section 3.13(a) of the Disclosure Schedule upon or following the consummation of the Contemplated Transactions.

4.4              Availability of Funds.

(a)            Debt Financing. Purchaser has delivered to Seller complete and accurate copies of an executed commitment letter of even date herewith, together with any Fee Letters (which may be customarily redacted), exhibits, schedules, annexes, supplements and term sheets (collectively, the “Debt Commitment Letters”) from the Financing Sources party thereto pursuant to which such Financing Sources have committed to provide, subject only to the terms and conditions expressly set out therein, debt financing for the transactions contemplated by this Agreement in the aggregate amount set forth therein (the “Debt Financing”).

CONFIDENTIAL

(b)            Debt Commitment Letters. The Debt Commitment Letters, in the form so delivered to Seller, are in full force and effect and are the legal, valid and binding obligations of Purchaser and, to the knowledge of Purchaser, the respective Financing Sources, fully and specifically enforceable against Purchaser and, to the knowledge of Purchaser, the other parties thereto in accordance with their terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general application relating to or affecting creditors’ rights generally and subject to general equitable principles (whether considered in a proceeding at equity or law)), and, as of the date hereof, Purchaser knows of no fact or circumstance that would cause the Debt Financing to be unavailable on a timely basis in order to consummate the Membership Interest Purchase and the other transactions contemplated hereby if the conditions set forth in Section 7 hereof are satisfied. There are no other agreements, side letters or arrangements to which Purchaser is a party relating to the Debt Commitment Letters that could in any manner affect the availability of the full amount of the Debt Financing if the terms or conditions to be satisfied by it contained in the Debt Commitment Letters are satisfied. As of the date of this Agreement, (i) none of the Debt Commitment Letters has been amended or modified and no such amendment or modification is contemplated except in connection with any amendments or modifications to effectuate any “market flex” terms contained in the Debt Commitment Letters provided as of the date hereof and (ii) the respective commitments set forth in the Debt Commitment Letters have not been withdrawn or rescinded in any respect (and no such withdrawal or rescission is contemplated).

(c)            Sufficiency. The aggregate proceeds contemplated by the Debt Commitment Letters, together with any cash currently available to Purchaser, are sufficient (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” (including original issue discount “flex”) provided under the Debt Commitment Letters) to enable Purchaser to (i) consummate the transactions contemplated by this Agreement and the other Transaction Documents upon the terms contemplated by this Agreement and the other Transaction Documents, as the case may be, (ii) pay all of the Closing Cash Consideration pursuant to this Agreement and (iii) pay all related fees and expenses associated with the transactions contemplated by this Agreement or the Debt Commitment Letters incurred by Purchaser or any of its Affiliates and required to be paid at the Closing by such party (the “Closing Payments”).

(d)            Debt Commitment Letter Contingencies. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing (both before and after giving effect to any “flex” provisions) other than the terms thereof set forth in the Debt Commitment Letters. No event has occurred which would reasonably be expected to result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would reasonably be expected to become a default) by Purchaser under the Debt Commitment Letters nor, to the knowledge of Purchaser, a default or breach on the part of any other party to the Debt Commitment Letters. As of the date hereof, Purchaser does not have any reason to believe that any of the conditions to the Debt Financing will not be timely satisfied or that the Debt Financing will not be available to Purchaser on the Closing Date in accordance with the terms and conditions of the Debt Commitment Letters. As of the date of this Agreement, Purchaser is not aware of any fact or occurrence that would reasonably be expected to make any of the representations and warranties set forth in the Debt Commitment Letters inaccurate in any material respect.

CONFIDENTIAL

(e)            No Conditions. The obligations of Purchaser under this Agreement are not subject to any conditions regarding Purchaser’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(f)             Interpretation. Any reference in this Agreement to (i)  “Debt Commitment Letters” will include such documents as amended or modified in compliance with the provisions of Sections 6.5(a) and (b) and (ii) the “Debt Financing” will include the financing contemplated by the Debt Commitment Letters as amended or modified in compliance with the provisions of Sections 6.5(a) and (b). As of the date of this Agreement, Purchaser has fully paid, or caused to be fully paid, any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Debt Commitment Letters on or prior to the date of this Agreement.

4.5              Education Regulatory Matters.

(a)            To the Knowledge of Purchaser, there exist no facts or circumstances attributable to Purchaser, any Affiliate of Purchaser, or any Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over any of the foregoing, that would, individually or in the aggregate, reasonably be expected to adversely affect the ability of Purchaser or any Acquired Company to obtain any Education Consent set forth on Section 3.13(z) of the Disclosure Schedule, to obtain any Education Approval material to the continued operation of the Acquired Companies, or to enter into and perform their respective obligations under the Purchaser Shared Services Plan.

(b)            None of Purchaser or any Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over Purchaser, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. Section 668.174(c)(4)), alone or together, (i) exercises or exercised substantial control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (ii) owes a Liability for a Title IV Program violation, in each case related to the period in which Purchaser or any Person that exercises substantial control over Purchaser, or member of such Person’s family, exercised substantial control over such institution or third-party servicer.

(c)            None of Purchaser or any chief executive officer of Purchaser has pled guilty to, pled nolo contendere or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(d)            None of Purchaser, or any Affiliate thereof that after consummation of the Contemplated Transactions will have the power, by Contract or ownership interest, to direct or cause the direction of the management or policies of the Institution, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(e)            Since the Education Compliance Date, Purchaser has not been, or had any principal or affiliate (as the terms “principal” and “affiliate” are defined in 2 C.F.R. pts. 180 and 3485 that has been, debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4, nor, to the Knowledge of Purchaser, is Purchaser or any principal or affiliate thereof engaging in any activity that is a cause under 2 C.F.R. § 180.700 or § 180.800, as adopted at 2 C.F.R. § 3485.12, for debarment or suspension under Executive Order 12549 (3 C.F.R., Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

CONFIDENTIAL

4.6          Valid Issuance; Certificate of Designations. Upon filing of the Certificate of Designations with the Secretary of State of the State of Delaware, to the extent Closing Stock Consideration is issued as consideration hereunder, any such Closing Stock Consideration being delivered by Purchaser at Closing will be duly and validly issued, fully paid and nonassessable, and each such share or other security will, when issued in accordance with this Agreement, be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws. To the extent Closing Stock Consideration is issued as consideration hereunder, the Closing Stock Consideration will be issued in compliance with all applicable securities Legal Requirements and other applicable Legal Requirements, in each case in all material respects.

4.7          Non-Reliance. Purchaser is not relying, has not relied and will not rely on any representation or warranty whatsoever in connection with the Contemplated Transactions, express or implied, except for the representations and warranties set forth in Section 2 and Section 3, and the representations and warranties set forth in the Seller Closing Certificate.

4.8          Litigation. There is no Legal Proceeding pending, or, to the knowledge of Purchaser, that has been threatened against Purchaser in writing that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the entry into, performance of, compliance with or enforcement of any of the obligations of Purchaser under this Agreement.

4.9          Brokers’ and Finders’ Fees. Other than brokers, finders or investment bankers whose fees and expenses are payable by solely by Purchaser or its Affiliates, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or agent’s commission or any similar charge in connection with this Agreement or any other Transaction Document or any of the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser.

4.10       SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)           Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since January 1, 2017, together with any amendments, restatements or supplements thereto (collectively, the “Purchaser SEC Reports”).

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the Purchaser SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Purchaser as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Reports.

(c)           Except as and to the extent set forth in the Purchaser SEC Reports, Purchaser has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Purchaser’s business.

(d)           Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market Select.

CONFIDENTIAL

(e)           Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

5.	Certain Covenants of Seller and the Acquired Companies

5.1         Access; Information. During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 and the Closing (the “Pre-Closing Period”), the Company shall, and shall ensure that each Acquired Company and its Representatives: (i) promptly upon request and reasonable advance notice, provide Purchaser and Purchaser’s Representatives with reasonable access during normal business hours to the Company’s executive management team with title of “vice president” and any Persons more senior within either of the Acquired Companies, and the assets and properties (including the Leased Real Property) and to all books, records, work papers and other documents and information relating to the Acquired Companies; (ii) promptly upon request and reasonable advance notice, provide Purchaser and Purchaser’s Representatives with copies of such books, records, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and other information regarding the Acquired Companies, as Purchaser may reasonably request, (iii) without limitation of the foregoing, on a monthly basis, provide to Purchaser promptly after the end of each month a copy of a management report for such period, in a manner substantially consistent with the Company’s practices prior to the date of this Agreement, and (iv) without impact on the terms of Section 5.2, keep Purchaser informed as to any material actions taken or proposed to be taken in connection with any COVID-19 Measures that would have a material adverse effect on the operations or the assets, properties or employees or former employees of the Acquired Companies; provided, however, that under no circumstance shall the foregoing require any of the Acquired Companies to: (1) violate any Legal Requirement or Education Law; (2) grant any access or disclose any information in breach of any obligation of confidentiality to any Person; or (3) take any action that would or could reasonably be expected to waive any attorney-client privilege.

5.2          Operation of the Business of the Acquired Companies.

(a)          During the Pre-Closing Period, except as (x) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) set forth in Section 5.2(a) of the Disclosure Schedule, the Acquired Companies (taken as a whole) shall use its commercially reasonable efforts to:

(i)            conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement; and

(ii)            preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, faculty, students, landlords, creditors, employees and other Persons having business relationships with any Acquired Company.

CONFIDENTIAL

(b)          During the Pre-Closing Period, except as (x) consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) or (y) set forth in Section 5.2(b) of the Disclosure Schedule, the Acquired Companies (taken as a whole) shall not:

(i)            cancel or fail to replace or renew any of its material insurance policies identified in Section 3.19(a) of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such material insurance policies;

(ii)           sell, issue, grant or authorize the sale, issuance, or grant of: (A) any Membership Interest or security of any Acquired Company; (B) any option, warrant or right to acquire any Membership Interest or security of any Acquired Company; or (C) any instrument convertible into or exchangeable for any Membership Interest or security of any Acquired Company;

(iii)          amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of membership interests or similar transaction;

(iv)           enter into, amend or modify any Contract with Collegis, LLC or any Affiliates of Collegis, LLC (other than pursuant to any change order thereto entered into by any Acquired Company that does not (A) extend the period of time during which such Contract shall remain effective, (B) expand the scope of services provided under such Contract and (C) increase the aggregate payment liability of such Acquired Company under such Contract by more than $250,000 in any fiscal year, in each case, which change order remains applicable with respect to periods commencing after September 30, 2021 and is not cancellable by the applicable Acquired Company without penalty);

(v)            acquire the equity securities of any other Person or all or substantially all of the assets of any other Person;

(vi)           fail to make during the Pre-Closing Period capital expenditures equal to at least 80% of $5,897,000 (which amount represents the aggregate capital expenditures set forth in the capital expenditure plan Made Available to Purchaser prior to the date of this Agreement for the fiscal period commencing October 1, 2020 and ending September 30, 2021), prorated for the portion of such fiscal period represented by the Pre-Closing Period;

(vii)         enter into (A) any joint venture or (B) any strategic partnership or alliance with an effective period of greater than two (2) years (other than articulation agreements entered into in the ordinary course of business consistent with past practices);

(viii)        enter into a lease or sublease as lessee or sublessee for any Leased Real Property other than to renew or replace a lease or sublease therefrom whose term is scheduled to expire within 24 months following the date of this Agreement or otherwise as set forth in a written plan Made Available to Purchaser prior to the date of this Agreement;

(ix)          (A) enter into any collective bargaining, works council, labor, voluntary recognition or similar agreement or other Contract with any employee representative body; (B) establish, adopt, amend or terminate any Employee Benefit Plan (or any plan, policy, program, arrangement or agreement which would be an Employee Benefit Plan if it were in existence on the date of this Agreement) that results in excess of $500,000 in incremental (relative to the Liabilities pursuant to the existing Employee Benefit Plan being so amended or being adopted or established in replacement thereof and except to the extent otherwise permitted by this Section 5.2(b)(ix)) annual Liabilities to the Acquired Companies, taken as a whole; (C) hire, engage, or make an offer to hire or engage, any new Company Associate with title of “vice president” or any Persons more senior than “vice president” with either of the Acquired Companies, other than to fill a vacancy existing on the date hereof or arising after the date hereof in the ordinary course of business and consistent with past practices; or (D) grant any new right to severance or termination pay, or increase any existing right to severance or termination pay, to any Company Associate, other than in the ordinary course of business and consistent with past practices;

CONFIDENTIAL

(x)            settle any Legal Proceeding with (A) non-monetary Liabilities or obligations of any Acquired Company applicable to any period following the Closing and/or (B) payment obligations of any Acquired Company that would remain unsatisfied following the Closing;

(xi)           amend the terms of any equity grant (or any portion thereof) to any Company Associate listed on Section 5.2(b)(xi) of the Disclosure Schedule to accelerate vesting of awards thereto (or otherwise accelerate the vesting applicable under any such award thereto), other than any such acceleration of the vesting of an equity grant in connection with the Contemplated Transactions;

(xii)         sell or dispose of any material asset, except in the ordinary course of business consistent with past practices;

(xiii)        change the base salary, commission or bonus compensation of any of the management employees listed on Section 5.2(b)(xi) of the Disclosure Schedule, except in the ordinary course of business consistent with past practices;

(xiv)         enter into any transaction with any Related Party, other than contracts providing for employment and benefit arrangements entered into in the ordinary course of business consistent with past practices and on an arms’-length basis;

(xv)          expend or disburse funds received pursuant to the Higher Education Emergency Relief Fund established by the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (03/27/2020) (“HEERF Funds”), except (A) to the extent approved by Purchaser (which approval shall not be unreasonably denied, conditioned or delayed), or (B) for expenses of a type for which HEERF Funds were used as reflected in the audited financial statements of Rasmussen College for the 12-month period ended September 30, 2020; or

(xvi)         authorize or approve, or agree, commit or offer to take, any of the actions described in clauses “(i)” through “(xv)” of this Section 5.2(b).

Notwithstanding the foregoing, any Acquired Company may take any action described in clauses “(i)” through “(xvi)” of this Section 5.2(b) if Purchaser provides its prior written consent to the taking of such action by such Acquired Company. Purchaser acknowledges and agrees that nothing contained in this Agreement shall give Purchaser the right to control or direct the operations of any Acquired Company prior to the Closing within the meaning of applicable antitrust laws.

CONFIDENTIAL

(c)           During the Pre-Closing Period, except as consented to in writing by Seller, Purchaser shall not sell, issue, grant or authorize the sale, issuance or grant of: (i) any equity security of Purchaser that would be senior or pari passu to the Closing Stock Consideration in any respect; (ii) any option, warrant or right to acquire any equity security of Purchaser that would be senior or pari passu to the Closing Stock Consideration in any respect; or (iii) any instrument convertible into or exchangeable for any equity security of Purchaser that would be senior or pari passu to the Closing Stock Consideration in any respect.

5.3          Notification. During the Pre-Closing Period, Seller shall promptly notify Purchaser in writing of (a) any event, condition, fact or circumstance of which Seller obtains Knowledge that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely; provided, however, that Seller’s failure to notify Purchaser of any such event condition, fact or circumstance based on a breach of or inaccuracy in any representation and warranty set forth in Section 2 or Section 3 shall not be deemed to cause the condition set forth in Section 7.2 not to be satisfied unless such breach of or inaccuracy in such representation and warranty is then continuing and would cause the condition set forth in Section 7.1 not to be satisfied. Seller shall afford Purchaser a reasonable opportunity to comment on any event, condition, fact or circumstance described in such notification, and shall consider in good faith any such comment timely made by Purchaser, including with respect to any Legal Proceeding, Legal Requirement, Education Law or any proceeding before any Education Agency. No such notification shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (a) determining the accuracy of any of the representations and warranties made by Seller in this Agreement or (b) determining whether any of the conditions set forth in Section 7 has been satisfied. Notwithstanding the foregoing to the contrary, in the event that Seller or any Acquired Company has provided Purchaser with information with respect to Seller, any Acquired Company or their respective business operations, Seller shall likewise afford Purchaser a reasonable opportunity to comment thereon and shall consider in good faith any such comment made by Purchaser (including with respect to any Legal Proceeding, Legal Requirement, Education Law, any proceeding before any Education Agency, the proposed execution of any Contract that would constitute a Material Contract or otherwise); provided, however, that, to the extent Purchaser has approved in writing any action or other matter under Section 5.2(b) or the execution of any Material Contract between the date of this Agreement and the Closing Date, or the handling of any particular matter, such action, matter or Material Contract, as applicable, shall be deemed to supplement and amend the Disclosure Schedule for all purposes under this Agreement (it being acknowledged and agreed that, except as expressly contemplated by this Agreement, Purchaser shall not have any obligation to approve any such matter). During the Pre-Closing Period, Purchaser shall promptly notify Seller in writing of any event, condition, fact or circumstance of which Purchaser obtains knowledge or otherwise becomes aware of that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 8 impossible or unlikely; provided, however, that Purchaser’s failure to notify Seller of any such event condition, fact or circumstance based on a breach of or inaccuracy in any representation and warranty set forth in Section 4 shall not be deemed to cause the condition set forth in Section 8.2 not to be satisfied unless such breach of or inaccuracy in such representation and warranty is then continuing and would cause the condition set forth in Section 8.1 not to be satisfied.

5.4          No Negotiation. During the Pre-Closing Period, Seller shall not, and shall ensure that no Acquired Company and no Representative of any Acquired Company shall: (a) solicit, knowingly encourage or knowingly facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any Contract, understanding or arrangement with, or provide any non-public information to, any Person (other than Purchaser or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible Acquisition Transaction. Seller shall promptly (and in any event within 48 hours after receipt thereof) give Purchaser notice orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by Seller or any Acquired Company or any Representative of any Acquired Company during the Pre-Closing Period. Except as prohibited by a confidentiality agreement entered into by Seller or an Acquired Company prior to July 10, 2020, such notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of: (A) all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request; and (B) a summary of all oral communications provided in connection with such inquiry, indication of interest, proposal, offer or request.

CONFIDENTIAL

5.5         Confidentiality.

(a)            Confidential Information. During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date, Seller shall, and shall cause its Affiliates and any such Affiliates’ Representatives to, keep confidential all Confidential Information of the Acquired Companies, except that Seller or such Affiliate or Representative may disclose such information to the extent that such information is required to be disclosed by or pursuant to any Legal Requirement, Legal Proceeding, Education Law or proceeding before an Education Agency, after (to the extent legally permissible) prior consultation with Purchaser so that Purchaser may seek an appropriate protective order and/or waive compliance with this Agreement (and, if Purchaser seeks a protective order, Seller shall cooperate, shall cause any applicable Acquired Company to cooperate, and shall use its commercially reasonable efforts to cause any Representative thereof to cooperate, with Purchaser as Purchaser shall reasonably request and at Purchaser’s sole cost and expense).

(b)            Confidentiality Agreement. Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, and cause its Affiliates and its and their Representatives to keep confidential, as Confidential Information in accordance with the provisions of the Confidentiality Agreement, information provided to Purchaser and/or its Affiliates and its and their respective Representatives pursuant to this Agreement or any other Transaction Document.

CONFIDENTIAL

5.6          Public Announcements. On or promptly following the date hereof, Purchaser shall issue a press release with respect to this Agreement and the Contemplated Transactions and shall (a) consult with Seller at a reasonable time prior to its issuance to allow Seller to comment on such release and (b) consider in good faith any comments timely provided by Seller to such release. From and after the date of this Agreement, except as expressly contemplated by this Agreement, none of the parties hereto shall (and the Company shall cause each of the Acquired Companies not to) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement, any other Transaction Document or any of the other Contemplated Transactions, without each other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, may, subject to the terms and conditions of this Agreement (other than the provisions of this Section 5.6), make public announcements and engage in public communications regarding this Agreement and the Contemplated Transactions to the extent such announcements or communications are entirely consistent with prior public disclosures of the parties to this Agreement regarding the Contemplated Transactions in accordance with this Section 5.6. No Acquired Company shall make any statement or announcement to its employees relating to the Contemplated Transactions without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), other than internal announcements to employees or communications with Representatives, in each case on a confidential basis. Notwithstanding the foregoing: (x) each party may provide information about this Agreement and the Contemplated Transactions (i) to a Governmental Entity, Accrediting Body or Education Agency pursuant to any applicable Legal Requirement or Education Law or in response to any inquiries by such Governmental Entity, Accrediting Body or Education Agency in connection with its investigation or review with respect to this Agreement, the Membership Interest Purchase or any of the other Contemplated Transactions, (ii) as otherwise required by or pursuant to any applicable Legal Requirement, Legal Proceeding, Education Law or proceeding before any Education Agency or (iii) as contemplated by this Agreement; and (y) Purchaser may, without the prior consent of the other parties hereto, issue any such press release or make any such public announcement or statement as it deems, based on the advice of legal counsel, is required by any applicable securities law or stock exchange rule.

5.7          Education Matters. The Company shall use its commercially reasonable efforts not to, and shall cause each Acquired Company to use its commercially reasonable efforts not to, suffer, permit or take any action which would be likely to cause the loss of any Education Approval.

CONFIDENTIAL

5.8         Seller Financing Covenants.

(a)            Prior to the Closing, Seller shall at Purchaser’s sole expense, use its commercially reasonable efforts to provide, and to cause the Acquired Companies and their respective Representatives to provide, to Purchaser all cooperation that is reasonably requested by Purchaser in connection with the Debt Financing (or any replacement, amended, modified, alternative or substitute financing permitted by Section 6.5(c) or 6.5(f) (each, an “Alternative Financing”)) (provided that such requested cooperation is required by the binding terms and conditions or customarily required in connection with the arrangement of such Debt Financing or Alternative Financing, and does not unreasonably interfere with the operations of the Seller or the Acquired Companies), including: (i) causing the Company’s senior management employees to be available to participate in a reasonable number of meetings of Financing Sources, due diligence sessions and rating agency presentations, if applicable and reasonably cooperating with the marketing efforts of Purchaser and its Financing Sources, in each case in connection with the Debt Financing and any Alternative Financing; (ii) preparing and furnishing Purchaser and its Financing Sources as promptly as practicable with reasonable and customary historical financial and other pertinent business information (to the extent already available) regarding the Acquired Companies as may be reasonably requested in writing by Purchaser, for use in connection with the Debt Financing and any Alternative Financing and providing reasonable assistance to the Purchaser’s preparation of pro forma financial information and projections, including delivery of the Required Financial Information as promptly as practicable; provided, that, for the avoidance of doubt, the Required Financial Information and/or the other information described in this clause (ii) shall not include, and Purchaser shall be solely responsible for, the actual preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information; (iii) reasonably assisting with the preparation of materials for rating agency presentations (if applicable), road shows, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the marketing and syndication of the Debt Financing and any Alternative Financing and reasonably cooperating with due diligence requests from the Financing Sources (including providing customary authorization and representation letters authorizing the distribution of, and providing access to, reasonable and customary historical information about the Acquired Companies to the Financing Sources and containing customary representations to the Financing Sources (it being understood and agreed that such documents shall contain customary language exculpating the Seller and the Acquired Companies with respect to any liability related to the use of the contents thereof or any related marketing material by the recipients thereof)); (iv) using commercially reasonable efforts to cause the Acquired Companies’ independent accountants to (x) provide any necessary consents for use of their reports related to the Acquired Companies in any materials relating to the Debt Financing or any Alternative Financing, (y) participate in drafting sessions and accounting due diligence sessions and cooperate with the Debt Financing or any Alternative Financing consistent with their customary practice and (z) provide comfort letters (including “negative assurance” comfort) in connection with the Debt Financing or any Alternative Financing; (v) furnishing Purchaser and its Financing Sources promptly, and in any event at least 10 days prior to the Closing Date (to the extent requested by the Financing Sources at least three days prior to the Closing Date), with all documentation and other information required by Governmental Entities with respect to the Debt Financing or any Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act (including, if the Acquired Companies qualify as “legal entity customers” under the Beneficial Ownership Regulation, information regarding the Acquired Companies (but not, for the avoidance of doubt, information regarding Seller or any of its Subsidiaries other than the Acquired Companies, or the direct or indirect ownership or owners of the Membership Interests from and after the Closing) necessary to complete a Beneficial Ownership Certification with respect to the Acquired Companies); (vi) obtaining the Payoff Letters and, releases of existing Liens contemplated by Section 1.4(a)(ix), and using commercially reasonable efforts to provide other customary payoff letters, lien terminations and instruments of discharge reasonably requested by Purchaser, its Representatives or the Financing Sources from third party lenders and trustees relating to any Indebtedness of the Acquired Companies to be paid off, satisfied, discharged and terminated on the Closing Date; (vii) facilitating the pledging of collateral for the Debt Financing, or any Alternative Financing (including delivering original stock certificates and original stock powers of the Acquired Companies to the extent required at Closing in connection with the Debt Financing or any Alternative Financing), including executing and delivering any customary pledge and security documents, credit agreements, ancillary loan documents, original stock certificates and customary closing certificates and documents, including assisting in preparing any schedules thereto as may be reasonably requested by Purchaser (in each case, subject to and only effective upon occurrence of the Closing); and (viii) reasonably cooperating with Purchaser’s legal counsel in connection with customary legal opinions required of Purchaser in connection with the Debt Financing or any Alternative Financing (it being understood and agreed that the Acquired Companies (and their respective legal counsel) shall not be required to deliver any legal opinions in connection with the Debt Financing or any Alternative Financing); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Seller or the Acquired Companies; and provided, further, that neither Seller or any Acquired Group Companies or their respective Representatives shall be required to (A) enter into or perform under any agreement with respect to the Debt Financing and any Alternative Financing, including any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents (other than the authorization letters) that is not contingent upon the Closing or that would be effective prior to or simultaneous with the Closing, (B) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior advancement or is not otherwise indemnified by or on behalf of Purchaser, (C) give any indemnities in connection with the Debt Financing or any Alternative Financing, (D) provide any information the disclosure of which is prohibited or restricted under any applicable Legal Requirement, Education Law or Contract, or which is legally privileged, (E) take any action that will conflict with or violate its organizational documents or any applicable Legal Requirements or Education Laws or would result in a violation or breach of, or default under, any agreement to which Seller or any of the Acquired Companies is a party or (F) take any corporate actions effective prior to the Closing Date to permit the consummation of the Debt Financing or the Alternative Financing that is not contingent upon the consummation of the Closing (other than the authorization and representation letters and comfort letters in connection with the preparation of the Acquired Companies’ financial statements and other financial data and notices regarding the restatement of any financial statements of the Acquired Companies). From the date on which Purchaser receives the Required Financial Information until the Closing, Seller shall promptly after obtaining Knowledge notify Purchaser in writing if (1) any Acquired Company determines that it must restate any financial statements included in the Required Financial Information or (2) the applicable independent accountants of any Acquired Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information for which they have provided an opinion, in each case, if and to the extent applicable.

CONFIDENTIAL

(b)           Nothing in this Section 5.8 will require (i) any Representative of any Acquired Company to deliver any certificate or opinion or take any other action pursuant to this Agreement that could reasonably be expected to result in personal liability to such officer or representative, or (ii) any member of any Acquired Company as of immediately prior to the Closing to approve or adopt any resolutions authorizing any financing or Contracts related thereto prior to the Closing.

(c)           All non-public or other Confidential Information provided by Seller or any of its Affiliates pursuant to this Agreement will be kept confidential in accordance with this Agreement and the Confidentiality Agreement, except that Purchaser will be permitted to disclose such information to any Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing, any Alternative Financing or any underwritten offering of debt or equity securities and to any underwriters, investors, initial purchasers or placement agents in connection with the Debt Financing, any Alternative Financing or any underwritten offering of debt or equity securities (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to Seller and of which Seller is a beneficiary.

(d)           Seller hereby consents to the use of any of the Acquired Companies’ logos in connection with the Debt Financing, any Alternative Financing and any underwritten offering of debt or equity securities, provided that such logos are used in a manner that is not intended to, nor reasonably likely to, harm or disparage Seller or any Acquired Company.

(e)           Purchaser acknowledges and agrees that it is not a condition to the Closing under this Agreement for Purchaser to obtain the Debt Financing or any Alternative Financing or any underwritten offering of debt or equity securities.

6.	Certain Covenants of the Parties

6.1         Cooperation; Consents and Filings.

(a)            Generally. Subject to Section 6.1(d), the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Membership Interest Purchase and make effective the other Contemplated Transactions on a timely basis. Without limiting the generality of the foregoing, but subject to Section 6.1(d), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) in connection with the Contemplated Transactions as promptly as practicable; (ii) shall use its commercially reasonable efforts to effectuate or obtain, as applicable, the Pre-Closing Education Notices and Consents and the Education Consents; (iii) shall use commercially reasonable efforts to obtain any consent or approval of the Contemplated Transactions from the counterparties to the Contracts set forth on Section 2.2(b) and Section 3.4(b) of the Disclosure Schedule, or written confirmation from such counterparties reasonably satisfactory in form and substance to Seller and Purchaser confirming that such consent is not required; and (iv) shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to lift any restraint, injunction or other legal bar to the Membership Interest Purchase. Seller shall afford Purchaser a reasonable opportunity to review each such filing, and the form of each such notice or consent, to be filed or made by or on behalf of Seller or any Acquired Company, and shall consider in good faith any comments timely made by Purchaser with respect to any such filing or form of notice or consent. Purchaser shall afford Seller a reasonable opportunity to review each such filing, and the form of each such notice or consent, to be filed or made by or on behalf of Purchaser, and shall consider in good faith any comments timely made by Seller with respect to any such filing or form of notice or consent. If required by the R&W Insurance Policy as a condition to coverage of certain representations and warranties as of the Closing and requested by Purchaser within 30 days of the scheduled Closing Date, the Acquired Companies shall (i) use commercially reasonable efforts to facilitate and cooperate with Purchaser to complete a bring down diligence review by Purchaser as to matters occurring during the Interim Period and (ii) deliver, no later than three Business Days prior to the scheduled Closing Date, updated Disclosure Schedules as of the Closing reflecting modifications to the Disclosure Schedule only for Post-Signing Events (the “Updated Schedules”); provided that, except as provided in Section 5.3, the Updated Schedules shall qualify only the truth or accuracy of the representations and warranties made or deemed made as of the Closing for purposes of the R&W Insurance Policy, and, for the avoidance of doubt, shall have no impact or effect on any breach or inaccuracy of any representation or warranty made or deemed made as of the date of this Agreement for any purpose, except to the extent provided in Section 5.3.

CONFIDENTIAL

(b)            Seller, the Acquired Companies and Purchaser shall use their respective commercially reasonable efforts to respond promptly to: (i) any inquiry or request received from the HLC for additional information or documentation; and (ii) any inquiry or request received from ED, any State Education Agency or other Education Agency in connection with the Pre-Closing Education Notices and Consents and the Education Consents.

(c)            Subject to the confidentiality provisions of the Confidentiality Agreement, each of Purchaser, Seller and the Acquired Companies shall use its commercially reasonable efforts to promptly upon request supply the other with any information reasonably required in order to effectuate any filing, consent or notice pursuant to (and to otherwise comply with its obligations set forth in) Section 6.1(a) and any response under Section 6.1(b). Without limiting the foregoing, Seller, Purchaser and the Acquired Companies shall use their respective commercially reasonable efforts to cooperate with each other in respect of planning, preparation and execution of the Purchaser Shared Services Plan. Except where prohibited by applicable Legal Requirements or Education Law or by any Governmental Entity or Education Agency, and subject to the confidentiality provisions of the Confidentiality Agreement, Seller, Purchaser and each Acquired Company shall each use its commercially reasonable efforts to: (A) consult with each other prior to taking a position with respect to any such filing, consent, notice or response; (B) permit each other to review and discuss in advance, and consider in good faith the views of each other in connection with, any analysis, appearance, presentation, memorandum, brief, white paper, argument, opinion or proposal before making or submitting any of the foregoing to any Governmental Entity or Education Agency in connection with any Legal Proceeding or other proceeding related to this Agreement or any of the Contemplated Transactions (including any such proceeding by or before an Education Agency); (C) not agree to participate in any substantive meeting or discussion with any Governmental Entity or Education Agency in respect of any filings, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless it consults with each other such party in advance and, to the extent permitted by such Governmental Entity or Education Agency, gives each other such party the opportunity to attend and participate thereat; provided, however, that any party may accept unprompted telephone calls from representatives of Governmental Entities and Education Agencies, provided such party promptly advises the other parties of the substance of any discussion had thereby; and (D) promptly provide each other such party with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions (and a summary of any oral presentations) made or submitted by any such party with or to any Governmental Entity or Education Agency related to this Agreement or any of the Contemplated Transactions. For the avoidance of doubt, prior to the Closing, Purchaser shall not, and shall cause its Representatives not to, submit any filing, document or other writing to, or engage in any substantive meeting or discussion with, any Governmental Entity or Education Agency relating to the Contemplated Transactions without Seller’s prior written consent. Following the Closing, Seller, Purchaser and the Acquired Companies will use their commercially reasonable efforts to cooperate promptly with each other in providing such information and assistance as any of them may reasonably request in connection with making notices to, and obtaining consents from, Education Agencies relating to the Contemplated Transactions, including but not limited to the Post-Closing Education Notices and Consents and any other notices to, and consents from, Education Agencies identified on Schedule 6.1(c); provided, that following the Closing Date, Seller’s and its Representatives’ obligations with respect to any such notices and consents (including the Post-Closing Education Notices and Consents and any other notices to, and consents from, Education Agencies identified on Schedule 6.1(c)) shall be limited to the provision of such cooperation.

CONFIDENTIAL

(d)            Limitations. Notwithstanding anything to the contrary contained in Section 6.1(a) or elsewhere in this Agreement, no party hereto shall have any obligation under this Agreement to (and no party shall, except with the prior written consent of the other party, agree to): (i) commit to or effect, by consent decree or hold separate order of, or any similar arrangement with, any Governmental Entity, the sale, divestiture, disposition or license (or similar arrangement) of, or limit such party’s freedom of action with respect to, any of the businesses, partnership interests, membership interests, equity securities, service lines, offerings or assets of such party or any of its Subsidiaries or Affiliates, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, partnership interests, membership interests, equity securities, service lines, offerings or assets of such party or any of its Subsidiaries or Affiliates; (ii) amend or modify any of its rights or obligations under this Agreement; or (iii) directly or indirectly (A) change, or commit to change, its place of domicile or organization or (B) restructure or commit to restructure any of the Contemplated Transactions.

6.2         Commercially Reasonable Efforts. Prior to the Closing, subject to Section 6.1(d): (a) the Company and Seller shall use their respective commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.3         Valid Issuance of Shares; Purchaser Public Filings. Prior to the Closing, and subject to the election by Purchaser to satisfy its obligations with respect to the Closing Stock Consideration in cash pursuant to Section 1.4(b)(i)(B), Purchaser shall take all actions necessary to authorize the Closing Stock Consideration by filing with the Secretary of State of the State of Delaware a Certificate of Designations in respect of the Closing Stock Consideration in the form attached as Exhibit E (the “Certificate of Designations”) and to cause the Closing Stock Consideration, upon issuance at the Closing, to be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. For so long as any shares of Closing Stock Consideration remain outstanding (including any shares of common stock of Purchaser issuable upon the conversion of the Closing Stock Consideration) and held of record by Seller or any of its Affiliates, Purchaser shall not (A) amend, supplement, restate, repeal, modify or alter, directly or indirectly, whether by merger, consolidation, reorganization or otherwise, the Certificate of Designations without the prior written consent of Seller, or (B) until the first anniversary of the Closing Date, fail to file any form, report, schedule, statement or other document required to be filed by Purchaser with the SEC or otherwise by the Exchange Act, or take any other action as may be necessary to permit Seller to dispose of the Closing Stock Consideration (including any shares of common stock of Purchaser issuable upon the conversion of the Closing Stock Consideration) upon the date that is six months following the Closing Date or any time thereafter pursuant to Rule 144 promulgated under the Securities Act.

CONFIDENTIAL

6.4         Tax Matters.

(a)          Seller agrees that Purchaser shall not have any liability for any Tax resulting from any action of Seller. On or after the Closing Date, Purchaser shall not, without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed), (i) make, revoke, or change any Tax election or adopt any Tax position with respect to any Acquired Company applicable to a Pre-Closing Tax Period, (ii) file, re-file, amend, or otherwise modify any Tax Return of an Acquired Company relating to any Pre-Closing Tax Period, or (iii) enter into any closing agreement, initiate any voluntary disclosure process or similar process with any Taxing Authority, extend or waive the limitation period applicable to any Tax Matter, or surrender any right to claim a refund of Taxes, in each case for any Pre-Closing Tax Period.

(b)          All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions shall be borne and paid 50% by Seller and 50% by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(c)          Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by any Acquired Company after the Closing Date. Any such Tax Return with respect to a Pre-Closing Tax Period or Straddle Period shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Legal Requirements) and any such income Tax Return or non-income Tax Return that shows a tax liability of $25,000 or more shall be submitted to Seller not less than 30 days prior to the due date for the filing any such Tax Return, and Purchaser shall not file any such Tax Returns without Seller’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

(d)          Any and all Tax allocation or Tax sharing agreements between any Acquired Company, on the one hand, and any Person (other than an Acquired Company), on the other, shall be terminated as of the Closing Date and, from and after the Closing Date, no Acquired Company shall be obligated to make any payment pursuant to any such agreement for any past or future period.

(e)          Purchaser and Seller shall cooperate with each other in connection with the preparation of any Tax Return of, and with any audit examination or litigation relating to any Tax liability imposed on, an Acquired Company for any Pre-Closing Tax Period, including furnishing or making available during normal business hours records, books of account or other materials necessary for the preparation of any such Tax Return, the conduct of any audit examination or the defense of any claim by any Taxing Authority relating to the imposition of any Tax; provided, however, that nothing in this Section 6.4(e) shall require Purchaser to provide Seller with any consolidated, combined, unitary or other Tax Return of Purchaser. Purchaser shall have the right to control any audit, litigation or other proceeding with respect to Taxes of the Acquired Companies (a “Tax Matter”); provided, however, that if any such Tax Matter relates to a Pre-Closing Tax Period (any such Tax Matter, a “Pre-Closing Tax Matter”), Purchaser shall promptly notify Seller of such Pre-Closing Tax Matter and provide to Seller (at Seller’s expense) participation rights with respect to such Pre-Closing Tax Matter. Purchaser shall not settle or otherwise conclude any Pre-Closing Tax Matter without Seller’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

CONFIDENTIAL

(f)           To the extent that payment of Unpaid Company Transaction Expenses gives rise to a deduction for Tax purposes, the Parties agree to treat such deduction as a deduction of the Seller to the extent that it is at least “more likely than not” properly deductible by Seller under applicable Tax law.

6.5         Purchaser Financing Covenants.

(a)          Except in connection with a termination of the Debt Commitment Letters in accordance with Section 6.5(g) below, Purchaser shall not permit any amendment or modification to be made to, any waiver of any provision or remedy under, or replacement of, the Debt Commitment Letters if such amendment, modification, waiver or replacement (i) reduces the aggregate amount of the Debt Financing set forth in the Debt Commitment Letters, in each case as of the date of this Agreement by an amount that would reasonably be expected to delay the Closing or impair the funding of the Debt Financing at the Closing (provided, however, that in the case of this clause (i), the aggregate amount of the Debt Financing may be reduced or terminated pursuant to the terms of the Debt Commitment Letters and if terminated, the Debt Commitment Letters may be replaced by virtue of obtaining alternative committed financing that complies with the requirements set forth in clause (ii) of this sentence), (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing Date, (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (C) adversely impact the ability of Purchaser to enforce its rights against other parties to such Debt Commitment Letters or the definitive agreements with respect thereto and (iii) permits any assignment of rights or obligations under the Debt Commitment Letters (other than (x) in connection with replacement of any Financing Source pursuant to an assignment to one of its permitted Affiliates in accordance with the Debt Commitment Letters or (y) for the assignment of a portion of the rights and/or obligations of any Financing Source under the Debt Commitment Letters permitted by clause (II) of the proviso immediately below); provided that (I) Purchaser may replace the Debt Commitment Letters with alternative financing in accordance with Section 6.5(c) and (II) subject to the limitations set forth in this Section 6.5(a), Purchaser may amend, restate, supplement or otherwise modify the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof). Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement or other modification, waiver, or substitution of the Debt Commitment Letters upon execution thereof, in each case, to the extent entered into prior to the Closing (which, for the avoidance of doubt, may be redacted in respect of fee amounts and the financial terms that do not affect the conditionality of the Financing).

(b)          Unless the Debt Commitment Letters have been terminated in accordance with Section 6.5(g) below, Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters (provided that Purchaser may amend any Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such Debt Commitment Letter as of the date hereof), including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letters, (ii) satisfy on a timely basis all conditions applicable to Purchaser to obtaining the Debt Financing at the Closing set forth therein, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letters (and provide final copies thereof (which, in the case of Fee Letters, may be customarily redacted) to Seller), (iv) enforce its rights under the Debt Commitment Letters and (v) upon satisfaction of the conditions set forth in the Debt Commitment Letters, consummate the Debt Financing at or prior to the Closing, including by causing the Financing Sources to fund the Debt Financing on the Closing Date, in each case in accordance with the terms of this Agreement and the Debt Commitment Letters. Purchaser will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letters as and when they become due.

CONFIDENTIAL

(c)          Unless the Debt Commitment Letters have been terminated in accordance with Section 6.5(g) below, in the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in any Debt Commitment Letter, Purchaser shall (i) promptly notify Seller thereof including the reasons therefor and (ii) use commercially reasonable efforts to obtain alternative debt financing from alternative sources in an amount sufficient, together with any unrestricted cash available to Purchaser, to make the Closing Payments. Purchaser shall promptly deliver to Seller true and complete copies of all agreements pursuant to which any such alternative debt financing shall be obtained (the “New Debt Commitment Letter”). Notwithstanding the foregoing, no New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letters in effect on the date hereof or otherwise include terms (including any “flex” provisions) that would reasonably be expected to make the likelihood that the such alternative debt financing would be funded less likely in any material respect. In the event that any New Debt Commitment Letter is obtained in accordance with the foregoing, (i) any reference in this Agreement to the “Debt Commitment Letters” will be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect, and (ii) any reference in this Agreement to the “Debt Financing” includes the debt financing contemplated by the Debt Commitment Letters as modified pursuant to the foregoing.

(d)          Purchaser shall keep Seller reasonably informed, in reasonable detail on a reasonably current basis of all material activity concerning the Debt Financing. Without limiting the generality of the foregoing, Purchaser shall promptly notify Seller (i) of any breach (or threatened breach in writing) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by Purchaser or any other party of which Purchaser becomes aware to the Debt Commitment Letters or definitive agreements related to the Debt Financing, (ii) of any dispute or disagreement between or among any parties to a Debt Commitment Letter or any definitive agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing, (iii) of the receipt by Purchaser of any written notice or communication from any Financing Source with respect to any of the items described in clauses (i) or (ii) above, (iv) of the termination or expiration prior to Closing of the Debt Commitment Letters or definitive agreements related to the Debt Financing and (v) if for any reason Purchaser at any time believes that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letters or any definitive agreements related to the Debt Financing. Purchaser shall provide any information reasonably requested by Seller relating to any of the circumstances referred to in the previous sentence as soon as reasonably practical (but in any event within two Business Days) after the date that Seller delivers a written request therefor to Purchaser. Notwithstanding the foregoing, nothing in this Section 6.5(d) shall require Purchaser to disclose any information to Seller to the extent that doing so would jeopardize the attorney-client privilege, work product doctrine or other legal privilege applicable to such information or would violate any confidentiality obligation to which Purchaser or any of its Affiliates is subject.

(e)          Purchaser shall indemnify and hold harmless Seller, the Acquired Companies and their respective Representatives from and against any and all Damages sustained or incurred by any of them in connection with the arrangement of the Debt Financing or any Alternative Financing (including actions taken at the request of Purchaser in accordance with Section 5.8) and any information utilized in connection therewith, except to the extent resulting from (i) the breach of this Agreement by Seller or any member of the Acquired Companies or (ii) such Person’s bad faith, gross negligence or willful misconduct. Nothing contained in this Section 6.5 or otherwise shall require any of the Acquired Companies, as applicable, to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. Purchaser shall, promptly upon written request by Seller, the Acquired Companies and their respective Representatives, reimburse such Persons for all documented and reasonable out-of-pocket costs incurred by Seller prior to the Closing in connection with Section 5.8 (other than Seller’s obligation to deliver its annual and quarterly financial statements).

CONFIDENTIAL

(f)           Without limiting Purchaser’s obligations pursuant to this Section 6.5, Purchaser shall be entitled, as an alternative source of financing, to pursue and enter into alternative or substitute financing, including any offering of debt or equity securities or the entrance into any credit facility, the proceeds of which are intended to be used to satisfy the obligations under this Agreement, the terms of which may differ from the terms set forth in the Debt Commitment Letters, but which will conform with Section 6.5(a) above. Provided that the terms of the financing contemplated by the immediately preceding sentence conform with the requirements of Section 6.5(a) (including with respect to the commitment and creditworthiness of the financing sources to be providing such financing), Purchaser at Closing may substitute the proceeds of any such financing for all or any portion of the Debt Financing contemplated by the Debt Commitment Letters by reducing commitments under the Debt Commitment Letter; provided that, any such cash substitution or reduction shall not adversely impact the effectiveness of the Debt Commitment Letter or otherwise cause a breach thereof. To the extent otherwise in accordance with the provisions of this Agreement, no actions taken by Purchaser or its Affiliates or Representatives in connection therewith shall in and of itself constitute a breach of the obligations of Purchaser under this Agreement.

(g)          Notwithstanding anything to the contrary set forth in this Section 6.5, Purchaser shall be entitled to terminate the Debt Commitment Letters, and/or reduce the commitment to provide financing thereunder, to the extent that (i) prior to the date of such termination or reduction, Purchaser deposits the proceeds of any equity or debt financing consummated thereby following the date of this Agreement in an amount equal to the amount of such reduction or, in the case of a termination, the entire amount of the Term Loan B Facility (as defined under the Debt Commitment Letter) then committed under the Debt Commitment Letters into an escrow account with the Escrow Agent on terms and conditions reasonably satisfactory to Seller, or (ii) Seller in its sole discretion otherwise consents to such termination or reduction in writing.

6.6         December Audited Financial Statements. Promptly, and in no event more than five Business Days following receipt by Seller or the Acquired Companies of the December Audited Financial Statements, Seller shall deliver to Purchaser a true and complete copy of the December Audited Financial Statements.

6.7         Certificate of Merger. Immediately following the Closing, the Company and Rasmussen College shall cause a certificate of merger in the form of Exhibit F (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware, and shall make all other filings or recordings required by the Delaware Limited Liability Company Act to complete the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Company and Rasmussen College shall agree and shall specify in the Certificate of Merger. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor the Acquired Companies shall have any liability or obligation under or in connection with the provisions of this Section 6.7.

CONFIDENTIAL

6.8         Withdrawal of Member. Seller and the Company shall take such action as may be necessary to cause Seller to withdraw as a member of the Company effective upon (and subject to the occurrence of) the Closing.

6.9         R&W Insurance Policy. During the term of the R&W Insurance Policy, Purchaser (a) shall, and shall cause the Acquired Companies and its and their respective Affiliates, to maintain the R&W Insurance Policy in full force and effect and (b) shall not, and shall not permit (i) any amendment, repeal or modification of any provision of the R&W Insurance Policy without Seller’s prior written express consent (not to be unreasonably withheld, conditioned or delayed, it being understood that it shall not be unreasonable for Seller to withhold consent in the event that any such amendment, repeal or modification would adversely affect the anti-subrogation rights of the R&W Insurer against Seller, its Affiliates or any of their respective indirect or direct members, partners, employees, directors, agents, managers or other representatives in Seller’s sole discretion), (ii) to take any action or omit to take any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder other than by payment of claims thereunder, or (iii) the assignment, substitution or transfer of the rights or obligations of the R&W Insurer under the R&W Insurance Policy other than as allowed by the terms of the R&W Insurance Policy.

7.	Conditions Precedent to Obligations of Purchaser

The obligations of Purchaser to cause the Membership Interest Purchase to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

7.1         Accuracy of Representations. (a) Each of the Seller Fundamental Representations (other than the representations and warranties set forth in Section 3.7) shall have been accurate in all respects as of the date of this Agreement (to the extent applicable) and shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date); and (b) each of the representations and warranties made by Seller and the Company in Section 2 and Section 3 (other than the representations and warranties referred to in clause “(a)” above) shall be accurate in all respects at and as of the Closing as if made at and as of the Closing (other than representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date) except for any inaccuracy that would not, alone or together with any other inaccuracy in any other representations and warranties, reasonably be expected to result in a Material Adverse Effect; provided, however, that: (i) for purposes of determining the accuracy of the representations and warranties referred to in clause “(b)” above, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) for purposes of determining the accuracy of the representations and warranties referred to in clauses “(a)” and “(b)” above, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

7.2         Performance of Covenants. Each of the covenants and obligations that any Acquired Company or Seller is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

7.3         Governmental and Other Consents; Expiration of Notice Periods.

(a)          HSR. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Membership Interest Purchase or any of the other Contemplated Transactions under the HSR Act shall have been made or obtained and shall be in full force and effect, and any waiting period (and any extension thereof) under the HSR Act prohibiting or otherwise restraining the Membership Interest Purchase or any of the other Contemplated Transactions shall have expired or been terminated.

CONFIDENTIAL

(b)          Education Matters.

(i)           Pre-Closing Education Notices and Consents. The Pre-Closing Education Notices and Consents, including the ED Abbreviated Pre-Acquisition Review Notice and pre-Closing approval of the HLC, in each case set forth on Section 7.3(b)(i) of the Disclosure Schedule, shall have been obtained or effectuated, as applicable, and no Education Agency listed on Section 7.3(b)(i) of the Disclosure Schedule shall have notified any Acquired Company, Seller, or Purchaser that it has made a determination not to issue a relevant Pre-Closing Education Notice and Consent; provided, that the parties to this Agreement shall cooperate in good faith and use commercially reasonable efforts to obtain reconsideration or reversal of an Education Agency determination not to issue such a Pre-Closing Education Notice or Consent, and such determination shall not form a basis for the termination of this Agreement prior to the End Date.  Copies of each Pre-Closing Education Notice and Consent shall have been delivered to Purchaser no later than five Business Days prior to the Closing Date.

(ii)         Post-Closing Education Notices and Consents. A pre-Closing courtesy notice shall have been sent to each Education Agency identified on Section 7.3(b)(ii) of the Disclosure Schedule as a Post-Closing Notice and Consent Education Agency, and no such Education Agency shall have informed any Acquired Company, Seller, or Purchaser that it has made a determination not to approve the Contemplated Transactions or continue the Company’s relevant Education Approval set forth on Section 7.3(b)(ii) of the Disclosure Schedule after the Closing Date under the ownership of Purchaser; provided, that the Parties shall cooperate in good faith and use commercially reasonable efforts to obtain reconsideration or reversal of such determination not to approve the Contemplated Transactions or continue the Company’s relevant Education Approval, and such determination shall not form a basis for the termination of this Agreement prior to the End Date.

(iii)        ED Abbreviated Pre-Acquisition Review Notice. The ED Abbreviated Pre-Acquisition Review Notice shall not indicate that, based upon its review of the ED Abbreviated Pre-Acquisition Review Application, ED intends to impose or otherwise require any Acquired Company or Purchaser to post after the Closing Date one or more Title IV Letters of Credit in favor of ED in excess of 10% of the Institution’s Title IV Program funding during the Acquired Companies’ most recently completed fiscal year (as calculated by ED) as part of a materially complete change in ownership and control application (“Pre-Acquisition Review Letter of Credit”).

(iv)         Title IV Letter of Credit. No Acquired Company or the Institution shall be subject for any reason to one or more Title IV Letters of Credit that, when combined with any Pre-Acquisition Review Letter of Credit, is in excess of 10% of the Institution’s Title IV Program funding during the Acquired Companies’ most recently completed fiscal year (as calculated by ED), unless ED has conveyed in writing (including via electronic mail) to the Purchaser, the Institution, or the Acquired Companies that the Institution may terminate any Title IV Letter of Credit in excess of such amount as of the Closing Date.

CONFIDENTIAL

(v)          Distance Education State Authorization. The Institution (i) shall be approved to participate in SARA or (ii) in the alternative, shall be exempt from holding or shall hold an Education Approval from the applicable State Education Agency for each state in which the Institution is offering online distance education services and has students located who are enrolled in distance education programs; provided, however, that if, in the aggregate, the states in which the Institution fails to hold an Education Approval from the relevant State Education Agency represent less than 5% of the students enrolled in the Institution’s education programs during the 12 months prior to the date of this Agreement, then the failure to hold an Education Approval in those states shall be disregarded for purposes of this condition.

(vi)         NCLEX Rates. The Institution shall not have suffered the revocation of any Education Approval(s) required to offer the Nursing Programs based on the failure to maintain adequate NCLEX scores, except to the extent that (A) such cumulative revocations adversely impact Nursing Programs enrolling 10% or less of students enrolled in all Institution Nursing Programs as of the start of the most recent academic term starting prior to the date of this Agreement, or (B) such cumulative revocations adversely impact Nursing Programs enrolling more than 10% of students enrolled in all Institution Nursing Programs as of the start of the most recent academic term starting prior to the date of this Agreement but such impact is offset by growth in the Institution’s Nursing Programs unimpacted by the loss of an Education Approval, such that the cumulative adverse impact on students enrolled in the Institution’s Nursing Programs as of the start of the most recent academic term starting prior to the date of this Agreement is 10% or less.

(vii)        Nursing Program Enrollment. Enrollment in the Nursing Programs as of the start of the most recent academic term starting prior to the Closing Date shall not have declined by more than five percent from the enrollment in such Nursing Programs as of the start of the same academic term in the prior academic year.

(viii)       ED Approval for March 2019 Change in Ownership.  ED shall have approved the Institution’s March 2019 Change in Ownership, as evidenced by (A) a written letter of approval and issuance of a Provisional Program Participation Agreement or (B) other written communication (including electronic mail) from ED that confirms approval of the March 2019 Change in Ownership or confirms such approval will not be required in the event the Contemplated Transactions are consummated.

(c)          Other Consents and Notices. All Consents and notices identified in Schedule 7.3(c) shall have been obtained (in the case of Consents) or made (in the case of notices) and shall be in full force and effect.

(d)          No Restraint. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Membership Interest Purchase by Purchaser shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Membership Interest Purchase by any federal or state Governmental Entity in the United States that makes consummation of the Membership Interest Purchase by Purchaser illegal.

7.4         No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

7.5         Certificate. Seller shall have delivered a certificate containing the representation and warranty of Seller that the conditions set forth in Section 7.1, Section 7.2 and Section 7.4 have been duly satisfied (the “Seller Closing Certificate”).

7.6         Agreements and Documents. Purchaser shall have received the agreements and documents identified in Section 1.4(a), each of which shall be in full force and effect.

CONFIDENTIAL

8.	Conditions Precedent to Obligation of Seller

The obligation of Seller to effect the Membership Interest Purchase and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by Seller), at or prior to the Closing, of the following conditions:

8.1         Accuracy of Representations. The representations and warranties made by Purchaser in this Agreement, taken as a whole, shall be accurate in all material respects as of the Closing as if made at and as of the Closing (other than any such representations and warranties that by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except where the failure of the representations and warranties of Purchaser to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the Membership Interest Purchase; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2         Performance of Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing under this Agreement shall have been complied with and performed in all material respects.

8.3         HSR. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Membership Interest Purchase or any of the other Contemplated Transactions under the HSR Act shall have been made or obtained and shall be in full force and effect, and any waiting period (and any extension thereof) under the HSR Act prohibiting or otherwise restraining the Membership Interest Purchase or any of the other Contemplated Transactions shall have expired or been terminated.

8.4         Seller Pre-Closing Education Notices and Consents. The Pre-Closing Education Notices and Consents set forth on Schedule 8.4 shall have been obtained or effectuated, as applicable, and no Education Agency set forth on Schedule 8.4 shall have notified any Acquired Company, Seller, or Purchaser that it has made a determination not to issue any such Pre-Closing Education Notice and Consent, as applicable; provided, that the parties to this Agreement shall cooperate in good faith and use commercially reasonable efforts to obtain reconsideration or reversal of an Education Agency determination not to issue such a Pre-Closing Education Notice or Consent, and such determination shall not form a basis for the termination of this Agreement prior to the End Date.

8.5         Certificate. Seller shall have received a certificate duly executed on behalf of Purchaser by an officer of Purchaser and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied (the “Purchaser Closing Certificate”).

8.6         No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Membership Interest Purchase by Seller shall have been issued by any court of competent jurisdiction in the United States or other federal or state Governmental Entity in the United States and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Membership Interest Purchase by any federal or state Governmental Entity in the United States that makes consummation of the Membership Interest Purchase by Seller illegal.

8.7         Agreements and Documents. Seller shall have received the payments, and to the extent applicable, the agreements, certificates and documents, identified in Section 1.4(b), each of which shall be in full force and effect.

CONFIDENTIAL

9.	Termination

9.1         Termination Events. This Agreement may be terminated prior to the Closing:

(a)          by the mutual written consent of Purchaser and Seller;

(b)          by Purchaser if the Closing has not taken place on or before 5:00 p.m. (Eastern Time) on December 15, 2021 (the “End Date”) and any condition set forth in Section 7 (other than any condition to be satisfied at the Closing) has not been satisfied or waived as of the time of termination; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Purchaser’s breach of any representation, warranty, covenant or agreement under this Agreement results in the failure of any condition set forth in Section 7 to be satisfied by such time on the End Date;

(c)          by Seller if the Closing has not taken place on or before 5:00 p.m. (Eastern Time) on the End Date and any condition set forth in Section 8 has not been satisfied or waived as of the time of termination; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if a breach of any representation, warranty, covenant or agreement under this Agreement by Seller or any Acquired Company results in the failure of any condition set forth in Section 8 to be satisfied by such time on the End Date;

(d)          by Purchaser or Seller if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Membership Interest Purchase; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Membership Interest Purchase by any Governmental Entity that would make consummation of the Membership Interest Purchase illegal;

(e)          by Purchaser if: (i) any representation or warranty of Seller contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that any of the conditions set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company or Seller contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations or warranties of Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or Seller is curable by the Company or Seller through the use of reasonable efforts within 30 days after Purchaser notifies Seller in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided that the Company or Seller continues to exercise reasonable efforts during the Company Cure Period to cure such inaccuracy or breach (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); or

(f)           by Seller if: (i) any representations or warranties of Purchaser contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of the covenants of Purchaser contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any representations or warranties of Purchaser as of a date subsequent to the date of this Agreement or a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within 30 days after Seller notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then Seller may not terminate this Agreement under this Section 9.1(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period, provided that Purchaser continues to exercise reasonable efforts during the Purchaser Cure Period to cure such inaccuracy or breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Purchaser Cure Period); or

CONFIDENTIAL

(g)          by Purchaser or Seller if, after a 10-day period immediately following delivery of written notice by Purchaser to Seller of a Price Renegotiation Event described in Schedule 9.1(g) (such notice, a “Price Renegotiation Event Notice”) within 10 days of the anticipated Closing Date, Purchaser and Seller fail to agree to a mutually acceptable amendment to this Agreement incorporating a reduced amount of Closing Consideration; provided that, for the avoidance of doubt, Seller shall have no right to terminate this Agreement pursuant to this Section 9.1(g) at any time after delivery of a Price Renegotiation Event Notice if Purchaser indicates in writing a willingness to pay the full Closing Consideration as set forth herein and irrevocably waives in a legally binding instrument its termination right pursuant to this Section 9.1(g).

9.2         Termination Procedures. If Purchaser wishes to terminate this Agreement pursuant to Section 9.1, Purchaser shall deliver to Seller a written notice setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 9.1, Seller shall deliver to Purchaser a written notice setting forth a brief description of the basis on which Seller is terminating this Agreement.

9.3         Effect of Termination.

(a)          If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any of the parties to this Agreement; provided, however, that: (i) no party to this Agreement shall be relieved of any obligation or liability arising from any prior Fraud by such party or material and willful breach of any covenant or obligation contained in this Agreement by such party (which, for the avoidance of doubt, shall be deemed to include any failure of Purchaser to consummate the Membership Interest Purchase or any other Contemplated Transaction, including the failure to make any payment of the Closing Consideration which Seller is entitled to receive, if Purchaser is obligated to do so (without taking into account conditions to Closing which, by their terms are to be satisfied at Closing) prior to such termination); (ii) each party to this Agreement shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 5.6; (iii) each party to this Agreement shall, in all events, remain bound by and continue to be subject to the provisions set forth in this Section 9.3(a), Section 9.3(b) and Section 11; and (iv) each party to this Agreement shall, in all events, remain bound by and continue to be subject to the Confidentiality Agreement.

(b)          Notwithstanding anything to the contrary contained in this Agreement (other than the terms of Section 9.3(a)), if this Agreement is terminated pursuant to Section 9.1: (i) neither Purchaser nor Purchaser Related Parties shall have any further liability or obligation to Seller, any Acquired Company, any other Seller Related Parties or any other Person, and none of Seller, any Acquired Company or any other Seller Related Party shall have any further liability or obligation to Purchaser, any Purchaser Related Party or any other Person, arising out of, relating to or in connection with any loss, damages, liability, cost or expense sustained or incurred as a result of or in connection with the failure of the Membership Interest Purchase or any other Contemplated Transaction to be consummated or for any breach of, or failure to perform under, this Agreement or any other Transaction Document or otherwise in connection with any of the Contemplated Transactions; and (ii) none of Seller, any Acquired Company or any other Seller Related Party shall seek, or be entitled to, any relief or remedy of any kind whatsoever (whether such remedy or relief is sought in equity or at law, in contract, in tort or otherwise) against Purchaser or any Purchaser Related Party, and none of Purchaser or any Purchaser Related Party shall seek, or be entitled to, any relief or remedy of any kind whatsoever (whether such remedy or relief is sought in equity or at law, in contract, in tort or otherwise) in connection with this Agreement, the Membership Interest Purchase, any of the other Contemplated Transactions (or the abandonment thereof) or any matter forming the basis for the termination of this Agreement.

CONFIDENTIAL

10.	Indemnification.

10.1       Survival.

(a)          General Survival. Subject to Section 10.1(e), the representations and warranties made by Seller in this Agreement (in each case, other than the Seller Fundamental Representations) shall survive the Closing until 11:59 p.m. (Eastern Time) on the first anniversary of the Closing Date (the “General Expiration Date”), and any liability of Seller with respect to such representations and warranties shall thereupon cease; provided, however, that if, at any time on or prior to the General Expiration Date, any Purchaser Indemnitee delivers to Seller a Notice of Claim alleging an inaccuracy in or breach of any such representation or warranty, then the claim asserted in such Notice of Claim shall survive the General Expiration Date until such time as such claim is fully and finally resolved.

(b)          Fundamental Representations. Subject to Section 10.1(e), each Seller Fundamental Representation shall survive the Closing until 11:59 p.m. (Eastern Time) on the sixth anniversary of the Closing Date and any liability of Seller with respect to such representations and warranties shall thereupon cease; provided, however, that representations and warranties made by Seller in Section 3.7 (Taxes) shall survive the Closing until 11:59 p.m. (Eastern Time) on the earlier of the sixth anniversary of the Closing Date and the date that is 60 days after the expiration of the longest statute of limitations (as it may be extended) applicable to such representation or warranty (as such statute of limitations pertains to the subject matter of such representation or warranty, or to the ability of any Purchaser Indemnitee to make a claim relating to a breach of such representation or warranty, as the case may be) (in any case, such earlier date, the “Fundamental Representations Expiration Date”) and any liability of Seller with respect to such representations and warranties shall thereupon cease; provided further, however, that if, at any time on or prior to the applicable Fundamental Representations Expiration Date, any Purchaser Indemnitee delivers to Seller a Notice of Claim alleging an inaccuracy in or breach of any Seller Fundamental Representation, then the claim asserted in such Notice of Claim shall survive such Fundamental Representations Expiration Date until such time as such claim is fully and finally resolved.

CONFIDENTIAL

(c)          Other Indemnifiable Matters. Subject to Section 10.1(e), the rights of the Purchaser Indemnitees to be indemnified, compensated and reimbursed with respect to any of the Other Indemnifiable Matters shall survive the Closing until 11:59 p.m. (Eastern Time) on the date that is the sixth anniversary of the Closing Date; provided, however, that, subject to Section 10.1(e), the rights of the Purchaser Indemnitees to be indemnified, compensated and reimbursed with respect to any of the Other Indemnifiable Matters described in Section 10.2(a)(iv) shall survive until the earlier of (i) the sixth anniversary of the Closing Date and (ii) 60 days after the expiration of the longest statute of limitations (as it may be extended) applicable to such Other Indemnifiable Matter (as such statute of limitations pertains to the subject matter of such Other Indemnifiable Matter, or to the ability of Purchaser or any third party to make a claim relating to such Other Indemnifiable Matter, as the case may be) (such date, including such earlier date determined pursuant to the proviso if and to the extent applicable to Section 10.2(a)(iv), the “Specified Expiration Date”) and any liability of Seller with respect to such Other Indemnifiable Matters shall thereupon cease; provided, however, that if, at any time on or prior to the applicable Specified Expiration Date, any Purchaser Indemnitee delivers to Seller a Notice of Claim seeking indemnification, compensation or reimbursement with respect to any of the Other Indemnifiable Matters, then the claim asserted in such Notice of Claim shall survive such Specified Expiration Date until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, the rights of the Purchaser Indemnitees to be indemnified, compensated and reimbursed with respect to the Other Indemnifiable Matters under Section 10.2(a)(ii), (i) in the case of any covenant of Seller or the Company in this Agreement that by its terms is to be performed at or prior to the Closing shall survive the Closing until the first anniversary of the Closing Date, and (ii) in the case of any covenant of Seller in this Agreement that by its terms is to be performed after the Closing shall survive the Closing until fully performed in accordance with its terms, and in each case, any liability of Seller with respect to such Other Indemnifiable Matters shall thereupon cease.

(d)          Purchaser Representations and Covenants. All representations and warranties made by Purchaser in this Agreement, and all covenants of Purchaser in this Agreement that by their terms are to be performed at or prior to the Closing, shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations, warranties and covenants shall thereupon cease; provided, however, that each Purchaser Fundamental Representation shall survive the Closing until 11:59 p.m. (Eastern Time) on the applicable Fundamental Representations Expiration Date; provided further, however, that if, at any time on or prior to the applicable Fundamental Representations Expiration Date, Seller delivers to Purchaser a Notice of Claim alleging an inaccuracy in or breach of any Purchaser Fundamental Representation, then the claim asserted in such Notice of Claim shall survive such Fundamental Representations Expiration Date until such time as such claim is fully and finally resolved. All covenants of Purchaser in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until fully performed in accordance with their terms.

(e)          Fraud. Notwithstanding anything to the contrary contained in Sections 10.1(a), 10.1(b) or 10.1(c), the limitations set forth in Sections 10.1(a), 10.1(b) or 10.1(c) shall not apply to any claim for indemnification by any Indemnitee for Fraud.

10.2       Indemnification.

(a)          Indemnification by Seller. From and after the Closing (but subject to Section 10.1), Seller shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are sustained or incurred at any time by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or are a result of, or are connected with:

(i)           any inaccuracy in or breach of any representation or warranty made by Seller or the Company in this Agreement (without giving effect to (A) any materiality or similar qualification limiting the scope of such representation or warranty or (B) subject to the proviso of Section 5.3, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement) or the Seller Closing Certificate;

(ii)          any breach of any covenant or obligation of Seller or, in the case of any covenant or obligation to be performed at or prior to the Closing, any Acquired Company in this Agreement;

CONFIDENTIAL

(iii)          any Fraud by any Acquired Company or Seller; or

(iv)           regardless of the disclosure of any matter set forth in the Disclosure Schedule, (A) any Liability for any Tax of any Acquired Company for any Pre-Closing Tax Period, (B) any and all liability for payment of amounts described in clause (A) of this section whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date or otherwise through operation of law, (C) Taxes which Seller is responsible for pursuant to Section 6.4(b); and (D) Taxes attributable to a breach of Section 6.4(d).

(b)           Indemnification by Purchaser. From and after the Closing (but subject to Section 10.1), Purchaser shall hold harmless and indemnify each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are sustained or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from or are a result of, or are connected with:

(i)             any inaccuracy in or breach of any representation or warranty made by Purchaser in this Agreement (without giving effect to any materiality or similar qualification limiting the scope of such representation or warranty) or the Purchaser Closing Certificate;

(ii)            any breach of any covenant or obligation of Purchaser or, in the case of any covenant or obligation to be performed after the Closing, the Company in this Agreement; or

(iii)          any Fraud by Purchaser.

10.3        Limitations.

(a)           Deductible. Subject to Section 10.3(b), Seller shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement (other than the Seller Fundamental Representations) until (i) the Damages incurred by the Purchaser Indemnitees with respect to the matter giving rise to such inaccuracy or breach exceed $200,000 (the “Mini-Basket”), and (ii) such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties, but excluding all Damages that are not indemnifiable because they do not exceed the Mini-Basket pursuant to the provisions of clause “(i)” above) that have been sustained or incurred by any one or more of the Purchaser Indemnitees, or to which any one or more of the Purchaser Indemnitees have otherwise become subject, exceeds $1,233,750 (the “Deductible Amount”) in the aggregate. If the total amount of such Damages exceeds the Deductible Amount, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for only the portion of such Damages exceeding the Deductible Amount.

(b)           Applicability of Deductible. The limitation set forth in Section 10.3(a) shall not apply to: (i) inaccuracies in or breaches of any of the Seller Fundamental Representations; or (ii) any Other Indemnifiable Matter.

(c)            Retention Escrow Amount Cap. Subject to Section 10.3(d) (and without limiting Purchaser’s right to make any claim or obtain any recovery under the R&W Insurance Policy), the total Liability of Seller to the Purchaser Indemnitees pursuant to Section 10.2(a)(i) (other than for any inaccuracy in or breach of any Seller Fundamental Representations) shall be limited to the Deductible Amount and shall be recoverable solely from the proceeds then available in the Retention Escrow Fund.

CONFIDENTIAL

(d)           Applicability of Retention Escrow Amount Cap. The limitation set forth in Section 10.3(c) shall not apply to (i) inaccuracies in or breaches of any of the Fundamental Representations or (ii) any Other Indemnifiable Matter.

(e)           Cap; Breach of Restrictive Covenants. The total amount of indemnification payments that Seller shall be required to make to the Purchaser Indemnitees pursuant to Section 10.2(a) shall be limited to the aggregate dollar amount of the consideration paid to Seller pursuant to Section 1.2 (after deduction of any applicable Taxes, but before any contribution to the Escrow Funds). Notwithstanding anything to the contrary contained in this Agreement (but subject to Section 10.3(f) and Section 10.11), there shall be no limitation (whether under this Section 10 or otherwise) on the amount payable by Seller in indemnification payments under this Agreement for Fraud committed by any Acquired Company or Seller.

(f)            Source of Indemnification. The Purchaser Indemnitees’ sources of payment for any claims made pursuant to this Section 10 shall be satisfied (i) first from the Seller RWI Policy subject to the limitations thereunder, (ii) second, solely to the extent that any coverage under the Seller RWI Policy has been denied, exhausted or is otherwise unavailable, from the Retention Escrow Fund, (iii) third from the R&W Insurance Policy subject to the limitations thereunder and (iv) fourth, solely to the extent that any coverage under the R&W Insurance Policy has been denied, exhausted or is otherwise unavailable, from Seller (subject to the limitations set forth in this Section 10).

(g)           Insurance and Third Party Contribution. Payments pursuant to Section 10.2(a) or Section 10.2(b) in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by any Indemnitee in respect of any matter underlying a claim pursuant to Section 10.2(a) or Section 10.2(b), as the case may be. Each Indemnitee shall use its, his or her commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(h)           No Double Recovery. Any Damages for which any Indemnitee is entitled to indemnification under Section 10.2(a) or Section 10.2(b), as applicable, shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages allowing for recovery under more than one provision of this Agreement or as a result of inaccuracies in or breaches of more than one of the representations and warranties contained in this Agreement. No Indemnitee shall be entitled to indemnification under this Agreement for any Damages to the extent such Damages were already reflected or otherwise taken into account in the calculation of the Closing Consideration (as adjusted by the Final Adjustment Amount, if any).

(i)            Disclaimers. Except for the representations and warranties set forth in Section 2, Section 3 and the Seller Closing Certificate, in any Transaction Document or any certificate delivered by the Seller or an Acquired Company under this Agreement or any Transaction Document, Seller and the Company respectively disclaim any representation or warranty of any kind or nature, express or implied, including any representation or warranty as to the accuracy and completeness of any information regarding any Acquired Company, its businesses and affairs or the Contemplated Transactions. Without limiting the generality of the foregoing, except for the representations and warranties set forth in Section 2, Section 3 or the Seller Closing Certificate, none of Seller, the Company or any Representative of Seller or the Company, has made, and shall not be deemed to have made, any representation or warranty in the materials relating to the business and affairs of the Acquired Companies that have been Made Available to Purchaser, including due diligence materials, or in any presentation of the business and affairs of the Company by the management of the Company or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the Contemplated Transactions. It is understood that except for the representations and warranties set forth in Section 3 or the Seller Closing Certificate, any cost estimates, projections, forward-looking information or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials that have been Made Available to Purchaser, are not and shall not be deemed to be or be included as representations or warranties of Seller or the Company, and are not and shall not be deemed to be relied upon by Purchaser in executing, delivering and performing this Agreement and the Contemplated Transactions. With respect to any estimate, projection or forecast delivered by or on behalf of the Seller or any Acquired Company, Purchaser acknowledges that: (i) there are uncertainties inherent in attempting to make such estimates, projections and forecasts; (ii) Purchaser is aware that actual results may differ materially; and (iii) Purchaser shall have no claim against Seller with respect to any such estimate, projection or forecast.

CONFIDENTIAL

(j)            Effect of Indemnification Payments. To the extent permitted by applicable Legal Requirements, indemnification payments made pursuant to this Section 10 shall be treated by all parties as adjustments to the aggregate consideration paid in the Membership Interest Purchase.

(k)           Effect of Acquired Company Damages. The parties acknowledge and agree that, if the Company becomes entitled to indemnification for Damages under Section 10.2(a), then Purchaser may also be entitled to indemnification under Section 10.2(a) for any reduction in the value of the shares of the Company then owned by the Purchaser as a result of such Damages; provided, however, that (i) any amount recovered by Purchaser for such reduction in value shall automatically reduce on a dollar-for-dollar basis the amount of such Damages that the Company may recover under Section 10.2(a), and (ii) any amount recovered by the Company for such Damages shall automatically reduce on a dollar-for-dollar basis the amount of such reduction in value that Purchaser may recover under Section 10.2(a).

10.4        No Contribution. Effective as of the Closing, Seller expressly waives, and acknowledges and agrees that it shall not have and shall not exercise or assert, any right of contribution, right of indemnity, right to reimbursement or advancement of expenses or other right or remedy against the Company, whether in such Person’s capacity as a securityholder, director, officer, manager, member, partner, Representative or otherwise, or pursuant to any Charter Document of any Acquired Company, any applicable Legal Requirement, any Contract or otherwise, in connection with any indemnification, compensation or reimbursement obligation or any other liability to which such Person may become subject under or in connection with this Agreement or any other Transaction Document.

10.5        Notice of Claim. If any Purchaser Indemnitee or any Seller Indemnitee (as applicable, the “Indemnitee”) has incurred or sustained, or would reasonably be expected to sustain, Damages, for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10 (including in the case of a claim based on Fraud, or any Third Party Claim), such Indemnitee may deliver a written notice of claim (a “Notice of Claim”) to Seller or Purchaser (as applicable, the “Indemnitor”). Each Notice of Claim shall: (i) contain a reasonably detailed description of the facts and circumstances relating to such Indemnitee’s claim for indemnification hereunder; (ii) if reasonably practicable, contain a good faith estimate of the total dollar amount of Damages which the Indemnitee has incurred or sustained, and/or would reasonably be expected to incur or sustain, based on documented evidence, and may be entitled to indemnification under this Section 10; and (iii) shall be delivered to the Indemnitor by the Indemnitee (A) in the case of a claim other than a Third Party Claim, as soon as reasonably practicable upon the Indemnitee incurring or sustaining such Damages, or at such time as Indemnitee would reasonably be expected to incur or sustain, Damages, (B) in the case of a Third Party Claim, as soon as reasonably practicable upon receipt of notice of such claim by the Indemnitee, or the Indemnitee otherwise becoming aware of such Third Party Claim and (C) together with copies of all written evidence thereof available to the Indemnitee, including, in the case of any Third Party Claim, a copy of any written complaint, claim, pleading or other allegation, or a reasonably detailed summary of any oral claim or allegation, by any third party in connection with such Third Party Claim. The Indemnitee’s failure to deliver a Notice of Claim in accordance with this Section 10.5 shall not relieve the Indemnitor of its indemnification obligations under this Section 10, except to the extent that the Indemnitor is actually prejudiced by reason of such failure.

CONFIDENTIAL

10.6        Defense of Third Party Claims.

(a)            In the event of the assertion or commencement of a Third Party Claim (whether against any Acquired Company, Purchaser or any other Person) with respect to which Seller may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 10, Purchaser shall have the right, at its election, to proceed with the defense of such Third Party Claim. If Purchaser so proceeds with the defense of any such Third Party Claim:

(i)             Seller shall make available to Purchaser any documents or other materials in Seller’s possession or control or in the control of any of Seller’s Representatives that may be necessary or otherwise relevant to the defense of such Third Party Claim;

(ii)            Purchaser shall have the right to settle, adjust or compromise such Third Party Claim; provided, however, that if the Indemnitor settles, adjusts or compromises any such Third Party Claim without the consent of Seller, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such Third Party Claim (it being understood that: (A) if Purchaser requests that Seller consent to a settlement, adjustment or compromise, Seller shall not (subject to the provisions of Section 10.6(a)(iv)) unreasonably withhold, condition or delay such consent; and (B) the consent of Seller with respect to any settlement, adjustment or compromise of any such Third Party Claim shall be deemed to have been given unless Seller shall have objected within 20 days after a written request for such consent by Purchaser);

(iii)           Seller shall have the right, at its expense, to participate in (but not control) the defense, settlement, adjustment and compromise of such Third Party Claim, and Purchaser shall consider in good faith any comments made by Seller in connection therewith; and

(iv)            if such Third Party Claim is made by or before any Education Agency, Purchaser shall not, and shall not permit any Acquired Company to, make any admission of guilt, liability or wrongdoing, in connection with such Third Party Claim with respect to the period from the March 2019 Change of Ownership through the Closing, that would reasonably be expected to adversely affect the ability or qualification of any member of Seller or any Affiliate thereof, or any owner, director or officer of any such Affiliate, to own or operate any educational program or institution, or other business subject to Education Laws, without the prior written consent of Seller, which consent Seller shall not unreasonably withhold, condition or delay.

(b)            If Purchaser does not elect to proceed with the defense of any such Third Party Claim, Seller may proceed with the defense of such Third Party Claim at the expense of Seller with counsel reasonably satisfactory to Purchaser; provided, however, that Seller may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Purchaser (it being understood that: (i) if Seller requests that Purchaser consent to a settlement, adjustment or compromise, Purchaser shall not unreasonably withhold, condition or delay such consent; and (ii) the consent of Purchaser with respect to any settlement, adjustment or compromise of any such Third Party Claim shall be deemed to have been given unless Purchaser shall have objected within 20 days after a written request for such consent by Seller). Purchaser shall give Seller prompt notice of the commencement of any Third Party Claim against Purchaser or any Acquired Company with respect to which Purchaser intends to demand indemnification from Seller; provided, however, that any failure on the part of Purchaser to so notify Seller shall not limit any of the obligations of Seller under this Section 10 (except to the extent such failure prejudices the defense of such Third Party Claim).

CONFIDENTIAL

(c)           Notwithstanding any other provision of this Agreement, the control of any Tax Matter in respect of an Acquired Company or Seller shall be governed exclusively by Section 6.4(e).

10.7        Direct Claim Procedure. During the 45-day period commencing upon delivery by an Indemnitee to the Indemnitor of a Notice of Claim (other than with respect to any Third Party Claim) (the “Dispute Period”), Indemnitee shall (and shall cause its Affiliates and Representatives to) allow the Indemnitor and its Representatives to conduct a reasonable investigation of the matter or circumstance alleged to give rise to such Notice of Claim, and whether and to what extent any amount is payable in respect of the matter or circumstance set forth in the Notice of Claim, and the Indemnitee shall (and shall cause its Affiliates and Representatives to) reasonably assist the Indemnitor’s reasonable investigation by giving such information and assistance (including, in the case where Seller is the Indemnitor, reasonable access to management personnel upon reasonable advance notice during normal business hours and the right to examine any accounts, existing documents or existing records) as the Indemnitor or any of its Representatives may reasonably request. If the Indemnitee and Indemnitor resolve any claim or matter set forth in the Notice of Claim, then they shall enter into a mutually agreeable settlement agreement memorializing the terms of such resolution. If the Indemnitee and Indemnitor are unable to resolve any claim or matter set forth in such Notice of Claim during the Dispute Period, then either the Indemnitee or the Indemnitor may commence an action to resolve such claim or matter and enforce its rights with respect thereto in any court of competent jurisdiction under Section 11.7.

10.8        Release of Retention Escrow Fund. Promptly after the General Expiration Date, Purchaser and Seller shall, promptly (but in any event within five Business Days) instruct the Escrow Agent to release from the Retention Escrow Fund in accordance with the Escrow Agreement for distribution to Seller the amount, if any, by which: (i) the amount then remaining in the Retention Escrow Fund exceeds the aggregate amount of Damages set forth in all Notices of Claim delivered by the Purchaser Indemnitees on or prior to the General Expiration Date in accordance with the provisions of Section 10.5 with respect to indemnifiable claims set forth therein that have not then been fully and finally resolved in accordance with the provisions of Section 10.6 and Section 10.7, as applicable (each such claim, an “Unresolved Claim”). Purchaser and Seller shall instruct the Escrow Agent in accordance with the Escrow Agreement to release from the Retention Escrow Fund any amounts then retained in the Retention Escrow Fund with respect to any Unresolved Claim as required by any settlement agreement, or any final, non-appealable award of any court of competent jurisdiction under Section 11.7, binding upon Seller and Purchaser with respect to such Unresolved Claim.

10.9        Satisfaction from Closing Stock Consideration. In the event that Purchaser has delivered the Closing Stock Consideration (rather than paying the Closing Stock Consideration in cash) pursuant to Section 1.4(b)(i)(B), (a) Seller may elect to satisfy any indemnification obligation for any amount of Damages under this Section 10 (to the extent in excess of the amounts held from time to time in escrow as part of the Adjustment Escrow Amount or Indemnity Escrow Amount) by surrendering to Purchaser for cancellation a number of shares of the Closing Stock Consideration entitled under the Certificate of Designations to an aggregate liquidation preference equal to the amount of such Damages, and (b) Purchaser, may elect, at any time following a 30-day period during which Seller fails to pay any amount owed to any Purchaser Indemnitee under this Section 10, as determined by a non-appealable order of a court of competent jurisdiction under Section 11.7, to withhold and deduct such amount (to the extent such amount remains outstanding) from any amount otherwise payable by any Purchaser Indemnitee to Seller in respect of the Closing Stock Consideration (including any conversion thereof, any repurchase or redemption payments or dividends payable to Seller or any successor thereto or assign thereof pursuant to the terms of the Certificate of Designations or in respect of repurchase or redemption of any Closing Stock Consideration).

CONFIDENTIAL

10.10      Exercise of Remedies. No Purchaser Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification, compensation or reimbursement or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such claim for indemnification, compensation or reimbursement or the exercise of such other remedy. No Seller Indemnitee (other than Seller or any successor thereto or assign thereof) shall be permitted to assert any claim for indemnification, compensation or reimbursement or exercise any other remedy under this Agreement unless Seller (or any successor thereto or assign thereof) shall have consented to the assertion of such claim for indemnification, compensation or reimbursement or the exercise of such other remedy.

10.11      Exclusive Remedy. Except for specific performance as provided in Section 11.9 (and without limiting Purchaser’s rights under the R&W Insurance Policy), from and after the Closing, the rights to indemnification, compensation and reimbursement set forth in this Section 10 shall be the sole and exclusive remedy of the Indemnitees for any Damages resulting from any breach of this Agreement or the Seller Closing Certificate or any Fraud committed by any Acquired Company or Seller.

11.	Miscellaneous Provisions

11.1        Further Assurances. From and after the Closing, each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

11.2        Fees and Expenses. Subject to Sections 10 and 11.3, each party to this Agreement shall bear and pay all fees, costs and expenses to the extent that such fees, costs and expenses have been incurred or are incurred prior to the Closing by such party in connection with the Contemplated Transactions, including all fees, costs and expenses to the extent incurred by such party prior to the Closing in connection with or by virtue of: (a) the investigation and review conducted by Purchaser and its Representatives with respect to the Acquired Companies’ business (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review); (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates and other instruments and documents delivered or to be delivered in connection with the Contemplated Transactions; (c) any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement; (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions and the obtaining of any Consent or Education Consent required to be obtained in connection with any of such transactions; and (e) the consummation of the Membership Interest Purchase.

11.3        Attorneys’ Fees. If any action, suit or other legal proceeding arising out of or relating to this Agreement, the Membership Interest Purchase, or any of the other Contemplated Transactions or the enforcement of any provision of this Agreement (other than with respect to a claim for indemnification, compensation or reimbursement pursuant to Section 10 that is brought and resolved in accordance with Section 10) is brought by one party against any other party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

CONFIDENTIAL

11.4        Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier; and (c) if sent by email, when sent, provided that (i) the subject line or body of such email states that it is a notice delivered pursuant to this Agreement and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser:

American Public Education, Inc.

111 West Congress Street

Charles Town, WV 25414

Attention:

Angela Selden

Richard W. Sunderland, Jr.

Tom Beckett

Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, MD, 21202

Attention: William I. Intner

Email: william.intner@hoganlovells.com

If to Seller (or to the Company before the Closing):

c/o Renovus Capital Partners II, L.P.

460 East Swedesford Rd., Suite 2050

Wayne, PA 19087

Attention: Atif Gilani

Email:

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

33 Arch Street, 26th Floor

Boston, Massachusetts 02110-1447

Attention: Itai Nevo; John Maselli

Email: itai.nevo@dlapiper.com; john.maselli@dlapiper.com

CONFIDENTIAL

11.5        Headings. The headings and subheadings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.6        Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms of this Agreement.

11.7        Governing Law; Dispute Resolution.

(a)           Governing Law. This Agreement, and any action, arbitration, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies and in respect of the statute of limitations or any other limitations period applicable to any claim, controversy or dispute; provided, however, that in any action brought against any of Purchaser’s Financing Sources, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)           Forum and Venue. Except as otherwise provided in Section 1.6 and Section 10.7, any action, suit or other legal proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), including an action, suit or other legal proceeding based upon Fraud, intentional misrepresentation or willful breach, may be brought or otherwise commenced in any state or federal court located in the State of Delaware, New Castle County. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware, New Castle County, in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise) in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Delaware that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Notwithstanding the foregoing, each of the parties hereto agrees that it will exclusively bring or support any action, suit or other legal proceeding against any Financing Source arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to the Debt Financing or the performance thereof, in any state or federal court sitting in the Borough of Manhattan in the City of New York (“NYC Courts”), and waives, to the fullest extent it may legally do so, (x) any objection that they may now or hereafter have to the laying of venue of any such action, suit or other legal proceeding in the NYC Courts, and (y) the defense of an inconvenient forum to the maintenance of any such action, suit or other legal proceeding in the NYC Courts. The parties hereby agree that mailing of process or other papers in connection with any such action, suit or legal proceeding in the manner provided in Section 11.4 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof.

CONFIDENTIAL

11.8        Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective heirs, executors, personal representatives, successors and permitted assigns, if any. This Agreement shall inure to the benefit of Seller, the other Seller Indemnitees, Purchaser, the other Purchaser Indemnitees and the respective heirs, executors, personal representatives, successors and permitted assigns of the foregoing (if any). No party to this agreement may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other parties to this Agreement; provided, that, (i) Purchaser may assign its rights and interests under this Agreement to any of the Financing Sources (or the agents for the Financing Sources) as collateral security without the consent of Seller and (ii) following the Closing each of Purchaser and Seller may freely assign any of its rights under this Agreement (including its rights under Section 10), in whole or in part, to any Affiliate of such party without obtaining the consent or approval of any other party hereto; provided, that, for the avoidance of doubt, any such assignment shall not relieve the assigning party of any obligation under this Agreement. Any attempted assignment or delegation in violation of this Section 11.8 shall be null and void.

11.9        Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement: (a) the other parties shall be entitled, without proof of actual damages, and without being required to prove that money damages are an inadequate remedy (in addition to any other remedy that may be available to them, but subject to the provisions of Section 10.11) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (ii) an injunction restraining such breach or threatened breach; and (b) the other parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action, suit or other legal proceeding.

11.10      Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, the obligations and liabilities of each of Purchaser and Seller under this Agreement and all other obligations, liabilities, damages, claims or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based on, arise out of or relate to this Agreement (including any breach or alleged breach of this Agreement), the negotiation, execution or performance of this Agreement or any other Transaction Document or any of the Contemplated Transactions, or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to have been made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, will be without recourse of any kind to any Purchaser Related Party or Seller Related Party, respectively, except for the obligations and liabilities of Seller Related Parties under the Restrictive Covenant Agreement and the Guaranty Agreement. No Purchaser Related Party or Seller Related Party (other than the Company and Rasmussen College, as set forth herein) shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claim, cause of action, obligation or liability arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by applicable Legal Requirements, and Purchaser hereby waives and releases all such liabilities, claims, causes of action and obligations against any Seller Related Party (other than the Company and Rasmussen College), and Seller, the Company and Rasmussen College hereby waive and release all such liabilities, claims, causes of action and obligations against any Purchaser Related Party. Without limiting the foregoing, to the maximum extent permitted by applicable Legal Requirements: (a) each of Seller, the Company and Rasmussen College hereby waive and release any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of Purchaser or otherwise impose liability of Purchaser on any Purchaser Related Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; (b) each of Seller, the Company and Rasmussen College disclaim any reliance upon any Purchaser Related Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement; (c) Purchaser hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of Seller, the Company or Rasmussen College or otherwise impose liability of Seller, the Company or Rasmussen College on any Seller Related Party (other than, in the case of the Company or Rasmussen College, the Company and Rasmussen College), whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and Purchaser disclaims any reliance upon any Seller Related Party (other than the Company and Rasmussen College) with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

CONFIDENTIAL

11.11      Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Notwithstanding the foregoing, Sections 11.7, 11.12, 11.13, 11.15, 11.19 and this Section 11.11 (and any provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing provisions) may not be waived in a manner that would adversely impact any Financing Source without the prior written consent of such Financing Source.

11.12      Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or any of the Contemplated Transactions (including the Debt Commitment Letter or any other agreement related to the Debt Financing).

11.13      Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser and Seller. Notwithstanding the foregoing, Sections 11.7, 11.11, 11.12, 11.15, 11.19 and this Section 11.13 (and any provision of this Agreement to the extent an amendment, modification or supplement of such provision would modify the substance of any of the foregoing provisions) may not be amended in a manner that would adversely impact any Financing Source without the prior written consent of such Financing Source.

11.14      Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable Legal Requirements.

CONFIDENTIAL

11.15      Parties in Interest. Except for the rights of the Indemnitees under Section 10, which are intended to be for the benefit of, and may be enforced by, the Indemnitees, and the rights of each of the Purchaser Related Parties and the Seller Related Parties under Section 9.3(b) and Section 11.10, which are intended to be for the benefit of, and may be enforced by, the Purchaser Related Parties and the Seller Related Parties, respectively, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than Purchaser, Seller, the Company and their respective successors and permitted assigns (if any); provided, that Sections 11.7, 11.12, 11.13, 11.19 and this Section 11.15 are intended for the benefit of, and may be enforced by, the Financing Sources to the extent set forth therein.

11.16      Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing, and (b) the date on which the Confidentiality Agreement is terminated or expires in accordance with its terms.

11.17      Disclosure Schedule. The Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered section relate to and qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another section of the Disclosure Schedule; or (b) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty in this Agreement. Headings have been inserted on each section of the Disclosure Schedule for convenience of reference only and shall not to any extent have the effect of amending or changing the express terms of this Agreement. The inclusion of any information (including dollar amounts) in any section of the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by the Company that such information is required to be listed in such section or is material to or outside the ordinary course of the business of the Company, nor shall such information be deemed to establish a standard of materiality (and the actual standard of materiality may be higher or lower than the matters disclosed by such information). In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedule. Any such additional matters are set forth for informational purposes only and do not necessarily include (and shall not be deemed to include) other matters of a similar nature. The information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of applicable Legal Requirements or breach of Contract). In disclosing the information in the Disclosure Schedule, neither Seller nor the Company waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed thereof. The information contained in the Disclosure Schedule is in all events subject to the Confidentiality Agreement.

11.18      Construction.

(a)            For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

CONFIDENTIAL

(b)            Except as otherwise indicated, all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively. Any Contract, instrument or statute defined or referred to in this Agreement or in Exhibit A means such Contract, instrument or statute, in each case as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract or instrument defined or referred to in this Agreement or in Exhibit A shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to in this Agreement or in Exhibit A shall include all rules and regulations promulgated thereunder. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

11.19     Non-Recourse – Financing Sources. Each of Seller, Company, Purchaser and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any of the Financing Sources or any other entities providing financing to Purchaser in connection with the transactions contemplated under the Transaction Documents in any way relating to this Agreement or any of the Transaction Documents, including any dispute arising out of or relating in any way to the performance of its obligations under the Debt Commitment Letters or any of the other agreements with respect to the Debt Financing, including any financing commitments of such Financing Source, with respect to the transactions contemplated under the Transaction Documents, whether at law or equity, in contract, in tort or otherwise.  No Financing Source shall have any liability (whether in contract, in tort or otherwise) to Seller, Company, Purchaser or any of their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or any of the other Transaction Documents or for any claim based on, in respect of, or by reason of, any of the transactions contemplated under the Transaction Documents, including any dispute arising out of or relating in any way to the performance of the Debt Commitment Letters or any of the other agreements with respect to the Debt Financing.

[Remainder of page intentionally left blank.]

CONFIDENTIAL

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

American Public Education, Inc.
a Delaware corporation

By:	Angela K. Selden
Name: Angela K. Selden
Title: President and CEO

MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE

CONFIDENTIAL

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

FAH Education, LLC
a Delaware limited liability company

By:	/s/ Tom Slagle
Name: Tom Slagle
Title: Chief Executive Officer

MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE

CONFIDENTIAL

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Rasmussen, LLC
a Delaware limited liability company

By:	/s/ Tom Slagle
Name: Tom Slagle
Title: Chief Executive Officer

MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE

CONFIDENTIAL

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Rasmussen College, LLC
a Delaware limited liability company

By:	/s/ Tom Slagle
Name: Tom Slagle
Title: Chief Executive Officer

MEMBERSHIP INTEREST PURCHASE AGREEMENT SIGNATURE PAGE

CONFIDENTIAL

EXHIBIT A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Accounting Principles” means GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared (it being understood that if, in connection with the calculation of the aggregate dollar amount of any asset or liability of the Company, there is a conflict between any accounting method, standard, policy, practice or estimation methodology used to prepare the Financial Statements and GAAP, GAAP will govern), except that GAAP applied for purposes of the Accounting Principles shall include application of Accounting Standards Codification 606 issued by the Financial Accounting Standards Board.

“Accounting Referee” has the meaning assigned to such term in Section 1.6(b) of the Agreement.

“Accrediting Body” means any entity or organization, whether governmental or government-charted, private or quasi-private, including institutional and specialized programmatic accrediting agencies, which engages in the granting or withholding of accreditation of postsecondary educational institutions or of educational programs provided by such institutions in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions or programs, including without limitation the HLC, Commission on Collegiate Nursing Education, and the Accreditation Commission for Education in Nursing.

“Acquired Company” means the Company and all Subsidiaries of the Company, including, for the avoidance of doubt, Rasmussen College.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) the sale, license, sublicense or disposition of all or a material portion of the Company’s business or assets, including IP; (b) the grant, issuance, disposition or acquisition of (i) any membership interest or equity security of, or other equity interest in, the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any membership interest or equity security of, or other equity interest in, the Company or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any membership interest or equity security of, or other equity interest in, the Company; or (c) any merger, amalgamation, plan or scheme of arrangement, consolidation, business combination, reorganization or similar transaction involving the Company.

“Adjusted Transaction Consideration Amount” means an amount equal to (a) $329,000,000, plus (b) the Working Capital Surplus Amount, as set forth in the Closing Consideration Spreadsheet, minus (c) the Working Capital Shortfall Amount, as set forth in the Closing Consideration Spreadsheet, plus (d) the Closing Cash Amount, as set forth in the Closing Consideration Spreadsheet, minus (e) the Closing Debt Amount, as set forth in the Closing Consideration Spreadsheet, minus (f) the aggregate dollar amount of Unpaid Company Transaction Expenses, as set forth in the Closing Consideration Spreadsheet, minus (g) the R&W Insurance Policy Amount.

“Adjustment Escrow Amount” means $1,000,000.

“Adjustment Escrow Fund” means at any time, the aggregate funds and other assets then held in the escrow account established by depositing the Adjustment Escrow Amount with the Escrow Agent in accordance with the Escrow Agreement to partially secure the payment of the Downwards Adjustment Amount, if any.

CONFIDENTIAL

“Affiliate” means, with respect to any Person, (a) any member of such Person’s immediate family, (b) any trust of which such Person and/or a member of such Person’s immediate family is a trustee or material beneficiary and/or (c) any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person. The term “Affiliate” shall be deemed to include current and future “Affiliates.”

“Agreement” means the Membership Interest Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Allocation Schedule” has the meaning assigned to such term in Section 1.8 of the Agreement.

“Alternative Financing” has the meaning assigned to such term in Section 5.8(a) of the Agreement.

“Business Day” means any day other than: (a) a Saturday, Sunday or a federal holiday; or (b) a day on which commercial banks in Washington, D.C. are authorized or required to be closed.

“Certificate of Designations” has the meaning assigned to such term in Section 6.3 of the Agreement.

“Charter Document” means the certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, memorandum of association, certificate of association, certificate of designations, limited partnership agreement, limited liability company agreement, operating agreement or equivalent governing document of an Entity.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Balance Sheet” means a balance sheet of the Company as of the Closing prepared in accordance with GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Closing Cash Amount” means the sum of the aggregate dollar amount of the consolidated cash and cash equivalents (excluding the amount of outstanding and uncashed checks, and including the amount of deposits in transit) held by the Acquired Companies as of 11:59 p.m. (Eastern Time) on the date immediate preceding the Closing Date, determined in accordance with the Accounting Principles, up to an aggregate maximum of $5,000,000.

“Closing Cash Consideration” means $300,000,000 U.S. Dollars in cash.

“Closing Consideration” means (a) the Closing Cash Consideration, plus (b) the Closing Stock Consideration.

“Closing Consideration Spreadsheet” means a spreadsheet delivered to Purchaser at least three and no more than 10 Business Days prior to the Closing Date, as it may be modified following input from Purchaser or Representatives of Purchaser, or updated by Seller, no later than one Business Day prior to the Closing Date, containing the following information:

(a)(i) the aggregate amount of all Unpaid Company Transaction Expenses, together with a breakdown thereof, (ii) the Closing Cash Amount, (iii) the Closing Debt Amount, together with a breakdown of the creditor or creditors to which the Company Indebtedness reflected in the Closing Debt Amount is owed, (iv) the Closing Working Capital Amount, the Working Capital Surplus Amount and the Working Capital Shortfall Amount, together with a breakdown thereof, (v) the Estimated Adjustment Amount, (vi) the R&W Insurance Policy Amount, (vii) the Adjusted Transaction Consideration Amount, (viii) the Closing Cash Consideration and (ix) the Closing Stock Consideration (if any);

CONFIDENTIAL

(b)(i) the cash amount to be contributed to the Adjustment Escrow Fund and the Retention Escrow Fund by Seller pursuant to Section 1.5 of the Agreement and (ii) the net cash consideration that Seller is entitled to receive pursuant to Section 1.2 of the Agreement (after deduction of the amount to be contributed to the Escrow Funds by Seller) in the aggregate;

(c) whether any Taxes are to be withheld in accordance with Section 1.7 of the Agreement from the consideration that Seller is entitled to receive pursuant to Section 1.4(b)(i)(A) of the Agreement; and

(d) a funds flow spreadsheet showing: (i) the amount to be paid by or on behalf of Purchaser to (A) Seller pursuant to Section 1.4(b)(i)(A) of the Agreement, (B) each creditor with respect to the Indebtedness described in Section 1.4(a)(ix) of the Agreement, as set forth in the Payoff Letters delivered pursuant to Section 1.4(a)(ix) of the Agreement, (C) recipients of payments in connection with the Contemplated Transactions contemplated by Section 1.4(b)(i)(D) of the Agreement; and (ii) wire transfer instructions for each payment to be made by or on behalf of Purchaser reflected therein.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Debt Amount” means the sum (without duplication) of the aggregate dollar amount of Company Indebtedness outstanding immediately prior to the Closing (including, for the avoidance of doubt, the aggregate dollar amount payable pursuant to the Payoff Letters), determined in accordance with the Accounting Principles.

“Closing Statement” has the meaning assigned to such term in Section 1.6(a) of the Agreement.

“Closing Stock Consideration” means 100,000 shares of Series A Non-Voting Preferred Stock of Purchaser having such terms as are set forth in the Certificate of Designations.

“Closing Working Capital Amount” means an amount equal to: (a) the positive or negative amount of the difference between (i)(A) the aggregate dollar amount of accounts receivable (net of allowance for doubtful accounts), prepaid expenses and other current assets of the Acquired Companies (other than any asset that constitutes a Tax asset and the Closing Cash Amount) as of 11:59 p.m. (Eastern Time) on the date immediately preceding the Closing Date; minus (B) the aggregate dollar amount of accounts payable, accrued expenses, amounts due to students pursuant to financial aid programs and other current liabilities of the Acquired Companies (other than prepaid tuition and other deferred revenue, unpaid portions of severance liabilities, the current portion of any long term debt and any liability that constitutes all or any portion of the Closing Debt Amount or any Unpaid Company Transaction Expenses) as of 11:59 p.m. (Eastern Time) on the date immediate preceding the Closing Date, and (ii) the average month-end amount for the 12 completed calendar months immediately preceding the Closing Date calculated for each month in accordance with clause “(i)”, plus (b) an amount equal to the product of (i) the sum of the amount of prepaid tuition and other deferred revenue of the Acquired Companies as of 11:59 p.m. (Eastern Time) on the date immediate preceding the Closing Date, multiplied by (ii) 0.25, in the case of each of clauses “(a),” and “(b),” determined in accordance with the Accounting Principles. Attachment 1 sets forth, for illustrative purposes only, the calculation of the Closing Working Capital Amount as if the Closing had occurred on September 30, 2020.

“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder and any similar Legal Requirement.

CONFIDENTIAL

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, the Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Cohort Default Rate” has the meaning provided in 34 C.F.R. Part 668, Subpart N, and any successor provision.

“Company” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Company Associate” means any (a) current or former director, manager, officer or other employee of any Acquired Company or (b) current or former individual independent contractor or consultant of any Acquired Company (regardless of whether such contractor or consultant is or was retained directly by an Acquired Company or by an entity wholly owned by such individual independent contractor or consultant).

“Company Contract” means any Contract: (a) to which any Acquired Company is a party; (b) by which any Acquired Company or any of its assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest.

“Company Cure Period” has the meaning assigned to such term in Section 9.1(e) of the Agreement.

“Company Data” means any data stored or processed by or on behalf of any Acquired Company (including any Personal Data and any listing or other content displayed, distributed or made available on or through any Company Website or Company Software or System, and any trade secret or confidential information of any Acquired Company or any of its customers or any other Person) and any other information, data or compilation thereof used by, and necessary for the conduct of the business of, any Acquired Company.

“Company Equity Right” means any subscription, option, unit, restricted unit, call, convertible note, warrant, profits interest or right (whether or not currently exercisable) with respect to any membership interest or other security of any Acquired Company.

“Company Indebtedness” means any Indebtedness of any Acquired Company; provided, however that Company Indebtedness shall not include any amount of Unpaid Company Transaction Expenses or any liability taken into account in the calculation of the Closing Working Capital Amount.

“Company IP” means any and all IP owned (in whole or in part), purported to be owned (in whole or in part) by or licensed for its exclusive use to any Acquired Company.

“Company Offering(s)” means collectively: (a) all products and service offerings that are currently being marketed, offered, leased, licensed, sold, distributed, made commercially available, or otherwise provided directly or indirectly by any Acquired Company; (b) all products and service offerings that were historically marketed, offered, leased, licensed, sold, distributed, made commercially available, or otherwise provided by any Acquired Company to third parties, and from which any Acquired Company currently derives or recognizes any revenue (including revenue associated with maintenance or service agreements); and (c) all products and service offerings that are currently under development (or otherwise in the process of being obtained) by or for any Acquired Company. For the avoidance of doubt, Company Offerings include the degree and certification programs offered by the Acquired Companies as well as any ancillary products and services.

CONFIDENTIAL

“Company Personal Property” means all of the machinery, equipment, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property owned, leased or used, or purported to be owned, leased or used, by any Acquired Company.

“Company Privacy Policy” means each external or internal, past or present privacy policy of any Acquired Company, including any policy relating to (a) the privacy of users of such Company Website or Company Software, (b) the data protection, processing, security, collection, storage, disclosure or transfer of any Protected Information, or (c) any Company Associate information.

“Company Software” means any Software owned or purported to be owned by an Acquired Company that is: (a) incorporated in, used to provide, or used in connection with the Company Offerings; or (b) otherwise marketed, licensed, distributed, or made available by any Acquired Company.

“Company Websites” means any public (e.g., internet) or private (e.g., intranet) website, mobile application, or online service that is owned, maintained, and/or operated at any time by or on behalf of any Acquired Company.

“Confidential Information” means Proprietary Information (as defined in the Confidentiality Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 21, 2020, by and between Purchaser and Renovus Capital II, LP.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Permit and excluding any Education Consent).

“Contaminants” has the meaning assigned to such term in Section 3.17(a) of the Agreement.

“Contemplated Transactions” means all transactions and actions contemplated by the Agreement (including the Membership Interest Purchase, the binding of and/or issuance of the R&W Insurance Policy and, solely with respect to the representations and warranties set forth in Section 3.4, the Merger) and all transactions and actions contemplated by the agreements, plans and other documents entered into or delivered in connection with, or referred to in, the Agreement.

“Contested Amount” has the meaning assigned to such term in Section 10.7(b) of the Agreement.

“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, power of attorney, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, excluding any Education Approval or Program Participation Agreement.

“Copyrights” has the meaning assigned to such term in the definition of “IP Rights.”

“COVID-19” means SARS-CoV-2.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Family First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

CONFIDENTIAL

“D&O Tail” has the meaning assigned to such term in Section 1.4(a)(xii) of the Agreement.

“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Debt Commitment Letters” has the meaning assigned to such term in Section 4.4(a) of the Agreement.

“Debt Financing” has the meaning assigned to such term in Section 4.4(a) of the Agreement.

“December Audited Financial Statements” means audited financial statements of the Acquired Companies, on a consolidated basis, as of December 31, 2020 (consisting of balance sheets, statements of income, statements of changes in members’ equity and statements of cash flows for the three-month stub period then ended) prepared in accordance with GAAP consistently applied throughout the periods covered and in accordance with each Acquired Company’s historic past practice.

“Deductible Amount” has the meaning assigned to such term in Section 10.3(a) of the Agreement.

“Defect” has the meaning assigned to such term in Section 3.17(b) of the Agreement.

“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of Seller and prepared in accordance with Section 11.17 of the Agreement.

“Dispute Period” has the meaning assigned to such term in Section 10.7 of the Agreement.

“Disputed Item” has the meaning assigned to such term in Section 1.6(b) of the Agreement.

“Documentation” has the meaning assigned to such term in Section 3.17(b) of the Agreement.

“Domain Names” has the meaning assigned to such term in the definition of “IP Rights.”

“Downwards Adjustment Amount” has the meaning assigned to such term in Section 1.6(d)(i) of the Agreement.

“ED” means the United States Department of Education and any successor agency administering Financial Assistance programs under Title IV.

“ED Abbreviated Pre-Acquisition Review Application” means the application to be filed by the Acquired Companies with the ED prior to the Closing Date seeking ED’s advance review of the Contemplated Transactions in accordance with ED’s abbreviated pre-acquisition review process, as described in Volume 2, Chapter 5 of the Federal Student Aid Handbook for 2019-2020 and any amended or successor ED published guidance.

“ED Abbreviated Pre-Acquisition Review Notice” means the letter to be issued by ED prior to the Closing Date reflecting the results of ED’s review of the ED Abbreviated Pre-Acquisition Review Application.

“Education Agency” means any person, entity or organization, whether governmental, government-chartered, tribal, private, or quasi-private, that engages in granting or withholding Education Approvals for or otherwise regulates private postsecondary institutions and educational programs offered by such institutions, in accordance with standards relating to the performance, operation, financial condition, or academic standards of such institutions and programs, or the provision of Financial Assistance by and to such institutions or their students, including ED; any Accrediting Body; any State Education Agency; any agency that oversees participation in state authorization reciprocity agreements; and the Student and Exchange Visitor Program of the U.S. Department of Homeland Security.

CONFIDENTIAL

“Education Approval” means any license, permit, authorization, certification, agreement, accreditation, or similar approval, material to the Acquired Companies’ operations, issued or required to be issued by an Education Agency, including any such approvals (a) for an Acquired Company to operate and offer its educational programs in all jurisdictions in which it operates, including, as applicable, all jurisdictions where it offers educational programs online or through other distance education delivery methods, (b) for an Acquired Company to participate in any Financial Assistance program, (c) for graduates of an Acquired Company’s educational programs to be eligible to seek to obtain certification or state licensure, or to take any examinations to seek to obtain such certification or licensure for any program, for which an Acquired Company has represented to students or prospective students that such program will enable students to seek to obtain such certification or licensure, in each case where such approval is material to the Acquired Company’s operations.

“Education Compliance Date” means October 1, 2017.

“Education Consent” has the meaning assigned to such term in Section 3.13(z).

“Education Law” means any federal, state, municipal, foreign or other law, statute, regulation, order, binding Accrediting Body standard or other requirement applicable thereto, including without limitation the provisions of Title IV, and any regulations implementing or relating thereto, issued or administered by, or related to, any Education Agency.

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, workers compensation, accidental death and dismemberment, voluntary employees beneficiary association plan and/or trust, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other employee benefit plan, program, policy, fund, Contract, agreement, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting, personal services Contract or other compensation agreements, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign: (i) that is sponsored, maintained or contributed to by any Acquired Company or any ERISA Affiliate and which covers or benefits any current or former officer, employee, director, consultant, independent contractor, or other service provider of or to any Acquired Company (or any spouse, domestic partner, dependent or beneficiary of any such individual); or (ii) with respect to which any Acquired Company has (or could have) any Liability (including any contingent Liability).

“Employment Legal Requirements” means all Legal Requirements concerning hiring, termination, collective bargaining, labor relations, paid sick leave laws, vacation, immigration, fair credit reporting, compensation, pay equity, civil rights, labor relations, payment of wages, hours and overtime, reimbursement of business expenses, harassment, discrimination, retaliation in employment, reasonable accommodation, unfair competition, work breaks, affirmative action, immigration, work authorization, terms and conditions of employment, payroll tax withholding and deductions, unemployment compensation, social benefits contributions, severance pay, WARN, worker’s compensation, worker classification (including the proper classification of workers as independent contractors and employees as exempt or non-exempt under applicable Legal Requirements), paid or unpaid leaves of absences, privacy, records and files, social security contributions, wages, hours of work, occupational safety and health, and all other employment practices.

CONFIDENTIAL

“Employment Tax” means the employer portion of any payroll or employment Tax relating directly or indirectly to or resulting directly or indirectly from any payment that is contingent upon or payable as a result of the Closing, the Membership Interest Purchase or any of the other Contemplated Transactions (whether alone or in combination with any other event or circumstance), including any payment that constitutes an Expense described in clause “(d)” of the definition of Unpaid Company Transaction Expense.

“End Date” has the meaning assigned to such term in Section 9.1(b) of the Agreement.

“Enforceability Exception” means the effect, if any, of: (a) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental and Safety Requirements” means, whenever in effect, all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of a Legal Requirement, all judicial and administrative orders and determinations, and all contractual obligations in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with any Acquired Company, is (or, at any time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the escrow agreement to be entered into among Purchaser, Seller and the Escrow Agent on the Closing Date in substantially the form of Exhibit G to the Agreement.

“Escrow Amount” means an amount equal to the sum of (a) the Adjustment Escrow Amount, plus (b) the Retention Escrow Amount.

“Escrow Funds” means, collectively, the Adjustment Escrow Fund and the Retention Escrow Fund.

“Estimated Adjustment Amount” means an amount equal to (a) the Working Capital Surplus Amount, as set forth in the Closing Consideration Spreadsheet, minus (b) the Working Capital Shortfall Amount, as set forth in the Closing Consideration Spreadsheet, plus (c) the Closing Cash Amount, as set forth in the Closing Consideration Spreadsheet, minus (d) the Closing Debt Amount, as set forth in the Closing Consideration Spreadsheet, minus (e) the aggregate amount of Unpaid Company Transaction Expenses, as set forth in the Closing Consideration Spreadsheet.

CONFIDENTIAL

“Exchange Act” means the Securities Exchanges Act of 1934, as amended.

“Expense” means any fee, cost, expense, payment or expenditure.

“Fair Labor Standards Act” means the Fair Labor Standards Act of 1938, as amended.

“Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letters.

“Final Adjustment Amount” means an amount equal to (a) the Working Capital Surplus Amount, minus (b) the Working Capital Shortfall Amount, plus (c) the Closing Cash Amount, minus (c) the Closing Debt Amount, minus (d) the aggregate amount of Unpaid Company Transaction Expenses, in each case as finally determined in accordance with Section 1.6(b) or Section 1.6(c) of the Agreement.

“Financial Assistance” means any Title IV Program pursuant to which Title IV Program funding has been provided to, or on behalf of, the Company’s students on or after the Education Compliance Date; and any other government-sponsored student financial assistance program that has provided student financial assistance, tuition assistance, grants or loans to, or on behalf of, the Company’s students on or after the Education Compliance Date, in each case, only to the extent such financial assistance program represented at least 2% of the aggregate revenue of the Acquired Companies in the most recently completed fiscal year.

“Financial Responsibility Composite Score” means the composite score as calculated by ED in accordance with 34 C.F.R. Sections 668.171(b)(1) and Section 668.172 and Appendix A to Subpart L of 34 C.F.R. Section 668 and any successor provision.

“Financial Statements” has the meaning assigned to such term in Section 4.5(a) of the Agreement.

“Financing Sources” means any of the entities that have committed to provide or arrange and have entered into agreements in connection with the Debt Financing (including the parties to the Debt Commitment Letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto) or any Alternative Financing, in each case, in connection with the transactions contemplated hereby, including (a) their Affiliates and (b) their and their Affiliates’ respective controlling partners or persons, officers, directors, members, managers, partners, employees, attorneys, advisors, agents, and representatives involved in the Debt Financing, Alternative Financing, alternative Debt Financing or underwritten offering of debt securities and their respective successors and permitted assigns.

“Fraud” means actual (and not constructive) common law fraud under the laws of the State of Delaware, consisting solely of (i) a misrepresentation of a Person in the making thereby of the express representations thereof set forth in Sections 2, 3 or 4 or the Seller Closing Certificate or the Purchaser Closing Certificate (as applicable), which misrepresentation is actually known to or believed by such Person to be false in the making of such representations, or reckless indifference to the truth of that representation by such Person, (ii) such misrepresentation was made with the intent to induce an action or inaction, (iii) the Person to whom such misrepresentation was made acted or failed to act to its detriment in reasonable reliance upon such misrepresentation, and (iv) damage was caused by such reliance.

“Fundamental Representations” means, collectively, the Seller Fundamental Representations and the Purchaser Fundamental Representations.

CONFIDENTIAL

“Fundamental Representations Expiration Date” has the meaning assigned to such term in Section 10.1(b) of the Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“General Expiration Date” has the meaning assigned to such term in Section 10.1(a) of the Agreement.

“Governmental Entity” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, provincial, local, municipal, foreign or other government; (d) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any professional association or quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions, including any nationally recognized U.S. securities exchange, and excluding, in each case, any Education Agency.

“Guaranty Agreement” has the meaning assigned to such term in the recitals to the Agreement.

“Hazardous Substance” means any hazardous or otherwise regulated substance, material or waste, chemical substance or mixture, pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos, polychlorinated biphenyl, noise, radiation, or any other substance, material or waste for which liability or standards of conduct may be imposed pursuant to Environmental and Safety Requirements.

“HEA” means the Higher Education Act of 1965, as amended (20 U.S.C. § 1001 et seq.), and any amendments or successor statutes thereto, and any implementing regulations.

“Higher Learning Commission” or “HLC” means The Higher Learning Commission, which serves as an institutional accreditor in the United States.

“HSR Act” has the meaning assigned to such term in Section 6.1(a) of the Agreement.

“Inbound Licenses” means any Contract pursuant to which any Acquired Company is authorized to, has been granted any right or license under, or is otherwise permitted to access or exploit any other Person’s IP, including (a) any Software license, Patent license, Copyright license, or Trademark license; (b) any covenant not to assert any IP Rights; and (c) any Contract pursuant to which any Acquired Company obtains a right to access or exploit a Person’s IP in the form of services, such as a software-as-a-services Contract or a cloud services Contract.

“Indebtedness” of a Person means, without duplication:

(a) any obligation (including the principal amount thereof and, if applicable, the amount of accrued and unpaid interest thereon) of such Person, whether long-term or short-term, whether or not represented by a bond, debenture, note or other security or instrument and whether or not convertible into any other security or instrument, for the repayment of money borrowed;

(b) any deferred obligation of such Person for the payment of the purchase price of any property or other asset purchased (other than current accounts payable that were incurred in the ordinary course of business);

CONFIDENTIAL

(c) any obligation of such Person to pay rent or other amounts under a lease which is required to be classified as a capital or finance lease on a balance sheet prepared in accordance with GAAP (but, for the avoidance of doubt, excluding any real estate or operating lease);

(d) any outstanding reimbursement obligation of such Person with respect to any drawn letter of credit, bankers’ acceptance or similar facility issued for the account of such Person;

(e) any obligation of such Person under any agreement with respect to any swap, forward, future or derivative transaction or any option or similar agreement involving, or settled by reference to, any rate, currency, commodity, price of any equity or debt security or instrument or any economic, financial or pricing index or measure of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions;

(f) any obligation secured by any Lien existing on any property or other asset owned by such Person, whether or not indebtedness secured thereby has been assumed;

(g) any guaranty, endorsement, assumption and other contingent obligation of such Person in respect of, or to purchase or to otherwise acquire, any indebtedness of the type described in clauses “(a)” through “(f)” above of another Person;

(h) any obligation for any accrued or declared dividend or distribution by any Acquired Company unpaid as of 11:59 p.m. (Eastern Time) on the date immediately preceding the Closing Date;

(i) any premium, penalty, fee, expense, breakage cost or change of control payment required to be paid or offered in respect of any of the foregoing on prepayment as a result of the consummation of any of the Contemplated Transactions; and

(j) any amount received by such person as Emergency Relief Funds under the Coronavirus Aid, Relief, and Economic Security Act to the extent not disbursed or utilized by such Person’s business in accordance with Legal Requirements.

“Indemnitee” has the meaning assigned to such term in Section 10.5 of the Agreement.

“Indemnitor” has the meaning assigned to such term in Section 10.5 of the Agreement.

“Information Privacy and Security Laws” means any applicable Legal Requirement or guidance issued by a Governmental Entity (including related to surveillance, espionage or national security) and all regulations promulgated and guidelines issued by Governmental Entities thereunder concerning the privacy, data protection, or Processing of Protected Information, each as updated from time to time.

“Information Security Incident” means any actual (a) compromise (meaning loss) of the security, confidentiality, or integrity of Protected Information; (b) unauthorized access or acquisition, or unauthorized or unlawful Processing of Protected Information; (c) unauthorized intrusion into, control of, access to, modification of, or use of any System that is used by any Acquired Company to secure, defend, protect, or Process any Protected Information.

“Insider Receivable” means any amount owed (including any Indebtedness) to any Acquired Company by any Company Associate, Seller or any Affiliate of Seller (other than (i) for bona fide commercial arrangements entered into in the ordinary course with portfolio companies of any member of Seller, and (ii) advances and loans to employees, independent contractors and consultants of any Acquired Company made in the ordinary course of business).

CONFIDENTIAL

“Institution” means that proprietary institution of higher education known as Rasmussen College, as identified by ED Office of Postsecondary Education Identification Number 008694.

“IP” means collectively all IP Licenses, IP Rights, and embodiments of IP Rights (whether tangible or intangible and in any form or media) including (a) technology, formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, operating, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) specifications, designs, models, devices, prototypes, schematics and development tools; (d) Software, websites, presentations, articles, course materials and course descriptions, marketing materials, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter; and (e) data, databases and other compilations and collections of data or information.

“IP Licenses” means, collectively, all (a) Inbound Licenses and (b) Outbound Licenses.

“IP Rights” means, collectively, any and all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to intellectual property, including: (a)  patents, or other industrial rights or designs including any reissues, divisionals, renewals, extensions, provisionals, continuations or continuations-in-part thereof, and any other filings claiming priority to or serving as a basis for priority thereof (collectively “Patents”); (b) copyrights or rights with respect to works of authorship (including any moral and economic rights, however denominated) (collectively “Copyrights”); (c) trademarks, service marks, certification marks, collective marks, logos and design marks, trade dress, trade names, corporate or company names, fictitious and other business names, or brand names, registered and/or in use, together with all goodwill associated with any of the foregoing (collectively “Trademarks”); (d) domain names, uniform resource locators, social media handle, user name, or account identifier and other names and locators associated with the internet (collectively “Domain Names”); (e) mask works; (f) Confidential Information (including trade secrets) and rights to limit the use or disclosure thereof by any person; (g) privacy or publicity rights; (h) databases and data collections; (i) all other rights that are equivalent or similar to the rights referred to in clauses (a)-(h); (j) rights in or relating to applications, registrations, and renewals for any of the rights referred to in clauses (a)-(i); and (k) any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriations of any of the rights referred to in clauses (a)-(j).

“IRS” means the United States Internal Revenue Service.

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual has actual knowledge of such fact or other matter, or (b) would have actual knowledge of such fact or other matter after reasonable investigation. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Atif Gilani, Tom Slagle, Kevin Delano, Ann Leja, Don DeVito or Lori Kruizenga is deemed to have Knowledge of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if Atif Gilani or Tom Slagle is deemed to have Knowledge of such fact or other matter.

“Latest Financial Statements” has the meaning assigned to such term in Section 3.5(a) of the Agreement.

“Leased Real Property” has the meaning assigned to such term in Section 3.8(b) of the Agreement.

CONFIDENTIAL

“Legal Proceeding” means any action, suit, litigation, arbitration, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, ordinance, code, edict, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, entered, implemented or otherwise put into effect by or under the authority of any Governmental Entity, excluding any Education Law.

“Liability” means any debt, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, license, possessory interest, conditional sale or other title retention arrangement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

A document or other item of information shall be deemed to have been “Made Available to Purchaser” only if such document or other item of information was, at all times during the 72 hours immediately prior to the execution and delivery of this Agreement, included in the virtual data room established by the Company in connection with the Contemplated Transactions; and (b) Purchaser had full access to such document or other item throughout such period.

“March 2019 Change in Ownership” means FAH Education, LLC’s acquisition of the equity interests of Rasmussen College which took place on March 15, 2019.

“Marketing Period” means the period of 15 consecutive Business Days after the date hereof (i) commencing on the first Business Day following the date on which Purchaser shall have received the Required Financial Information and (ii) throughout which (a) Purchaser shall have the Required Financial Information from Seller, (b) none of the Acquired Companies’ auditors have withdrawn any audit opinion with respect to any fiscal year-end audited financial statements included in the Required Financial Information, and (c) the Company has not restated or determined that it is required under GAAP or otherwise to restate any financial statements included in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, that (1) the Marketing Period shall be deemed not to commence until the earlier of (A) the delivery of audited financial statements for Purchaser for the fiscal year ended December 31, 2020 and audited financial statements for the Acquired Companies for the stub period ended December 31, 2020 required by paragraph 8(ii)(1) of Exhibit C of the Debt Commitment Letter provided by Purchaser to Seller on the date of this Agreement and (B) February 1, 2021 (provided that this clause (1) shall not limit the requirement to deliver the Required Financial Information as a condition to the start of the Marketing Period), (2) the Marketing Period shall not be required to be consecutive to the extent it would include any date from November 25, 2020 through and including November 27, 2020, July 2, 2021, July 5, 2021, and any date from November 24, 2021 through and including November 26, 2021 (which dates shall not count for purposes of the 15 consecutive Business Day period), (3) if such period has not ended on or prior to December 17, 2020, then it will not commence until on or after January 4, 2021, (4) if such period has not ended prior to August 20, 2021, then it will not commence until September 6, 2021, and (5) if such period has not ended on or prior to December 17, 2021, then it will not commence until on or after January 4, 2022.  Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the Debt Financing is consummated on such earlier date.

CONFIDENTIAL

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) has had, or would reasonably be expected to have, a materially adverse effect on the business, condition, assets (including, capitalization, IP, liabilities, operations, results of operations or financial performance of the Acquired Companies (taken as a whole); provided, however, that the following shall not be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in (A) the economy or capital, commodity or financial markets generally, including changes in interest or exchange rates, or (B) political conditions generally; (ii) any change in applicable Legal Requirements or Education Laws (or, in each case, the interpretation thereof) occurring after the date of the Agreement; or (iii) any change in GAAP occurring after the date of the Agreement; (iv) the negotiation, execution, announcement or consummation of the Contemplated Transactions in accordance with the terms hereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (v) any pandemic (including the COVID-19 pandemic), hurricane, tornado, flood, earthquake or other natural disaster; (vi) the taking of any action consented to in writing by Purchaser or the failure to take any action for which consent in writing was sought from Purchaser in writing pursuant to this Agreement but was withheld); (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any existing hostilities, act of war, sabotage, terrorism or military actions; (viii) the public announcement or pendency of the Contemplated Transactions in accordance with the terms hereof; or (ix) any failure by any Acquired Company to achieve any earnings, budgets or other financial projections, forecasts, performance or results of operations (provided that the underlying causes giving rise or contributing to any such failure may, if they are not otherwise excluded from the definition of Material Adverse Effect by another exception in clauses (i) through (viii), be taken into account in determining whether an Effect has had, or would reasonably be expected to have, a Material Adverse Effect); except, in the cases of the forgoing clauses “(i),” “(ii),” “(iii),” “(v)” and “(vii)” to the extent such changes have had or would reasonably be expected to have a materially disproportionate adverse effect on the Acquired Companies (taken as a whole) relative to other participants in the industries in which the Acquired Companies operate.

“Material Contracts” has the meaning assigned to such term in Section 3.12(b) of the Agreement.

“Material Supplier” has the meaning assigned to such term in Section 3.26(a) of the Agreement.

“Membership Interest Purchase” has the meaning assigned to such term in the recitals to the Agreement.

“Membership Interests” has the meaning assigned to such term in the recitals of the Agreement.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Most Recent Balance Sheet” has the meaning assigned to such term in Section 3.5(c) of the Agreement.

CONFIDENTIAL

“New Debt Commitment Letter” has the meaning assigned to such term in Section 6.5(c) of the Agreement.

“Notice of Claim” has the meaning assigned to such term in Section 10.5 of the Agreement.

“Nursing Programs” means the practical nursing diploma program, the professional nursing associate’s degree program, the bachelor of science in nursing program, the RN to BSN bachelor’s degree program, and the master of science in nursing program, each as offered by the Acquired Companies.

“NYC Courts” has the meaning assigned to such term in Section 11.7(b) of the Agreement.

“Objection Notice” has the meaning assigned to such term in Section 1.6(b) of the Agreement.

“Objection Period” has the meaning assigned to such term in Section 1.6(b) of the Agreement.

“Open Source License” means an agreement that: (a) licenses Software or other material as “free software” or “open source software”; and/or (b) is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses may include, among others, all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License). “Open Source License” may also include licenses that impose obligations commonly known in the software industry as “Copyleft,” i.e. that require or that condition any licensed rights upon (i) the disclosure, distribution or licensing of any Software (other than such item of Software in its unmodified form) in Source Code form and/or without charge; (ii) a requirement that another Person be permitted to access, modify, make derivative works of, or reverse-engineer any such Software; (iii) a requirement that such Software be redistributable by another Person.

“Operating Agreement” means the Amended and Restated Operating Agreement of the Company, dated as of March 15, 2019.

“Order” means any order, writ, injunction, judgment, edict, decree, ruling or award of any arbitrator or any court or other Governmental Entity.

“Other Indemnifiable Matter” means any matter described in Section 10.2(a) (other than Section 10.2(a)(i)) of the Agreement.

“Outbound Licenses” means any Contract pursuant to which any Acquired Company authorizes or otherwise permits any other Person to access or exploit any Company IP, including any Software license, Patent license, Copyright license, Trademark license, or any Contract pursuant to which a Person obtains a right to access or exploit any Company IP in the form of services, such as a software as a services Contract or a cloud services Contract. For the avoidance of doubt, Outbound Licenses includes end user license agreements (EULAs) and terms of use for Company Software and Company Websites.

“Owned IP” means all Company IP in which any Acquired Company has (or purports to have) an ownership interest.

“Patents” has the meaning assigned to such term in the definition of “IP Rights.”

“Payoff Letters” has the meaning assigned to such term in Section 1.4(a)(ix) of the Agreement.

CONFIDENTIAL

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permit” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, Consent, registration, variance, sanction, exemption, order, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any applicable Legal Requirement; or (b) right under any Contract with any Governmental Entity.

“Permitted Liens” means: (a) statutory liens to secure non-delinquent obligations to landlords, lessors or renters under leases or rental agreements; (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements and Education Laws; (c) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (d) any minor imperfections of title or similar liens, charges or encumbrances, which individually or in the aggregate with other such imperfections, liens, charges and encumbrances, do not materially impair the value of the property subject to such imperfections, liens, charges or encumbrances or the use of such property in the conduct of the business of any Acquired Company; and (e) liens for Taxes that are not yet due and payable and for which adequate reserves have been established in accordance with GAAP.

“Person” means any individual, Entity or Governmental Entity.

“Personal Data” means (a) any information that specifically identifies, or is capable of identifying, any individual Person, whether a living or dead, including any information that could be associated with such individual, such as an address, e-mail address, telephone number, health information, financial information, drivers’ license number, location information, or government issued identification number; (b) any data that qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial information” or similar term under any Information Privacy and Security Law; and (c) any other information subject to the privacy laws of any jurisdiction applicable to the Acquired Companies.

“Post-Closing Education Notices and Consents” means those notices to, and consents from, Education Agencies relating to the Contemplated Transactions as set forth on Section 7.3(b)(ii) of the Disclosure Schedule; provided, that a notice or consent described in Section 7.3(b)(ii) of the Disclosure Schedule shall be considered to have been made or obtained if the relevant Education Agency confirms in writing that the Contemplated Transactions do not constitute a change of ownership or control or other substantive change requiring consent of or notice to, or otherwise require consent of or notice to, such Education Agency.

“Post-Signing Events” means any event, condition or circumstance occurring on or after the date of this Agreement and at or prior to the Closing that would cause any representation or warranty of the Seller or any of the Acquired Companies to be untrue or inaccurate when viewing such representation or warranty as if it were made anew at Closing.

“Pre-Acquisition Review Letter of Credit” has the meaning assigned such term in Section 7.3(b)(iii).

“Pre-Closing Education Notices and Consents” means those notices to, and consents from, Education Agencies relating to the Contemplated Transactions as set forth on Section 7.3(b)(i) of the Disclosure Schedule; provided, that a notice or consent described in Section 7.3(b)(i) of the Disclosure Schedule shall be considered to have been made or obtained if the relevant Education Agency confirms in writing that the Contemplated Transactions do not constitute a change of ownership or control or other substantive change requiring consent of or notice to, or otherwise require consent of or notice to, such Education Agency.

CONFIDENTIAL

“Pre-Closing Period” has the meaning assigned to such term in Section 5.1 of the Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on the Closing Date.

“Private Education Loan” means any loan provided by a lender that is not made, insured or guaranteed under Title IV and is issued expressly for postsecondary educational expenses.

“Process” means, for the purposes of Section 3.16, any operation or set of operations performed upon data or sets of data, whether or not by automated means, such as collection; recording; organization; structuring; storage; adaptation or alteration; retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available; alignment or combination; or restriction, erasure, or destruction.

“Program Participation Agreement” means a Program Participation Agreement issued by ED to the Institution, whether or not on a provisional basis.

“Protected Information” means any information that (a) is Company Data; (b) is governed, regulated or protected by one or more Information Privacy and Security Law; (c) an Acquired Company receives from or on behalf of individual customers of such Acquired Company; (d) is subject to a confidentiality obligation or is Owned IP; (e) is technology of an Acquired Company; or (f) is derived from Protected Information.

“Purchaser” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Purchaser Closing Certificate” has the meaning assigned to such term in Section 8.5 of the Agreement.

“Purchaser Cure Period” has the meaning assigned to such term in Section 9.1(f) of the Agreement.

“Purchaser Fundamental Representations” means: (a) the representations and warranties set forth in Section 4.1 (Standing), Section 4.2 (Authority and Due Execution), Section 4.6 (Valid Issuance), Section 4.7 (Non-reliance) and Section 4.9 (Brokers’ and Finders’ Fees); and (b) the representations and warranties set forth in the Purchaser Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Purchaser Indemnitees” means the following Persons: (a) Purchaser; (b) the Representatives of Purchaser; and (c) the respective successors and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence; provided, however, that Seller shall be deemed not to be a “Purchaser Indemnitee.”

“Purchaser Related Party” means: (a) each of the former, current or future equityholders, controlling persons, directors, officers, employees, agents, Representatives, managers, stockholders, Affiliates and assignees of Purchaser; (b) each of the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, stockholders, portfolio companies, Affiliates, affiliated (or commonly advised) funds and assignees of any Person referred to in clause “(a)”; and (c) each of the Representatives or former, current or future heirs, executors, administrators, trustees, successors and assigns of any Person referred to in clause “(a)” or “(b).”

CONFIDENTIAL

“Purchaser Shared Services Plan” means the plan described on Attachment 2, as it may be amended or modified from time to time following the date of this Agreement.

“R&W Binder” means the applicable conditional binder agreement, by and between Purchaser and the respective R&W Insurer dated as of the date of this Agreement, to bind the R&W Insurance Policy.

“R&W Insurance Policy” means, collectively, each of the representations and warranties insurance policies to be issued by or on behalf of the applicable R&W Insurer to Purchaser with effect as of the Closing Date pursuant to (and subject to the terms and conditions of) the R&W Binder for such policy.

“R&W Insurance Policy Amount” means an amount equal to the product of (a) the aggregate dollar amount of all premiums, brokerage commissions, surplus lines Taxes and other similar applicable Taxes and underwriting fees paid and/or payable by or on behalf of Purchaser or any Affiliate of Purchaser in connection with the binding and/or issuance of the R&W Insurance Policy, multiplied by (b) 0.5.

“R&W Insurer” means collectively and individually, (i) Ethos Specialty Insurance Services LLC and  (ii) CFC Underwriting Limited.

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Entity (or other registrar in the case of Domain Names), including any application or registration for any Patent, Copyright, Trademark, or Domain Name.

“Related Party” means: (a) each member of the Company; (b) each Company Associate; (c) each member of the immediate family of any member of the Company or any Company Associate; (d) each Affiliate of any Person referred to in clause “(a),” “(b)” or “(c)” of this sentence; and (e) each trust or other Entity (other than the Company) in which any one of the Persons referred to in clause “(a),” “(b),” “(c)” or “(d)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, financial or equity interest.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives. The term “Representatives” shall be deemed to include current and future “Representatives.”

“Required Financial Information” means (i) the financial statements of the Acquired Companies required to be delivered in order to satisfy the condition set forth in paragraph 8(ii) of Exhibit C of the Debt Commitment Letter delivered by Purchaser to Seller on the date of this Agreement, and (ii) information of the Acquired Companies necessary to prepare the pro forma financial statements required to be delivered in order to satisfy the condition set forth in paragraph 8(iii) of Exhibit C to the Debt Commitment Letter delivered by Purchaser to Seller on the date of this Agreement, promptly after the historical financial statements for each applicable period are available. The financial statements referred to in clause (i) shall be prepared in accordance with GAAP.

“Response Period” has the meaning assigned to such term in Section 1.6(b) of the Agreement.

“Restrictive Covenant Agreement” has the meaning assigned to such term in Section 1.4(a)(xi) of the Agreement.

“Retention Escrow Amount” means $1,233,750.

CONFIDENTIAL

“Retention Escrow Fund” means, at any time, the aggregate funds and other assets then held in the escrow account established by depositing the Retention Escrow Amount with the Escrow Agent in accordance with the Escrow Agreement to partially secure the indemnification obligations of Seller to the Purchaser Indemnitees.

“SARA” means the state authorization reciprocity agreements administered by the National Council for State Authorization Reciprocity Agreements for the purpose of approving institutions offering distance education courses and programs.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning assigned to such term in the introductory paragraph of the Agreement.

“Seller Closing Certificate” has the meaning assigned to such term in Section 7.5 of the Agreement.

“Seller Fundamental Representations” means: (a) the representations and warranties set forth in Section 2.1 (Authority and Due Execution), Section 2.4 (Title and Ownership), Section 2.5 (Brokers’ and Finders Fees), Sections 3.1(a), 3.1(b) and 3.1(c) (Organizational Matters), Section 3.2 (Capitalization and Related Matters), Section 3.3 (Authority and Due Execution), Section 3.7 (Taxes) and Section 3.18 (Brokers’ and Finders’ Fees); and (b) the representations and warranties set forth in the Seller Closing Certificate, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

“Seller Indemnitees” means the following Persons: (a) Seller; (b) the Representatives of Seller; and (d) the respective successors, heirs, estates and assigns of the Persons referred to in clauses “(a)” and “(b)” of this sentence; provided, however, that Purchaser shall be deemed not to be a “Seller Indemnitee.”

“Seller Related Party” means: (a) each of the former, current or future equityholders, controlling persons, directors, officers, employees, agents, Representatives, managers, stockholders, Affiliates and assignees of Seller; (b) each of the former, current or future equityholders, controlling persons, directors, officers, employees, agents, Representatives, general or limited partners, managers, management companies, members, stockholders, portfolio companies, Affiliates, affiliated (or commonly advised) funds and assignees of any Person referred to in clause “(a)”; (c) prior to the Closing, the Acquired Companies; and (d) each of the Representatives or former, current or future heirs, executors, administrators, trustees, successors and assigns of any Person referred to in clause “(a),” or “(b)”.

“Seller RWI Policy” has the meaning assigned to such term in the recitals to this Agreement.

“Seller RWI Policy Assignment” has the meaning assigned to such term in Section 1.4(a)(x) of the Agreement.

“Software” means all computer programs, applications, platforms, and other software (including software as a service) and documentation (including user manuals and training materials) relating to any of the foregoing.

“Source Code” means computer software and code, in a form other than object code form, including: (a) related programmer comments and annotations, help text, data and data structures, instructions; and (b) procedural, object-oriented and other code, in each case, which may be printed out or displayed in human readable form.

CONFIDENTIAL

“Specified Expiration Date” has the meaning assigned to such term in Section 10.1(c) of the Agreement.

“State Education Agency” means any state educational licensing authority, agency, department, board or commission that (a) provides a license, certification, exemption or other authorization necessary for a postsecondary institution (whether its main location, branch campus, additional location, satellite or other facility thereof) to provide or offer postsecondary education in that state, whether at a physical location, online or through other distance education delivery methods, or for an Acquired Company to conduct operations in that state, or (b) administers any Financial Assistance program at the state level.

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be: (a) in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Company ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or ownership interests in such Entity.

“Systems” means computer, information technology and data processing systems, facilities and services used by each Acquired Company, including all Software, hardware, equipment, networks, communications facilities, websites, portals, platforms and related systems and services. Without limiting the foregoing, Systems include all learning management systems (LMS), student information systems (SIS), content management software (CMS), customer relationship management systems (CRM), procurement management software, and other managed IT services used by any Acquired Company.

“Tax” means any federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, unclaimed property or escheatment, alternative or add on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto), whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.

CONFIDENTIAL

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Third Party Claim” means the assertion or commencement (other than by any Purchaser Indemnitee or Seller Indemnitee) of any claim (including any proceeding before an Education Agency) or Legal Proceeding (whether against any Acquired Company, Purchaser, Seller or any other Person) with respect to which Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 10.

“Title IV” means Chapter 28, Subchapter IV of the HEA, and any amendments or successor statutes thereto.

“Title IV Letter of Credit” means a letter of credit required by ED to enable an Acquired Company to satisfy ED’s requirements of financial responsibility necessary for its continued eligibility to participate in the Title IV Programs.

“Title IV Program” means any program of federal student Financial Assistance authorized pursuant to Title IV of the HEA.

“Trademarks” has the meaning assigned to such term in the definition of “IP Rights.”

“Transaction Consideration Amount” means an amount equal to (a) $329,000,000, plus (b) the Working Capital Surplus Amount, minus (c) the Working Capital Shortfall Amount, plus (d) the Closing Cash Amount, minus (e) the Closing Debt Amount, minus (f) the aggregate dollar amount of Unpaid Company Transaction Expenses, minus (g) the R&W Insurance Policy Amount.

“Transaction Documents” means, collectively, the Agreement, the Escrow Agreement, the Closing Consideration Spreadsheet, the Guaranty Agreement, the resignations described in Section 1.4(a)(v) of the Agreement and each other agreement, certificate or document referred to in the Agreement (other than the Certificate of Merger or otherwise with respect to the Merger) or to be executed in connection with any of the Contemplated Transactions.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Company Transaction Expense” means any Expense incurred or borne by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with any of the Contemplated Transactions (whether or not invoiced prior to the Closing) to the extent incurred prior to the Closing, including: (a) any unpaid Expense that is payable by any Acquired Company to legal counsel or to any financial advisor, investment banker, consultant, broker, accountant or other Person that performed services for or provided advice to any Acquired Company, Seller, or any other Representative of any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with any of the Contemplated Transactions; (b) any unpaid Expense described in Section 11.2; (c) any unpaid expense relating to the D&O Tail, if any; (d) any unpaid Expense that arises, or is triggered or becomes due or payable, as a result of, or in contemplation of, the consummation (whether alone or in combination with any other event or circumstance) of the Membership Interest Purchase or any of the other Contemplated Transactions, including any change-in-control payment, severance Expense or sum that may become payable pursuant to any “single trigger” severance arrangement, bonus or similar payment and any Employment Tax thereon; and (e) any unpaid Expense incurred by or on behalf of Seller or any Representative of Seller, any Acquired Company or Seller in connection with or relating to the Agreement or any of the Contemplated Transactions or the process resulting in such transactions that any Acquired Company is or will be obligated to pay or reimburse at or after the Closing; provided, that “Unpaid Company Transaction Expenses” shall exclude any amount any amount of the Closing Debt Amount or any liability taken into account in the calculation of the Company Working Capital Amount.

CONFIDENTIAL

“Unresolved Claim” has the meaning assigned to such term in Section 10.8.

“Updated Schedules” has the meaning assigned to such term in Section 6.1(a).

“Upwards Adjustment Amount” has the meaning assigned to such term in Section 1.6(d)(ii) of the Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any and all comparable Legal Requirements of all jurisdictions in which any Acquired Company maintains employees relating to “mass layoffs,” “termination,” “relocation” or any “plant closing.”

“Working Capital Shortfall Amount” means the amount, if any, by which the Closing Working Capital Amount is less than $0.

“Working Capital Surplus Amount” means the amount, if any, by which the Closing Working Capital Amount exceeds $0.

CONFIDENTIAL

EXHIBIT B

GUARANTY AGREEMENT

CONFIDENTIAL

EXHIBIT C

Form of Assignment and Assumption AGreement

CONFIDENTIAL

EXHIBIT D

Form of Restrictive Covenant Agreement

CONFIDENTIAL

EXHIBIT E

FORM OF CErtificate of DESIGNATIONs

CONFIDENTIAL

CERTIFICATE OF DESIGNATIONS OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE NON-VOTING PREFERRED STOCK

OF

AMERICAN PUBLIC EDUCATION, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of American Public Education, Inc., a Delaware corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the provisions of the Fifth Amended and Restated Certificate of Incorporation of the Corporation and applicable law, a series of Preferred Stock, having a par value of $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series be and hereby are as follows:

1.            Number of Shares; Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of preferred stock designated as the “Series A Non-Voting Preferred Stock” (the “Series A Non-Voting Preferred Stock”). The authorized number of shares of the Series A Non-Voting Preferred Stock shall be 100,000 shares. Such number of shares may be decreased by resolution of the Board, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of authorized shares of the Series A Non-Voting Preferred Stock to a number less than the number of shares of the Series A Non-Voting Preferred Stock then outstanding.

2.            Dividends.

2.1          Holders of shares of the Series A Non-Voting Preferred Stock are entitled to receive, out of funds of the Corporation available for distribution to its stockholders, all to the extent permitted under the provisions of the General Corporation Law of the State of Delaware governing distributions to stockholders (“Available Proceeds”), dividends as provided in this Section 2. Commencing on the date of first issuance of Series A Non-Voting Preferred Stock (as applicable, the “Issue Date”), cash dividends shall accrue daily on each outstanding share of Series A Non-Voting Preferred Stock at the rate of 9% per annum (the “Divided Rate”) of $290 (subject to appropriate adjustment in the event of any stock split, combination or other recapitalization, the “Series A Original Issue Price”), whether or not declared, and shall be paid by the Corporation quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (unless any such day is not a Business Day, in which event such dividends shall be payable on the next succeeding Business Day, without accrual to such Business Day) (and compounding annually to the extent any accrued dividend is unpaid) (dividends accrued in respect of a share of Series A Non-Voting Preferred Stock but unpaid, “Accruing Dividends”); provided that the Dividend Rate shall increase to a rate of 15% per annum of the Series A Original Issue Price commencing on the day immediately following the date that is the third anniversary of the Issue Date and continuing thereafter for so long as any Series A Non-Voting Preferred Stock remains outstanding; provided, further, that, in the event that on any such payment date the Corporation is not permitted under the General Corporation Law of the State of Delaware to pay any amount of such Accruing Dividends in full as a result of the Corporation not having sufficient Available Proceeds: (a) the Corporation shall (1) pay the amount of such Accruing Dividends to the extent of the Corporation’s then Available Proceeds to the holders of shares of Series A Non-Voting Preferred Stock ratably in proportion to the respective amounts of Accruing Dividends which would have been payable in respect of the shares of Series A Non-Voting Preferred Stock held by them on such payment date had the Corporation had sufficient Available Proceeds to pay such Accruing Dividends in full, and (2) use its commercially reasonable efforts to cause the Corporation to have sufficient Available Proceeds as soon as practicable (including, without limitation, by causing the revaluation of the assets of the Corporation and/or otherwise increasing the “surplus” of the Corporation under Section 154 of the General Corporation Law of the State of Delaware); (b) any amount of such Accruing Dividends that remains unpaid by the Corporation on such payment date shall continue to remain outstanding and accrue at the then applicable Dividend Rate (calculated in accordance with the other provisions of this Section 2.1 and Section 2.2); and (c) the Corporation shall pay such unpaid amount of Accruing Dividends, together with any accrual thereon, to the holders of shares of Series A Non-Voting Preferred Stock within three (3) Business Days following the date on which the Corporation obtains sufficient Available Proceeds. As used in this Certificate, “Business Day” means any day other than a Saturday, Sunday or federal holiday, or a day on which commercial banks in Washington, D.C. are authorized or required to be closed.

1

CONFIDENTIAL

2.2          Accruing Dividends shall be cumulative from and including the Issue Date, and shall be payable to the holders of record of the Series A Non-Voting Preferred Stock upon (a) each of the dates indicated in Section 2.1, (b) conversion in accordance with Section 5.3, (c) redemption in accordance with Section 6 or (d) the occurrence of a Deemed Liquidation Event (as defined below). Notwithstanding any provision of this Certificate to the contrary, in the event any Accruing Dividends are not timely paid in cash (including, without limitation, as a result of the Corporation not having sufficient Available Proceeds), the Dividend Rate then in effect under Section 2.1 shall increase by 5% per annum of the Series A Original Issue Price and such increased Dividend Rate shall continue in effect until such time that all Accruing Dividends due and payable in accordance with this Section 2 are paid in full. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock (as defined below) payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate) the holders of the Series A Non-Voting Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Non-Voting Preferred Stock in an amount at least equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series A Non-Voting Preferred Stock and not previously paid.

3.            Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

3.1          Preferential Payments to Holders of Series A Non-Voting Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Non-Voting Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series A Non-Voting Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to the stockholders in such Deemed Liquidation Event (the “Deemed Liquidation Event Consideration”) or out of the Available Proceeds, as applicable, before any payment shall be made to the holders of the Common Stock of the Corporation, having a par value of $.01 per share (the “Common Stock”), or any other class or series of capital stock of the Corporation, by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price plus Accruing Dividends thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the Available Proceeds and/or the Deemed Liquidation Event Consideration, as applicable, shall be insufficient to pay the holders of shares of Series A Non-Voting Preferred Stock the full amount to which they shall be entitled under this Section 3.1, the holders of shares of Series A Non-Voting Preferred Stock shall share ratably in any distribution of the Available Proceeds and/or the Deemed Liquidation Event Consideration in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2

CONFIDENTIAL

3.2          Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series A Non-Voting Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

3.3          Deemed Liquidation Events.

(a)           Definition. Each of the following events shall be considered a “Deemed Liquidation Event”:

(i)            a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation (unless, following such merger or consolidation, the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; provided that, for the purpose of this Section 3.3(a), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(ii)            the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(iii)            any other sale or transfer of the voting capital stock of the Corporation in which the stockholders of the Company immediately prior to such sale or transfer do not own in the aggregate at least fifty percent (50%) of the outstanding voting shares of capital stock of the Corporation immediately following such sale or transfer.

3

CONFIDENTIAL

(b)            Definitive Agreement. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 3.3(a)(i) or (iii) unless the plan of merger or consolidation, stock purchase agreement or other definitive agreement for such transaction provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 3.1 and Section 3.2.

(c)            Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities (other than cash) shall be determined in good faith by the Board.

4.            Voting. The Series A Non-Voting Preferred Stock shall not be entitled to vote on any matter, except (a) as required by the General Corporation Law of the State of Delaware and (b) so long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law) the written consent or the affirmative vote of the holders of a majority of the shares of the Series A Non-Voting Preferred Stock then outstanding given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(a)            amend, alter or repeal any provision of this Certificate or, to the extent adverse to the powers, preferences or rights of the Series A Non-Voting Preferred Stock under this Certificate, the Certificate of Incorporation or Bylaws of the Corporation then in effect;

(b)            create, or authorize the creation of, or issue or obligate itself to issue shares of, any capital stock unless the same ranks, or amend, modify, reclassify or alter the terms of any class or series of capital stock unless the same would rank, junior to the Series A Non-Voting Preferred Stock with respect to its rights, preferences and privileges (including, without limitation, with respect to dividends, redemption and/or payments upon a liquidation, winding up or Deemed Liquidation Event); or

(c)            purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Non-Voting Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the lesser of the fair market value thereof or the original purchase price thereof.

As to all matters for which voting by class is specifically required by the General Corporation Law of the State of Delaware or this Section 4, each outstanding share of Series A Non-Voting Preferred Stock shall be entitled to one vote.

5.            Conversion.

The holders of the Series A Non-Voting Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4

CONFIDENTIAL

5.1          Right to Convert.

(a)            Conversion Ratio. Upon notice to the Corporation that any dividends, including, without limitation, Accruing Dividends were not timely paid in cash within the time period described for payment in Section 2.1, if the Corporation fails to pay, in full, all dividends due to the holders of Series A Non-Voting Preferred Stock within five Business Days of receipt of such notice, or at any time after the third anniversary of the Issue Date, each share of Series A Non-Voting Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (a) the Series A Original Issue Price plus any accrued and unpaid dividends thereon, including, without limitation, Accruing Dividends thereon by (b) the Series A Conversion Price (as defined below). The “Series A Conversion Price” applicable to the Series A Non-Voting Preferred Stock shall equal the per day average volume-weighted price per share as reported by S&P Capital IQ, or any successor thereto, through its “Volume Weighted Average Price” function, for a share of Common Stock in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session for the 10-day trading period immediately preceding the date of calculation of the Conversion Price; provided, however, that if any such conversion, or the issuance of the Series A Non-Voting Preferred Stock with such conversion rights, would require the Corporation, under the rules of the Nasdaq stock exchange (or any other exchange on which the Corporation’s Common Stock is then trading), to obtain the written consent or affirmative vote of holders of its capital stock to effect such conversion, the Corporation shall be entitled to reduce the number of shares of Common Stock into which any share of Series A Non-Voting Preferred Stock may convert such that the Corporation would not be required to obtain such written consent or affirmative vote, so long as the Corporation, concurrently with such conversion, pays the holder of such share (1) for each whole share of Common Stock into which such share of Series A Non-Voting Preferred Stock would have otherwise converted, cash equal to the Series A Conversion Price, and (2) for each fractional share of Common Stock into which such share of Series A Non-Voting Preferred Stock would have otherwise converted, cash equal to such fraction multiplied by the Series A Conversion Price.

(b)            Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Non-Voting Preferred Stock.

5.2          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Conversion Price. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Preferred Stock a holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5

CONFIDENTIAL

5.3          Mechanics of Conversion.

(a)            Notice of Conversion. In order for a holder of Series A Non-Voting Preferred Stock to voluntarily convert shares of Series A Non-Voting Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation that such holder elects to convert all or any number of such holder’s shares of Series A Non-Voting Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Non-Voting Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Non-Voting Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (a) cause the Corporation’s transfer agent to record such number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof in the name of the holder of the Series A Non-Voting Preferred Stock, or her, his or its nominees and (b) pay in cash such amount as provided in Section 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(b)            Effect of Conversion. All shares of Series A Non-Voting Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.2. Any shares of Series A Non-Voting Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Non-Voting Preferred Stock accordingly.

6.            Redemption.

6.1          Optional Redemption Right. The Corporation may, at its option, upon not less than five nor more than 30 days’ prior written notice, redeem any whole number of shares of Series A Non-Voting Preferred Stock, at any time or from time to time, for cash at a redemption price of the Series A Original Issue Price per share, plus any accrued and unpaid dividends, including, without limitation, Accruing Dividends, thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series A Non-Voting Preferred Stock as described in this Section 6.1, it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

6.2          Notice of Redemption. In the event the Corporation elects to redeem Series A Non-Voting Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than five nor more than 30 days prior to the redemption date, to each holder of record of Series A Non-Voting Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (a) the redemption date; (b) the number of shares of Series A Non-Voting Preferred Stock to be redeemed; (c) the redemption price; (d) instructions for surrender of the certificates (if any) for the Series A Non-Voting Preferred Stock to the transfer agent in return for the payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accumulate on the redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Non-Voting Preferred Stock except as to the particular holder to whom notice was defective or not given.

6

CONFIDENTIAL

6.3          Surrender of Series A Non-Voting Preferred Stock. Holders of Series A Non-Voting Preferred Stock to be redeemed shall surrender the Series A Non-Voting Preferred Stock (either by surrendering any certificates with respect thereto, or, if such any holder alleges that such certificate has been lost, stolen or destroyed, providing a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the transfer agent specified by the Corporation and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following such surrender. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation and the transfer agent specified by the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.

6.4          No Right to Future Dividends. If notice of redemption of any shares of Series A Non-Voting Preferred Stock has been given and if the Corporation irrevocably sets apart for payment the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Non-Voting Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends (including, without limitation, Accruing Dividends), if any), dividends will cease to accumulate on those shares of Series A Non-Voting Preferred Stock, those shares of Series A Non-Voting Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends (including, without limitation, Accruing Dividends), if any, payable upon redemption.

6.5          Redemption on Non-Business Days. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

6.6          Partial Redemption. In the event the Corporation elects to redeem less than all of the outstanding shares of Series A Non-Voting Preferred Stock pursuant to this Section 6, it shall redeem a proportionate number (as nearly as may be practicable without creating fractional shares) of such shares from each holder of shares of Series A Non-Voting Preferred Stock (based on the number of such shares held by such holder relative to the total number of such shares outstanding at the time of the Corporation’s applicable redemption election).

6.7          Dividends. In connection with any redemption of Series A Non-Voting Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends (including, without limitation, Accruing Dividends) to, but not including, the redemption date.

6.8          Corporation’s Rights after Redemption. Any shares of Series A Non-Voting Preferred Stock that are redeemed or otherwise acquired by the Corporation may be cancelled, retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock (other than Series A Non-Voting Preferred Stock). The Corporation shall not exercise any voting or other rights granted to the holders of Series A Non-Voting Preferred Stock following redemption.

7

CONFIDENTIAL

7.            Transfer. Any holder of Series A Non-Voting Preferred Stock may transfer some or all of its shares of Series A Non-Voting Preferred Stock without the consent of the Corporation, subject to compliance with the Securities Act of 1933. If any shares of Series A Non-Voting Preferred Stock are to be transferred, upon the Corporation’s receipt of duly endorsed written notice of a proposed transfer together with an opinion of counsel that such transfer complies with the Securities Act of 1933, each in a form reasonably acceptable to the Corporation and the Corporation’s transfer agent, then the Corporation and such transfer agent will cause each such transfer to be recorded.

8.            Waiver. Any of the rights, powers, preferences and other terms of the Series A Non-Voting Preferred Stock set forth herein may be waived on behalf of all holders of Series A Non-Voting Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Non-Voting Preferred Stock then outstanding.

9.            Notices. Any notice required or permitted by the provisions herein to be given to a holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law of the State of Delaware, and shall be deemed sent upon such mailing or electronic transmission.

[Remainder of page intentionally left blank.]

8

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by the undersigned Chief Executive Officer as of this __ day of [ _________], 2021

By:
Name:
Title:

CONFIDENTIAL

EXHIBIT F

Form of Certificate of Merger

CONFIDENTIAL

EXHIBIT G

Form of ESCROW AGREEMENT

CONFIDENTIAL

Schedule 9.1(g)

Price Renegotiation Event

(a)           A “Price Renegotiation Event” shall be deemed to have occurred if, at any time within 10 days of the anticipated Closing Date, A is a positive amount with a value equal to or exceeding 0.35, where:

A = the sum of W, plus X, plus Y, plus Z,

W = the quotient of (1) the product of (i) the Applicable Weighting Factor, multiplied by (ii) the difference between the Purchaser Signing Stock Price minus the Purchaser Closing Stock Price, divided by (2) the Purchaser Signing Stock Price;

X = the quotient of (1) the product of (i) the Applicable Weighting Factor, multiplied by (ii) the difference between the ATGE Signing Stock Price minus the ATGE Closing Stock Price, divided by (2) the ATGE Signing Stock Price;

Y = the quotient of (1) the product of (i) the Applicable Weighting Factor, multiplied by (ii) the difference between the PRDO Signing Stock Price minus the PRDO Closing Stock Price, divided by (2) the PRDO Signing Stock Price;

Z = the quotient of (1) the product of (i) the Applicable Weighting Factor, multiplied by (ii) the difference between the STRA Signing Stock Price minus the STRA Closing Stock Price, divided by (2) the STRA Signing Stock Price;

(b)           The following terms shall apply to changes affecting the Peer Companies:

(i)            In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

(ii)            In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)            In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company, a “going private” transaction involving a Peer Company or the liquidation of a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, calculations should be done as of the last day of the applicable period that the VWAP of such Peer Company is unaffected by information regarding such merger or acquisition or business combination transaction.

(iv)            In the event of a bankruptcy of a Peer Company, such company shall remain a Peer Company.

(c)           The following definitions shall apply for purposes of determining whether a Price Renegotiation Event has occurred:

CONFIDENTIAL

“Applicable Weighting Factor” shall mean, (i) with respect to Purchaser, 0.09, (ii) with respect to ATGE, 0.28, (iii) with respect to PRDO, 0.16, and (iv) with respect to STRA, 0.46.

“ATGE” means Adtalem Global Education trading on the New York Stock Exchange on the date of this Agreement under the ticker symbol “ATGE” (as the same may be updated).

“ATGE Closing Stock Price” means the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of ATGE Common Stock for each trading day during the 30 consecutive days prior to the date of the Price Renegotiation Event Notice.

“ATGE Common Stock” means the common stock of ATGE.

“ATGE Signing Stock Price” means $25.88, which is the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of ATGE Common Stock for each trading day during the 30 consecutive trading days prior to the first trading day immediately preceding the date of this Agreement.

“Peer Companies” means, collectively, Purchaser, ATGE, PRDO and STRA, and, individually, each a “Peer Company”.

“PRDO” means Perdoceo Education Corporation trading on the NASDAQ stock market on the date of this Agreement under the ticker symbol “PRDO” (as the same may be updated).

“PRDO Closing Stock Price” means the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of PRDO Common Stock for each trading day during the 30 consecutive days prior to the date of the Price Renegotiation Event Notice.

“PRDO Common Stock” means the common stock of PRDO.

“PRDO Signing Stock Price” means $12.15, which is the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of PRDO Common Stock for each trading day during the 30 consecutive trading days prior to the first trading day immediately preceding the date of this Agreement.

“Purchaser Closing Stock Price” means the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of Purchaser Common Stock for each trading day during the 30 consecutive days prior to the first trading day immediately preceding the date of the Price Renegotiation Event Notice.

“Purchaser Common Stock” means the common stock of Purchaser.

“Purchaser Signing Stock Price” means $29.13, which is the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of Purchaser Common Stock for each trading day during the 30 consecutive trading days prior to the first trading day immediately preceding the date of this Agreement.

“STRA” means Strategic Education, Inc. trading on the NASDAQ stock market on the date of this Agreement under the ticker symbol “STRA” (as the same may be updated).

CONFIDENTIAL

“STRA Closing Stock Price” means the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of STRA Common Stock for each trading day during the 30 consecutive days prior to the date of the Price Renegotiation Event Notice.

“STRA Common Stock” means the common stock of PRDO.

“STRA Signing Stock Price” means $94.27, which is the amount, rounded to the nearest whole cent in U.S. Dollars, equal to the average of the daily VWAP for a share of STRA Common Stock for each trading day during the 30 consecutive trading days prior to the first trading day immediately preceding the date of this Agreement.

“VWAP” means the per day average per share volume-weighted average price as reported by S&P Capital IQ, or any successor thereto, through its “Volume Weighted Average Price” function, for the applicable stock in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the applicable trading day during the applicable period.